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As filed with the SEC on January 23, 2003

Registration No. 333-96703.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 4
to FORM SB-2
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

EAST KANSAS AGRI-ENERGY, L.L.C.
(Exact name of registrant as specified in its charter)

Kansas (State or other jurisdiction of incorporation or organization)	2869 (Primary Standard Industrial Classification Code Number)	48-1251578 (I.R.S. Employer Identification No.)

P.O. Box 225, 210 1/2 East 4th Avenue, Garnett, Kansas 66032
(785) 448-2888
(Address, including zip code, and telephone number,
including area code, of registrant's principal executive offices)

WILLIAM R. PRACHT
20477 S.W. Florida Road, Westphalia, Kansas 66093
(785) 489-2413
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
William E. Hanigan
Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000, Des Moines, Iowa 50309-2510
(515) 242-2400

        Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Limited Liability Company Membership Units	18,000	$1,000	$18,000,000	$1,656.00

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EAST KANSAS AGRI-ENERGY, L.L.C.
a Kansas Limited Liability Company
The Securities being offered by East Kansas Agri-Energy, L.L.C. are:
A Minimum of 9,000 and a Maximum of 18,000
Limited Liability Company Membership Interests designated in Units

	Price to Investor	Proceeds to Company
Per Unit	$1,000.00	$1,000.00
Total Minimum Offering	$9,000,000.00	$9,000,000.00
Total Maximum Offering	$18,000,000.00	$18,000,000.00

Minimum Purchase 10 Units ($10,000)
This Prospectus is dated January 24, 2003.

        We are offering Limited Liability Company membership units ("Units") of East Kansas Agri-Energy, L.L.C., a Kansas limited liability company (referred to herein as "we", "us", or the "Company"). We intend to use the proceeds to pay for a portion of the construction and start-up operational costs of a 20 million gallon per year ethanol plant to be located in Garnett, Kansas.

        Offering Terms.    The initial public offering price for the Units (hereinafter referred to as the "Offering") will be $1,000 per Unit. A Unit represents a pro rata ownership interest in our capital, profits, losses and distributions. An investor must purchase a minimum of ten (10) Units ($10,000 minimum investment). Investments will be held in an escrow account until either sufficient capital is raised or the offering is closed or terminated. We are selling the Units directly to investors without using an underwriter. We intend to raise a minimum of $9,000,000 and a maximum of $18,000,000 through the Offering.

        That these securities have been registered with the Securities and Exchange Commission does not indicate that the securities have been either approved or disapproved by the Securities and Exchange Commission or any state securities commission or that the Securities and Exchange Commission or any state securities commission has passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

        These securities are speculative securities and involve a significant degree of risk (see "RISK FACTORS" starting on page 7), and will constitute an investment in an illiquid security since no public or other market for the Units now exists or is expected to develop. Risk factors include, but are not limited to, the following:

  •
  We are a start-up entity, and we will initially be engaged in construction and we will not be able to generate revenue for at least 14-16 months after the offering closes;

  •
  We will need to obtain significant financing for construction from various sources;

  •
  Our operations are subject to construction risks, fluctuations in the price of corn, utilities and ethanol, which are affected by various factors, including weather, production levels, supply, demand and government subsidies and regulations;

  •
  Cash distributions depend on our future performance, and are affected by our debt covenants, reserves and operating expenditures;

  •
  There are unique tax consequences associated with holding the Units, such as the fact that income allocations may result in a tax liability that exceeds the amount of any potential cash distributions made on the Units.

  •
  Our Units are subject to significant transfer restrictions, and no public market exists for the Units and no public market is expected to develop; there are significant limitations on members' ability to withdraw their investment;

  •
  Members' voting rights are limited, and directors will control and manage our affairs;

  •
  We will depend on Fagen, Inc, ICM, Inc, and Value Add Ventures, LLC for the execution of our business plan;

  •
  Conflicts of interest exist and may arise in the future between us, our members, our directors, their affiliates, or the companies upon which we will depend;

  •
  Our success depends upon federal and state incentives that support the ethanol industry; and

  •
  We are subject to extensive environmental regulations, which could result in claims, fines or compliance expenditures.

i

BUSINESS	37
Primary Product—Ethanol	37
Description of Dry Mill Process	37
Thermal Oxidizer	39
By-products	39
Corn Feedstock Supply	39
Ethanol Markets	41
Ethanol Pricing	43
Federal Ethanol Supports	44
Project Location; Proximity to Markets	45
Transportation And Delivery	45
Utilities	45
Our Primary Competition	46
Competition From Alternative Fuel Additives	48
Employees	49
Sales and Marketing	49
Strategic Partners and Development Services Team	50
Construction of the Project; Proposed Design-Build Contract	51
Regulatory Permits	54
Nuisance	58
MANAGEMENT	59
Executive Officers And Directors	59
Business Experience Of Directors And Officers	59
Committees of the Board of Directors	61
EXECUTIVE COMPENSATION	62
Employment Agreements	62
Reimbursement of Expenses	62
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	62
LIMITATIONS OF DIRECTORS' AND UNIT HOLDERS' LIABILITY AND INDEMNIFICATION	64
PLAN OF DISTRIBUTION	64
The Offer	64
Method of Subscription	65
Subscription Period	65
Delivery of Certificates	66
Suitability of Investors	66
Summary of Promotional and Sales Material	66
DESCRIPTION OF MEMBERSHIP UNITS	67
Membership Units	67
Restrictive Legend On Membership Certificate	67
Maximum Ownership Percentage	68
Voting Limitations	68
Separable Interests	68
Distributions	69
Capital Accounts and Contributions	70
Allocation of Profits and Losses	70
Special Allocation Rules	70
RESTRICTIONS ON TRANSFER OF UNITS	71

ii

SUMMARY OF OUR OPERATING AGREEMENT	71
Binding Nature of Operating Agreement	71
Management	71
Replacement of Directors	72
Unit Holder	72
Dissolution	73
Unit Transfer Restrictions	73
Amendments to Operating Agreement	73
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS	74
Partnership Status	74
Publicly Traded Partnership Rules	75
Tax Treatment of Our Operations; Flow-Through of Taxable Income and Loss; Use of Calendar Year	76
Tax Consequences to Our Unit holders	76
Tax Treatment of Distributions	76
Initial Tax Basis of Units and Periodic Basis Adjustments	77
Tax Credits to Unit Holders	77
Deductibility of Losses; At-Risk; Passive Loss Limitations	78
Passive Activity Income	79
Allocations of Income and Losses	79
Allocations to Newly Admitted Unit holders or Transferees of Units	79
Reporting Requirement	80
Alternative Minimum Tax	80
Tax Consequences upon Disposition of Units	80
Effect of Tax Code Section 754 Election on Unit Transfers	80
Our Dissolution and Liquidation May Be Taxable to Investors, Unless Our Properties are Distributed In-kind	81
Audit of Income Tax Returns	81
Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties	82
State and Local Taxes	82
LEGAL MATTERS	82
TRANSFER AGENT	83
ADDITIONAL INFORMATION	83
INDEX TO FINANCIAL STATEMENTS	84

iii

PROSPECTUS SUMMARY

        Because this is a summary, it does not contain all the information that may be important to you. You should read the entire Prospectus carefully, including the risk factors and financial statements, before you decide whether to invest.

        We are offering Units of East Kansas Agri-Energy, L.L.C., a Kansas limited liability company (the "Offering"). We intend to use the proceeds to pay for a portion of the construction and start-up operational costs of a 20 million gallon per year ethanol plant to be located near Garnett, Kansas. We will also need significant debt financing in order to complete the project. Our financing plan therefore contemplates substantial leverage. This is our initial public offering and no public market exists for our Units. The public offering price for the Units will be $1,000.00. Each Unit represents a pro rata ownership interest in the company's capital, profits, losses and distributions. An investor must purchase a minimum of ten (10) Units ($10,000.00 minimum investment).

        We are selling the Units directly to investors without using an underwriter. An aggregate minimum purchase of $9 million by all investors will be required before we will accept any subscriptions. All funds we receive from investors will be held in an interest-bearing escrow account with Garnett State Savings Bank, Escrow Agent, until at least the minimum subscription amount of $9 million is received by us. We will return your investment to you with interest if we do not raise the $9 million minimum and secure a binding written agreement for up to $27 million in debt financing by January 24, 2004.

The Company

        East Kansas Agri-Energy, L.L.C., a Kansas limited liability company, was organized on January 3, 2001 to construct and operate an ethanol plant to be located in Garnett, Kansas. We have entered into a letter of intent with an ethanol construction and engineering firm, Fagen, Inc. to design and construct our proposed ethanol plant. Fagen, Inc. will be our design-builder and ICM, Inc. is expected to be Fagen, Inc.'s primary subcontractor. The letter of intent is not a binding legal agreement, and either party may withdraw at any time without penalty or further obligation. Our business address is currently P.O. Box 225, 210 1/2 East 4th Avenue, Garnett, Kansas 66032. Our telephone number is (785) 448-2888.

The Offering

        We are offering 18,000 Units under the maximum offering and 9,000 Units under the minimum offering. The price per Unit is $1,000 per Unit with a minimum investment of $10,000.There are currently 1,220 Units issued and outstanding. After the Offering, there will be 19,220 Units issued and outstanding under the maximum offering and 10,220 Units issued and outstanding under the minimum offering.

The Project

        If we are successful in this Offering, and are able to obtain the debt financing that we seek, we plan to build a 20 million-gallon per year dry mill ethanol and livestock feed plant (the "Plant"). The proposed Plant is expected to convert, on an annual basis, approximately 7.5 million bushels of corn and sorghum into approximately 20 million gallons of ethanol, 64 thousand tons of dried distillers grains with solubles ("DDGS") and 63 thousand tons of raw carbon dioxide gas. We are in the process of acquiring 21 acres of land for the project and have received an option to purchase the real estate from the City of Garnett, Kansas. We expect to commence construction, depending upon the season and the weather, approximately 60 days after we close on this Offering, which is contingent upon our receipt of written agreements from lenders to provide debt financing and subject to our entering into anticipated construction agreements with Fagen, Inc. and ICM, Inc. that provide for the commencement of construction within 60 days after closing of this Offering. There are no assurances that we will be able raise the minimum amount of capital to close, to secure debt financing, or to finalize agreements with Fagen, Inc. and ICM, Inc. regarding construction of the Plant. If we can satisfy these contingencies, and construction is commenced within 60 days of closing, we expect that the construction will take approximately 14 to 16 months, with an additional two months of post-construction testing and engineering. Assuming that the foregoing contingencies are satisfied, we plan to begin accepting shipments of grain and producing ethanol and distillers grains approximately 16 to 18 months after the close of this Offering.

        Fagen, Inc. has been the principal contractor on 13 ethanol projects and has performed significant work on a total of 29 projects. Fagen, Inc. and ICM, Inc. have developed, designed and built numerous ethanol plants throughout the country. Fagen, Inc. may appoint a representative to serve on our Board of Directors if Fagen, Inc. purchases a substantial number of our Units, as we expect.

        The following diagram depicts the Plant that we intend to build:

East Kansas Agri-Energy, L.L.C. Proposed Ethanol Plant
GRAIN HANDLING & MILLING
MASH PREP & LIQUEFACTION
FERMENTATION
DISTILLATION
SEPARATION
EVAPORATION
DEHYDRATION
PRODUCT STORAGE

Our Financing Plan

        Our letter of intent with Fagen, Inc. provides that the proposed ethanol Plant will cost no more than $30 million. We expect that expenses incidental to construction will cost approximately $5.9 million. We intend to raise a minimum of $9 million in this Offering and seek the balance of approximately $26.6 million in debt. If all 18,000 Units are issued for $1,000 each, approximately $17.6 million will be sought in term debt from banks. If less than the maximum number of Units are sold, the amount of the debt will be raised proportionately to achieve the approximately $35.6 million dollar funding of equity and term debt. If less than 18,000 Units, but more than the minimum 9,000 Units are sold, we may also seek third party credit providers to provide subordinated debt for the construction and initial operating and maintenance costs of the project. We may also seek a $1 million revolving line of credit to pay for future operating and maintenance costs. Because the amount of equity raised is not known at this time, the amount of total debt is also not known. If the minimum amount of equity is not raised, the Offering will not close. We have no contracts or commitments with any bank, lender or financial institution for this debt financing, but we will not close on this Offering until we execute binding financing agreements. This does not mean that we, in fact, will have received or will thereafter receive funding under these binding financing agreements. We expect that we will be required to use the funds raised from this Offering prior to receiving the debt financing funds to begin construction of the Plant. In the event that a lender later refuses to disburse the funds as agreed, we will continue to use proceeds from this Offering to pay construction costs and will resort to whatever means are available to us to obtain the funds from the lender, including legal action. In total, we intend to raise approximately $35.6 million. There are no assurances that we will be able to obtain the necessary debt financing or other financing or grants referred to in this section.

Summary of Operating Agreement

        Because we are a limited liability company, we are governed by an Operating Agreement. Our Operating Agreement provides that our business and affairs be exclusively managed by a Board of Directors. The Board of Directors shall consist of at least seven but no more than eleven Directors. Unit holders may vote on a limited number of items, such as dissolving the Company, amending the Operating Agreement and electing future Directors. See "MANAGEMENT."

        As a Unit holder, you will have a capital account to which your contributions will be credited. Your account will also be increased by your allocated share of our profits and other applicable items of income or gain. We will decrease your account for your share of our losses and other applicable items of expenses or losses and any distributions that are made to you. Generally, we will allocate our profits and losses to you based upon the number of Units you own.

        We expect to be treated as a partnership for federal income tax purposes. We will not pay any federal income taxes and will instead allocate net income to Unit holders who must include that income as part of his or her taxable income. This means that you will have to pay taxes on your allocated share of our income whether or not we makes a distribution to you in that year. See "FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS."

        Transfer of your Units is restricted by our Operating Agreement. Generally, unless a transfer is by operation of law, such as due to death, you cannot transfer your Units without the prior written approval of a majority of the Directors. Directors will not approve any transfer until the proposed ethanol Plant is operating, even as part of the 2% allowed transfers that fall within the safe harbor of the publicly traded partnership provisions of the tax code, described more fully below. This means that your Units will not be transferable for at least nine months, and possibly longer than 18 months, after we close on the Offering. We will not be generating any revenue during that time. Your investment in us may remain illiquid for the life of the Company. See "DESCRIPTION OF MEMBERSHIP UNITS."

        Our operating agreement prohibits you from owning, either directly or indirectly, more than twenty-five percent (25%) of our issued and outstanding Units at any given time.

Distributions

        In each fiscal year, we intend to distribute net operating cash flow to the Members in accordance with their respective ownership interests. The amount of any distributions will be determined in the sole discretion of the Board of Directors.

Suitability Of Investors

        Investing in our Units is highly speculative and very risky. Our Units are suitable only as a long-term investment and only if you can bear a complete loss of your investment. Our Units are suitable only for persons of adequate financial means. We do not expect any public market to develop for the Units, which means that it will be difficult to sell them. In addition, our Operating Agreement significantly restricts the transferability of Units and prohibits most sales or transfers without the consent of our Board of Directors. You should not buy these Units if you need to quickly sell them in the future. Accordingly, investors must either be involved in farming, have an annual income of at least $45,000; or have a net worth of at least $150,000, exclusive of home, furnishings and automobiles. No investor will be allowed to invest more than 10% of his or her net worth in our Units. The Board of Directors reserves the right to reject any subscription for any reason.

Subscription Procedures

        Investors must complete the subscription agreement included as Exhibit 4.2 to this Prospectus, draft a check payable to Garnett State Savings Bank, Escrow Agent for East Kansas Agri-Energy, L.L.C.," for an amount representing not less than 10% of the amount due for the Units for which subscription is sought, which amount will be deposited in the escrow account; sign a full recourse promissory note and security agreement; and deliver to us these items and an executed copy of the signature page to our Operating Agreement. In the subscription application, an investor must make representations to us concerning, among other things, that he or she has received our Prospectus and any supplements, agrees to be bound by the Operating Agreement and understands that the Units are subject to significant transfer restrictions. The subscription application also requires information about the nature of your desired ownership of your Units, your state of residence and your taxpayer identification or social security number.

        The promissory note and security agreement will obligate the investor to pay on demand the balance of the amount due for the Units for which subscription is sought and will grant the Company a security interest in the investor's Units. Once we receive subscriptions for the minimum amount of the Offering, the Investors will be given written notice by mail that payment is due and 20 days to remit the appropriate funds. Investors that participate in the Offering after this event will, upon acceptance of the subscription application, be given notice that payment is due and 20 days to remit the amount due on the note. Funds submitted in satisfaction of the promissory notes will be deposited in the escrow account until those funds are released from escrow. Amounts due under the promissory note that are not timely paid will accrue interest at a rate of 12% per year, and each investor will agree to reimburse the Company for amounts expended in collecting those amounts. In the event that a subscriber defaults on the promissory note, we intend to pursue that defaulting subscriber for payment of the amount due by any legal means, including, but not limited to, retention of the initial 10% payment and acquisition of a judgment against the subscriber.

        In the event that we acquire sufficient equity proceeds to release funds from escrow prior to your initial investment, you must complete the subscription agreement, draft a check payable to East Kansas Agri-Energy, L.L.C., for the full amount due for the Units for which subscription is sought, and deliver to us these items and an executed copy of the signature page to our Operating Agreement to participate in the Offering.

        Our Board of Directors reserves the right to reject any subscription. If we accept your application, we will issue a certificate signifying your membership Units and send you notice of such issuance, but, pursuant to the security agreement, we will retain, as collateral, the certificate until such time that the amount due on the promissory note is satisfied. The certificate will be the exclusive collateral for the note, but we may take recourse against you and your assets for nonperformance. If we reject your subscription, we will return your application, check and signature page within 30 days of the date on which your subscription is rejected.. We may not consider the acceptance or rejection of your application until after we have received applications from investors totaling at least $9 million or until a future date near the end of this Offering.

        Investors that may be deemed the beneficial owners of 5% or more, and 10% or more of our issued and outstanding Units may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act. If you believe that you may become the beneficial owner of 5% or more of our outstanding Units, you should consult your own legal counsel to determine what filing and reporting obligations you may have under the federal securities laws.

Escrow Procedures

        Proceeds from subscriptions for the Units will be deposited in an interest-bearing escrow account that we have established with Garnett State Savings Bank, as escrow agent under a written escrow agreement. We will not release funds from the escrow account until the specific conditions to releasing funds from the escrow account are satisfied. Those conditions are (a) the subscription proceeds in the escrow account equals or exceeds $9.0 million (exclusive of interest); (b) we obtain a written debt financing commitment sufficient to carry out our business plan; (c) we elect, in writing, to terminate the escrow agreement; and (d) release is approved by the Kansas Securities Commission.

Closing the Offering

        If we successfully close the Offering, we will deliver to you a certificate representing your ownership of Units within 30 days of that closing, provided that you have satisfied your obligation under the promissory note. You will not be able to access your funds in the escrow account. We will invest the escrow funds in short-term certificates of deposit issued by a bank, short-term securities issued by the United States government, money market funds, or other financial vehicles including those available through the escrow agent.

        Even if we are successful in releasing funds from the escrow account, we intend to allow the Offering to continue until January 24, 2004 or some earlier date, at our discretion. We may terminate the Offering prior to closing the Offering and, in that event, we will return your investment with interest, less escrow fees, by the close of the next business day or as soon as possible after the termination of the Offering under the following scenarios:

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  If we determine in our sole discretion to terminate the Offering prior to January 24, 2004;

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  If we do not raise the $9,000,000 minimum by January 24, 2004; or

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  Even if we raise the $9,000,000 minimum, but as of January 24, 2004 we do not have binding written agreements with a lender or lenders for approximately $27,000,000 or such amount as the Board of Directors deems sufficient to complete construction and start-up of the Plant.

Important Notices To Investors

        These securities have not been registered under the securities laws of any state other than the states of Kansas and Missouri and are being offered and sold in other states in reliance on exemptions from the registration requirements of the laws of those and other states.

        In making an investment decision, investors must rely on their own examination of the entity creating the securities and the terms of the offering, including the merits and risks involved. Investors should not invest any funds in this offering unless they can afford to lose their entire investment. There is no public market for the Units and it is not expected that there will be a market for the resale of the Units in the foreseeable future. Furthermore, there are substantial restrictions on the transferability of the Units within the securities laws and the operating agreement to which the Units are subject.

Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time.

        These securities have been registered with the Securities Bureaus of Kansas and Missouri. Such registration does not, however, indicate approval, disapproval, recommendation or endorsement of the securities by the Securities Bureaus of Kansas or Missouri, nor do those bureaus pass on the accuracy or completeness of any statement made herein.

        This Registration Statement does not constitute an offer to sell or the solicitation of an offer to purchase any securities in any jurisdiction in which or to any person to whom it would be unlawful to do so. No representations or warranties of any kind are intended or should be inferred with respect to the economic returns or tax benefits of any kind which may accrue to the investors of the securities.

        During the course of the Offering of the Units and prior to the sale of the Units, each prospective purchaser and his representatives, if any, are invited to ask questions of and obtain additional information from our representatives concerning the terms and conditions of this Offering, us, our business, and other relevant matters. Such information will be provided by us to the extent that we possess such information or can acquire it without unreasonable effort or expense. Prospective purchasers or representatives having questions or desiring additional information should contact us at (785)  448-2888 or any of the board members listed below:

NAME	POSITION	PHONE NUMBER
William R. Pracht	Chairperson, Board Member	785-489-2413
Roger Brummel	Vice Chairperson, Board Member	785-448-2995
Daniel V. Morgan	Secretary, Board Member	785-867-2318
Jill A. Zimmerman	Treasurer, Board Member	785-448-5968
Scott A. Burkdoll	Board Member	785-869-3860
Glenn A. Caldwell	Board Member	785-448-4174
Daniel L. Guetterman	Board Member	913-533-2443
Douglas L. Strickler	Board Member	620-365-2739
James Westagard	Board Member	785-835-6496

RISK FACTORS

        The purchase of Units involves substantial risks and the investment is suitable only for persons with the financial capability to make and hold long-term investments not readily converted into cash. Investors must, therefore, have adequate means of providing for their current and future needs and personal contingencies. Prospective purchasers of the Units should carefully consider the Risk Factors set forth below, as well as the other information appearing in this Prospectus, before making any investment in the Units. Investors should understand that there is a possibility that they could lose their entire investment in us.

Risks Related to Tax Issues

  General Statement Regarding Tax Issues

        This section of the Prospectus describes some of the more important federal income tax risks and consequences of your participation us. No information regarding state and local taxes is provided. Each prospective member should consult his tax advisor concerning the impact that his participation in the company may have on his federal income tax liability and the application of state and local income and other tax laws to his participation in us. Although we will furnish Unit holders with such information regarding us as is required for income tax purposes, each Unit holder will be responsible for preparing and filing his own tax returns.

        The following summary of the tax aspects is based on the Internal Revenue Code of 1986, as amended (the "Code"), on existing Treasury Department regulations ("Regulations"), and on administrative rulings and judicial decisions interpreting the Code. Significant uncertainty exists regarding certain tax aspects of limited liability companies. Such uncertainty is due, in part, to continuing changes in federal tax law that have not been fully interpreted through regulations or judicial decisions. Tax legislation may be enacted in the future that will affect us and a Unit holder's investment in us. Legislative or administrative changes and judicial decisions could modify or change completely statements and opinions expressed below about the federal income tax consequences of an investment in us. Additionally, the interpretation of existing law and regulations described here may be challenged by the Internal Revenue Service during an audit of our information return. If successful, such a challenge likely would result in adjustment of a Unit holder's individual return.

        Our opinions expressed in the following discussion are only opinions that the tax law results described are more likely than not to be the tax law results which should occur, subject to any conditions stated in the particular section of this discussion which states such tax law conclusions. The following opinions are not binding on the Internal Revenue Service and do not in any way constitute an assurance that the Internal Revenue Service will agree with the federal income tax consequences described. We do not guarantee any particular tax treatment. Further, no rulings have been requested from the Internal Revenue Service with respect to the matter discussed in this section. We do not intend to obtain any such rulings.

        The following summary of tax aspects generally assumes that the investor is an individual and is a United States citizen or resident. The following discussion is only a summary and is limited to those areas of federal income tax law that are considered to be most important to individual investors owning interests in limited liability companies holding property for capital appreciation and income production. Accordingly, prospective investors are urged to consult their tax advisors about their individual circumstances (especially if the prospective investor is not an individual) and the federal, state, local and other tax consequences arising out of their participation as Unit holders in us. In evaluating the investment, a prospective investor should take into account the cost of obtaining such advice.

        IRS Classification of the Company as a Corporation Rather Than as a Partnership Would Result in Higher Taxation and Reduced Profits

        We are a Kansas limited liability company that has elected to be taxed as a partnership for federal and state income tax purposes, with income, gain, loss, deduction, and credit passed through to the holders of the Units. However, if for any reason the Internal Revenue Service ("IRS") would successfully determine that we should be taxed as a corporation rather than as a partnership, we would be taxed on our net income at rates of up to 35% for federal income tax purposes, and all items of our income, gain, loss, deduction, and credit would be reflected only on our tax returns and would not be passed through to the holders of the Units. In addition, if we were to be reclassified by the IRS as a "publicly traded partnership", we would be taxed as a corporation. The IRS might seek such reclassification if our Units are publicly traded or frequently transferred. We have included provisions in our Operating Agreement designed to avoid this result, and, as a result we do not expect to be so reclassified. However, if we were to be taxed as a corporation for any reason, distributions we make to investors will be treated as ordinary dividend income to the extent of our earnings and profits, and the payment of dividends would not be deductible by us, thus resulting in double taxation of our earnings and profits. See "FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS—Partnership Status." If we pay taxes as a corporation, we will have less cash to distribute as a dividend.

        The IRS May Classify Your Investment as Passive Activity Income, Resulting in Your Inability to Deduct Losses Associated with Your Investment

        It is likely that an investor's interest in us will be treated as a "passive activity." If an investor is either an individual or a closely held corporation, and if the investor's interest is deemed to be "passive activity," then the investor's allocated share of any loss we incur will be deductible only against income or gains the investor has earned from other passive activities. This situation often arises when limited liability companies and limited partnerships conduct a business in which the holder is not a material participant. Passive activity losses that are disallowed in any taxable year are suspended and may be carried forward and used as an offset against passive activity income in future years. If a taxpayer's entire interest in a "passive activity" is disposed of to an unrelated person in a taxable transaction, suspended losses with respect to that activity may then be deducted. These rules could restrict an investor's ability to currently deduct any of our losses that are passed through to such investor.

  Income Allocations Assigned to an Investor's Units May Result in Taxable Income in Excess of Cash Distributions

        As discussed above, we expect to be treated as a partnership for federal and state income tax purposes. Investors will pay tax on their allocated shares of our taxable income. An investor may receive allocations of taxable income that result in a tax liability that is in excess of any cash distributions we may make to the investor. This result might occur due to, among other things, accounting methodology, lending covenants that restrict our ability to pay cash distributions, or our decision to retain the cash generated by the business to fund our operating activities and obligations. Accordingly, investors may be required to pay some or all of the income tax on their allocated shares of our taxable income with personal funds.

  The IRS May Audit Our Income Tax Returns, Resulting in Additional Tax Liabilities and Audit Risks to Our Investors

        The IRS may audit our income tax returns and may challenge positions taken by us for tax purposes and may seek to change our allocations of income, gain, loss, and deduction to investors. If the IRS were successful in challenging our allocations in a manner that reduces loss or increases income allocable to investors, investors may have additional tax liabilities. In addition, such an audit could lead to separate audits of an investor's tax returns, especially if adjustments are required, which could result in adjustments on an investors' tax returns. Any of these events could result in additional tax liabilities, penalties and interest to investors, and the cost of filing amended tax returns.

Risks Related to the Offering

        We Are Not Experienced in Selling Securities and No One Has Agreed to Assist Us or Purchase Any Units That We Can Not Sell Ourselves

        We are making this Offering on a "best efforts" basis. We have no underwriter or placement agent for the Offering, and there can be no assurance that the Offering will be successful. We plan to offer the Units directly to investors. We plan to advertise in local media and mail information to area residents, the names of whom will be provided to us by farmer trade associations. We also plan to hold informational meetings throughout eastern Kansas and western Missouri. Our Directors have significant responsibilities in their primary occupations in addition to trying to raise capital for us. These individuals have no broker-dealer experience and have never been involved in a public offering of securities. There can be no assurance that our Directors will be successful in seeking investors for the Offering.

  We Will Only Sell Our Units Regionally, Which Will Limit the Number of Available Investors

        The Company does not plan to register the Offering with any state securities regulatory body other than the Kansas Securities Commission and the Missouri Securities Division. As a result, we may not generally solicit investors in any jurisdictions other than the States of Kansas and Missouri. This limitation may result in the Offering being unsuccessful.

  Failure to Sell the Minimum Number of Units Will Result in the Failure of This Offering

        We may not be able to raise the minimum amount of equity required to close on this Offering. We must sell Units with a minimum price of at least $9,000,000 to close on the Offering. If we cannot close on this Offering by January 24 2004, we will return investors' money with nominal interest, less expenses for escrow agency fees. This means that from the date of an investor's investment up to January 24 2004, the investor will earn a rate of investment on the money he or she deposits with us in escrow likely equal to the Federal Reserve Discount rate for the Kansas City Region minus 1/4% variable daily and, as of May 9, 2002, stood at 1.74%. If we sell Units with an aggregate price of less than less than $9,000,000, the Offering would fail. Additionally, investors should not assume that the $9,000,000 minimum will be sold only to unaffiliated third party investors. Units may be sold to affiliated or institutional investors that may acquire enough Units to influence the manner in which the Company is managed. These investors may influence the business in a manner more beneficial to them than other investors. Finally, investors will not be allowed to withdraw their investments in any event, absent a rescission offer tendered by the Company. No such rescission offer is anticipated.

  Proceeds of This Offering Are Subject to Promissory Notes Due After the Offering is Closed

        Ninety percent (90%) of the proceeds of this Offering will be subject to promissory notes that will not be due until after the Offering is closed. In order to become a Member in the Company, each person must, among other requirements, submit a check in the amount of ten percent (10%) of the total amount due for the number of Units for which subscription is sought, and a promissory note for the balance of the ninety percent (90%) of the total amount due for the Units. That balance will become due within twenty (20) days of the date of our notice that our sales of Units, including the amounts owed under the promissory notes, have exceeded the Minimum Escrow Deposit of $9,000,000. The satisfaction of the promissory notes will depend upon the investors' ability to pay. We will retain a security interest in the investor's Units. We intend to retain the initial payment and to seek damages from any investor who defaults on the promissory note obligation. The success of the Offering depends on the payment of these amounts by the obligors.

Risks Related to the Units

        We Will Construct the Plant By Means of Substantial Leverage of Equity, Resulting in Substantial Debt Service Requirements

        The debt requirements necessary to implement our business plan will result in substantial debt service requirements. Upon completion of the Plant, we anticipate that our total term debt obligations will be approximately $17.4 million, assuming that all 18,000 Units are issued for $1,000 each, and our capital structure will be highly leveraged. Additionally, because we expect a potential senior lender to require seniority over a minimum of 40% of our total capital, if we sell only Units with a price of the minimum $9 million, we expect to be required to seek up to $3.75 million of subordinated debt. The interest rates and other terms of subordinated debt generally exceed or are more stringent that those of conventional financing. If we sell Units with a price of only the minimum $9 million necessary to close this Offering but do not need subordinated debt, our anticipated term debt obligations could exceed $25.29 million. Our debt load and service requirements could have important consequences which could reduce the value of your investment, including:

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  Limiting our ability to borrow additional amounts for operating capital and other purposes or creating a situation in which such ability to borrow may be available on terms that are not favorable to us;

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  Reducing funds available for operations and distributions because a substantial portion of our cash flows will be used to pay interest and principal on our debt;

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  Making us vulnerable to increases in prevailing interest rates;

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  Placing us at a competitive disadvantage because we may be substantially more leveraged than some of our competitors;

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  Subjecting all or substantially all of our assets to liens, which means that there will be virtually no assets left for members in the event of a liquidation; and

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  Limiting our ability to adjust to changing market conditions, which could make us more vulnerable to a downturn in general economic conditions or in our business.

        In the event that we are unable to pay our debt service obligations, our creditors could force us to: (a) reduce or eliminate distributions to Unit holders (even for taxes) or (b) reduce or eliminate needed capital expenditures. It is possible that we could be forced to sell assets, seek to obtain additional equity capital or refinance or restructure all or a portion of our debt. In the event that we are unable to refinance our indebtedness or raise funds through asset sales, sales of equity or otherwise, our business would be adversely affected and we may be forced to liquidate

  No Public Trading Market Exists for Our Units and We Do Not Anticipate the Creation of Such a Market

        There is currently no established public trading market for our Units and an active trading market will not develop despite this Offering. To maintain our partnership tax status, you may not trade the Units on an established securities market or readily trade the Units on a secondary market (or the substantial equivalent thereof). We therefore will not apply for listing of the Units on any stock exchange or on the NASDAQ Stock Market. As a result, you will not be able to readily sell your Units.

        We Have Placed Significant Restrictions on Transferability of The Units, Limiting an Investor's Ability to Withdraw from the Company

        The Units will be subject to certain restrictions on transfer pursuant to our Operating Agreement. In addition, transfers of the Units may be restricted by federal and state securities laws. As a result, investors may not be able to liquidate their investments in the Units and therefore may be required to assume the risks of investments in us for an indefinite period of time. See "SUMMARY OF OUR OPERATING AGREEMENT."

        To help ensure that a secondary market does not develop, our Operating Agreement prohibits transfers without the approval of our Board of Directors. The Board of Directors will not approve transfers unless they fall within "safe harbors" contained in the publicly-traded partnership rules under the tax code, which include, without limitation, the following:

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  Transfers by gift;

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  Transfer upon death of a member;

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  Transfers between family members; and

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  Transfers that comply with the "qualifying matching services" requirements.

        Any transfers of Units in violation of the publicly traded partnership rules or without the prior consent of the Board will be null and void.

  Lenders May Require Us to Abide By Restrictive Loan Covenants That May Hinder Our Ability to Operate

        We anticipate that the loan agreements governing our secured debt financing will contain a number of restrictive affirmative and negative covenants. These covenants may limit our ability to, among other things:

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  Incur additional indebtedness;

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  Make capital expenditures in excess of prescribed thresholds;

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  Make distributions to Unit holders, or redeem or repurchase Units;

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  Make various investments;

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  Create liens on our assets;

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  Utilize the proceeds of asset sales; or

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  Merge or consolidate or dispose of all or substantially all of our assets.

        We will also likely be required to maintain specified financial ratios, including minimum cash flow coverage, minimum working capital and minimum net worth. We will also likely be required to utilize a portion of any excess cash flow generated by operations to prepay our term debt. A breach of any of these covenants or requirements could result in a default under our debt agreements. If we default, and if such default is not cured or waived, a lender could, among other remedies, accelerate our debt and declare that such debt is immediately due and payable. If this occurs, we may not be able to repay such debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Such an occurrence could cause us to cease building the Plant, or if the Plant is constructed, such an occurrence could cause us to cease operations. No assurance can be given that our future operating results will be sufficient to achieve compliance with such covenants and requirements, on in the event of a default, to remedy such default.

  These Units Will Be Subordinate to Our Debts and Other Liabilities, Resulting in a Greater Risk of Loss for Investors

        The Units are unsecured equity interests in East Kansas Agri-Energy and are subordinate in right of payment to all our current and future debt. In the event of our insolvency, liquidation, dissolution or other winding up of our affairs, all of our debts (including winding-up expenses) must be paid in full before any payment is made to the holders of the Units. In the event of our bankruptcy, liquidation or reorganization, all Units will be paid ratably with all our other equity holders, and there is no assurance that there would be any remaining funds after the payment of all our debts for any distribution to the holders of the Units.

  We Determined the Offering Price for Our Units Arbitrarily

        The Offering price for the Units was determined arbitrarily by our Board of Directors, without any consultation with third parties. There is no underwriter for the Offering or for establishing an offering price. The Offering price of the Units is not, therefore, based on customary valuation or pricing techniques for new issuances.

  These Units Will Be Subject to Dilution in Value

        We have issued 1,220 Units to our seed capital investors at a price of $500 per Unit, a price lower than the price of Units in this Offering. The issuance of the seed capital Units is dilutive to the Units offered in this Offering. In addition, if for any reason we are required in the future to raise additional equity capital, and if such equity capital is raised at a lesser price or on more favorable terms than those in this Offering, investors in this Offering would suffer dilution of their Units. There is no assurance that Units will not be diluted in the future. See "DILUTION."

  Investors Purchasing Our Units in This Offering Will Have Essentially No Control of the Company

        Investors are relying entirely on our Directors to manage our business. Investors have no right to take part in our management, except through the exercise of limited voting rights described in our Operating Agreement. Investors will not have any right to determine the amount or timing of any Distributions, which right is reserved to the sole judgment of the Board of Directors. See "SUMMARY OF OUR OPERATING AGREEMENT."

Risks Related to the Company

  We Have No Operating History or Experience, Which Could Result in Errors in Management and Operations

        We were recently formed and have no history of operations. Accordingly, we can not provide assurance that we can manage start-up effectively and properly staff our operations. Any failure by us to manage our start-up effectively could have a material adverse effect on us, our financial condition, cash flows, results of operations and our ability to execute our business plan. Our proposed operations are subject to all the risks inherent in the establishment of a new business enterprise. We anticipate a period of significant growth, involving the construction and start-up of operations of the Plant and the hiring of our employees. This period of growth and the start-up of the Plant are likely to be a substantial challenge to us. We have limited financial and human resources. We will need to implement operational, financial and management systems and to recruit, train, motivate and manage our employees. We operate in an area of low unemployment.

        Neither we nor our Directors have material experience in the ethanol industry. There is no assurance that we will be successful in completing this Offering, in securing additional debt financing, and/or in our efforts to build and operate the Plant. Even if we successfully meet all of these objectives and begin operations at the Plant, there is no assurance that we will be able to market ethanol and DDGS or to operate profitably.

        Even If We Raise the Minimum Amount of Equity in This Offering, We May Not Obtain the Debt Financing Necessary to Construct and Operate Our Plant, Which Would Result in the Failure of the Company

        We have no contracts or commitments with any bank, lender or financial institution for debt financing, but we will not close on this Offering until we execute binding financing agreements. If debt financing on acceptable terms is unavailable for any reason, we will be forced to abandon our business plan and will return the investors' investments from escrow with nominal interest less deduction for escrow agency fees. Assuming that all 18,000 Units are issued, we are seeking to secure approximately $17.6 million in senior long term debt and approximately $1 million in revolving debt from one or more commercial banks or other lenders to complete its financing. If less than the maximum number of Units are sold, the amount of the debt will be raised proportionately to achieve the approximately $35.6 million of equity and term debt necessary to fund the project. If less than 18,000 Units, but more than the minimum 9,000 Units are sold, we may also seek third party credit providers to provide subordinated debt for the construction and initial operating and maintenance costs of the project. No sources of subordinated debt have been identified at this time. The $1 million revolving line of credit may serve to pay for future operating and maintenance costs. Because the amount of equity raised is not known at this time, the amount and nature of total debt is also not known. If the minimum amount of equity is not raised, the Offering will terminate unsuccessfully.

        We have initiated discussions with potential lenders regarding debt financing, but have not received any commitment for such financing. There is no assurance that such commitment will be received, or if it is received, that it will be on terms acceptable to us. If agreements to obtain debt financing are arranged and executed, we expect that we will be required to use the funds raised from this Offering prior to receiving the debt financing funds to begin construction of the Plant. In the event that a lender later refuses to disburse the funds as agreed, we will resort to whatever means are available to us to obtain the funds from the lender, including legal action. Such an occurrence may result in the end of our ability to continue operations.

        We have entered into an agreement with Value Add Ventures, LLC for services to assist us as a project consultant in our negotiation of contracts, planning of the equity marketing effort, securing debt financing and other responsibilities related to the development of the Plant. Value Add Ventures may have insufficient experience in this area of expertise. If Value Add Ventures is unable to assist us in successfully obtaining debt financing, we will be unable to move forward with construction of the Plant. Mr. William Reichers, of Volga, South Dakota, and Mr. Paul Casper, of Lake Preston, South Dakota, are the principals of Value Add Ventures, LLC. Mr. Reichers has assisted other companies that were formed to construct producer-owned ethanol plants in their relationships with lenders. This assistance has taken the form of assisting in the negotiating of the terms of a loan, negotiating with lenders to determine the actions that needed to be taken by companies to qualify for a loan, and assisting companies in fulfilling those actions. Recently, Mr. Reichers assisted a producer-owned ethanol company in Iowa in securing debt financing of almost $31.5 million in ten-year term debt and $3.5 million in revolving debt. Mr. Casper has provided similar services for projects like ours for Minnesota Soybean Processors and Big River Resources cooperatives. This constitutes the scope of Value Add Ventures' experience in this field.

        Our Lack of Business Diversification Could Result in the Devaluation of Our Units if Our Revenues from Our Primary Products Decrease

        It is anticipated that our sole business will be that of the production and marketing of ethanol, DDGS, and possibly carbon dioxide (CO2). We do not have any other lines of business or other sources of revenue if we are unable to complete the construction and operation of the Plant or if we are not able to market those products.

        Our Success Is Currently And for the Foreseeable Future Will Be Dependent on Our Founders and Unproven Management, Resulting in Greater Risk of Error in Management of the Company

        We are presently, and are likely for some time to continue to be, dependent upon our founding members, some of whom will serve as our initial Directors. These individuals are experienced in business generally, but generally have no experience in raising capital from the public, in organizing and building an ethanol plant, or in governing and operating a public company. We presently have no employees, and our founders and initial Directors will therefore be instrumental to our success. It is possible that one or more of our founding members and/or initial Directors may later become unable to serve, and we may be unable to recruit and retain suitable replacements.

        Our Board of Directors will have the exclusive right to make all decisions with respect to the management and operation of our business and our affairs. Investors will have no right to participate in the decisions of our Board of Directors or in the management of the Plant. Investors will only be permitted to vote in a limited number of circumstances. See "MANAGEMENT". Accordingly, no person should purchase Units unless such person is willing to entrust all aspects of our management to the Board of Directors. We are presently being managed by our Board of Directors, none of whom has expertise in the ethanol industry. In addition, certain Directors of our Board of Directors are presently engaged in business and other activities outside of and in addition to our business, all of which will impose substantial demand on the time and attention of such Directors. We anticipate hiring a manager for the Plant with experience in the ethanol industry and with a production plant like that to be constructed by us. However, there are a limited number of such individuals available, and with a number of competing plants currently or planned for construction throughout the United States, there is no assurance that we will be successful in attracting or retaining such an individual. Furthermore, we may have difficulty in attracting other competent personnel to relocate to Garnett, Kansas in the event that such personnel are not available locally. Our failure to attract and retain such individuals would likely have a material adverse effect on our operations, because the Plant will require competent personnel to operate at optimal capacity and failure to operate at optimal capacity will adversely effect our financial performance.

  We Will Be Dependent on Fagen, Inc. For Expertise in the Commencement of Operation in the Ethanol Industry

        We are dependent on our relationship with Fagen, Inc., and specifically upon Fagen, Inc.'s employees, Mr. Roland ("Ron") Fagen and Mr. Wayne Mitchell. Messrs. Fagen and Mitchell have considerable experience in the construction, start-up and operation of ethanol plants. Any loss of our relationship with Fagen, Inc. or Messrs. Fagen or Mitchell, particularly during the construction and start-up period for the Plant, may have a material adverse impact on us and our financial performance, because we have developed such a close working relationship with these entities. The time and expense of locating new consultants and contractors would result in unforeseen expenses and delays. Furthermore, we do not have a binding contract with Fagen, Inc., but only a letter of intent. There are no assurances that Fagen, Inc. will enter into a binding contract with us.

  We Have a History of Losses and May Not Ever Operate Profitably

        We organized our legal entity, a Kansas limited liability company, on October 16, 2001; however, we were preceded by an informal steering committee that organized on January 3, 2001. We have adopted the assets, liabilities, and financial activity of the steering committee. For the period from the steering committee's formation on January 3, 2001 through our period ended September 30, 2002, we incurred an accumulated net loss of $132,390. We will continue to incur significant losses until we are able to secure financing and successfully complete construction and commence operations of the Plant. There is no assurance that we will be successful in completing this Offering, in securing additional financing and/or in our efforts to build and operate the Plant. Even if we successfully meet all of these objectives and begin operations at the ethanol Plant, there is no assurance that we will be able to operate profitably.

Risks Related to Regulation and Governmental Action

  Loss of Favorable Tax Benefits for Ethanol Production Could Hinder Our Ability to Operate at a Profit

        The ethanol industry and our business depend on continuation of federal ethanol tax incentives. These incentives have supported a market for ethanol that might disappear without the incentives. The elimination or reduction of tax incentives to the ethanol industry would have a material adverse impact on our business by making it more costly or difficult for us to produce and sell ethanol. These tax incentives include, generally, a lower federal excise tax rate for gasoline blended with at least 10 percent, 7.7 percent, or 5.7 percent ethanol, and income tax credits for blenders of ethanol mixtures and small ethanol producers. Gasoline marketers pay a reduced tax on gasoline that they sell that contains ethanol. The current credit for gasoline blended with 10% ethanol is 5.3¢ per gallon. The subsidy will gradually drop to 5.1¢ per gallon by 2005. Currently, a gasoline marketer that sells gas without ethanol must pay a federal tax of 18.4¢ per gallon compared to 13.1¢ per gallon for gas with 10% ethanol. The tax on gasoline blended with 10% ethanol will gradually increase to 13.3¢ per gallon by 2005. Smaller credits are available for gasoline blended with 7.7 percent and 5.7 percent ethanol.

        Congress also currently provides a 10-cents-per-gallon production income tax credit on up to 15 million gallons of annual ethanol production to so-called Small Ethanol Producers that produce less than 30 million gallons per year. We expect to qualify for these credits and pass them through to our Unit holders, who may then be able to report and utilize the tax credits on their own income tax returns.

        The federal subsidies and tax incentives are scheduled to expire September 30, 2007, but may be replaced by legislation now pending before the United States Senate. See "BUSINESS—Ethanol Markets." These subsidies and tax incentives to the ethanol industry may not continue beyond their scheduled expiration date or, if they continue, the incentives may not be at the same level. The revocation or amendment of any one or more of those laws, regulations or programs could adversely affect the future use of ethanol in a material way, and we cannot assure you that any of those laws, regulations or programs will be continued. If the Small Ethanol Producer Credit is eliminated or sharply curtailed, our Unit Holders may realize a greater federal income tax liability than is otherwise expected.

  Discontinuation of Kansas Tax Incentives Concerning Ethanol Could Hinder Our Ability to Operate at a Profit

        Under current Kansas law, ethanol producers may qualify to receive a production incentive from the State of Kansas. Failure to qualify for the program, in full or in part, or the modification or cessation of the program will have an adverse impact on our profitability. For a producer who commences production after July 1, 2001, the amount of the production incentive is 7.5¢ per gallon sold to an alcohol blender for up to 15 million gallons annually until the program expires in 2011. The producer may receive the payments for no more than seven years. In order to qualify, the producer must sell at least 5 million gallons of agricultural ethanol. In addition, the producer's principal place of business and facility for the production of ethanol must be located within the state of Kansas. Finally, the producer must have made formal application to and conformed to the requirements by the Kansas Department of Revenue.

        If our Plant becomes operational, we expect to qualify for the production incentive payments. We expect to produce approximately 20 million gallons of ethanol annually for sale to alcohol blenders when the Plant becomes operational. In addition, our principal place of business and facility for the production of ethanol will be located within the state of Kansas. Finally, we intend to make formal application to and conform to the requirements of the Kansas Department of Revenue.

        There can be no assurance that we will qualify for the full amount or any amount available under the program. Furthermore, there can be no assurance that the Kansas legislature will not modify or cancel the program.

  A Change in Environmental Regulations or Violations Thereof Could Result in the Devaluation of Our Units

        We will be subject to extensive air, water and other environmental regulation and we will need to obtain a number of environmental permits to construct and operate the Plant. In addition, it is likely that our senior debt financing will be contingent on our ability to obtain the various environmental permits that we will require.

        Ethanol production involves the emission of various airborne pollutants, including particulate (PM10), carbon monoxide (CO), oxides of nitrogen (N0x) and volatile organic compounds. As a result, we will need to obtain an air quality permit from the Kansas Department of Health and Environment ("KDHE"). We intend to apply for and receive this permit during the summer of 2003. We also intend to apply for and receive from the KDHE a storm-water discharge permit, a water withdrawal permit, public water supply permit, and a water discharge permit. We have not applied for any of these permits, but anticipate doing so before we begin construction. Though we do not anticipate a problem receiving all required environmental permits, there is no assurance that this will, in fact, occur. If for any reason any of these permits are not granted, construction costs for the Plant may increase, or the Plant may not be constructed at all. In addition, the KDHE could impose conditions or other restrictions in the permits that are detrimental to us or which increase costs to us above those assumed in our business plan. Any such event could have a material adverse impact on us, our operations, and our financial performance. Depending on the nature of the restriction and the cost of complying with that restriction, that effect could range from a minor financial setback to the discontinuation of operations.

        Even if we receive all required permits from the KDHE, we may also be subject to regulations on emissions from the United States Environmental Protection Agency ("EPA"). Currently the EPA's statutes and rules do not require us to obtain separate EPA approval in connection with construction and operation of the proposed ethanol Plant. Additionally, environmental laws and regulations, both at the federal and state level, are subject to change and often such changes are made retroactively. Consequently, even if we have the proper permits at the present time, we may be required to invest or spend considerable resources to comply with future environmental regulations, to the detriment of our financial performance.

  Other Legislative Or Regulatory Developments May Adversely Effect Our Operations

        The regulation of the environment is a constantly changing area of the law. It is possible that more stringent federal or state environmental rules or regulations could be adopted that could increase our operating costs and expenses. It is also possible that federal or state environmental rules or regulations could be adopted which may have an adverse effect on the use of ethanol. For example, changes in the environmental regulations regarding the required oxygen content of automobile emissions could have an adverse effect on the ethanol industry. Furthermore, Plant operations will likely be governed by the Occupational Safety and Health Administration (OSHA). OSHA regulations may change such that the costs of the operation of the Plant may increase. Any of these regulatory factors may result in higher costs or other materially adverse conditions and may effect our operations, cash flows and financial performance.

        Federal government laws and regulations that require the use of oxygenated gasoline encourage ethanol production and use. Ethanol contains 35% oxygen by weight. When combined with gasoline, ethanol acts as an oxygenate. As a result, the gasoline burns more cleanly, and releases less carbon monoxide and other exhaust emissions into the atmosphere. The federal government encourages the use of oxygenated gasoline as a measure to protect the environment. Oxygenated gasoline is commonly referred to as reformulated gasoline or "RFG." Several United States Senators have introduced legislation that would establish the "Renewable Fuels Standard" (S. 517, 107th Cong.), which would revise the current method in which ethanol use is required. The proposed legislation will determine the specific volume requirements of ethanol to be used in RFG on a nationwide basis. The proposed volumes would begin in the year 2004 at 2.3 billion gallons and grow at a rate of approximately 300 million gallons per year to a volume of 5 billion gallons in 2012. According to a January, 2002 survey by the Renewable Fuels Association, the production capacity of currently operating ethanol plants exceeds 2.3 billion gallons. Additional plants are under construction that will bring total domestic ethanol production capacity to approximately 2.7 billion gallons. See "BUSINESS—Our Primary Competition." Accordingly, initial fuel ethanol production may exceed required volumes under the proposed legislation. If this legislation or similar legislation is adopted, it would likely have a material adverse impact on our operations, cash flows and financial performance.

Risks Related to Construction of the Plant

  We Will Depend on Key Suppliers, Whose Failure to Perform Could Hinder Our Ability to Operate Profitably

        We are highly dependent upon Fagen, Inc. to design and build the Plant, but have no definitive binding agreement with it. We have entered into a non-binding letter of intent with Fagen, Inc. for various design and construction services. Fagen, Inc. has indicated its intention to deliver to us a proposed Design-Build Contract, in which Fagen, Inc. will serve as our general contractor and will engage ICM, Inc. to provide design and engineering services to us. We anticipate that we will execute a definitive binding Design-Build Contract with Fagen, Inc. to construct the Plant, however, there is no assurance that such an agreement will be executed. We anticipate that the Design-Build Contract will contain a number of provisions that are favorable to Fagen, Inc. and unfavorable to us. Additional anticipated contract terms are discussed below. See "BUSINESS—Construction of the Project; Proposed Design-Build Contract". If we were not to execute a definitive, binding Design-Build Contract with Fagen, Inc., or if Fagen, Inc. were to terminate its relationship with us after construction was initiated, there is no assurance that we would be able to obtain a replacement general contractor at all, or on terms acceptable to us. Failure to locate another contractor would result in the failure of the company, and location of a new contractor would likely result in additional expenses, which would detrimentally effect our financial performance.

        We are also highly dependent upon the experience and ability of Fagen, Inc, and ICM, Inc. to train our personnel in operating the ethanol Plant. If the Plant is built and does not operate to the level anticipated by us in our business plan, we will rely on Fagen, Inc. and ICM, Inc. to adequately address such deficiency. There is no assurance that Fagen, Inc. and/or ICM, Inc. will be able to address such deficiency in an acceptable manner, and such failure could result in substantially less revenue than we have forecast as a part of our business plan.

        Fagen, Inc. is currently believed to be either negotiating with other parties, or to have executed contracts with other parties, to begin construction on at least three other ethanol plants in 2002. The proposed Design-Build contract related to some ethanol plants are known to require Fagen, Inc. to pay the other party, liquidated damages of $8,000 per day for each day Fagen, Inc. fails to substantially complete its proposed ethanol plant within 45 days after the scheduled substantial completion date. If other Design-Build contracts between Fagen, Inc. and other parties, contain liquidated damage provisions or consequential damage provisions, and the Design-Build contract between Fagen, Inc. and us does not, there is a risk that Fagen, Inc. may prioritize the completion of these other ethanol plants ahead of the completion of our proposed ethanol Plant in the event that competition arises for limited engineering or construction resources. As a result, our ability to sell ethanol products would be delayed, which may result in additional interest on loans, failure to deliver on contracts, and other, similar effects on our financial performance.

        If the Design-Build contract between us and Fagen, Inc. ultimately includes either a liquidated damages or a consequential damages provision benefiting us, it may also include an early completion bonus provision benefiting Fagen, Inc., although no such provision has yet been agreed upon by the parties. If such a provision is ultimately agreed upon, our payment of an early completion bonus could substantially reduce our net cash flows and financial performance during the periods of the payment of such a bonus.

        We Have No Executed Agreements With Contractors, Which Could Cause the Delay or Prevention of Profitable Operations.

        We have a letter of intent with Fagen, Inc. for various design and construction services. The letter of intent is not a binding contract, and either party could terminate it at any time without penalty or further obligation. Fagen, Inc.'s obligation to build the proposed ethanol Plant is not reflected in a binding definitive agreement and a binding definitive agreement may never be executed. If Fagen, Inc. or ICM, Inc. were to terminate its relationship with us, we might not be able to obtain debt financing and build the Plant, which would force us to abandon our business.

        Construction Delays Could Result in Devaluation of Our Units if Our Production and Sale of Ethanol and Its By-Products Are Similarly Delayed

        We expect that it will be an estimated 14 to 18 months after we close on this Offering and we have secured all necessary permits before we begin operation of the proposed ethanol Plant. Construction projects often involve delays in obtaining permits, construction delays due to weather conditions, or other events that delay the construction schedule. The factors and risks described in this "Risk Factors" section, as well as changes in interest rates or the credit environment, changes in weather, permitting delays, or changes in political administrations at the federal, state or local level that result in policy change towards ethanol or this project, could cause construction and operation delays. If it takes longer to raise the financing, obtain necessary permits or construct the Plant than we anticipate, it would delay our ability to generate revenues and make it difficult for us to meet our debt service obligations. This could reduce the value of your Units.

        Currently we anticipate breaking ground in or near fall of 2003. If we encounter delays in this Offering or in obtaining debt financing or the required permits, our expected date to break ground will also be delayed. If Fagen, Inc. is not able to begin construction on the Plant early enough to complete the framework and enclose the Plant structure before winter conditions require construction to cease, our estimated date for commencing operations will likely be delayed beyond 18 months after closing this Offering.

        Defects in Plant Construction Could Result in Devaluation of Our Units if Our Plant Does Not Produce Ethanol and Its By-Products as Anticipated

        There is no assurance that defects in materials and/or workmanship in the Plant will not occur. Under the terms of the anticipated Design-Build Contract, Fagen, Inc. would warrant that the material and equipment furnished to build the Plant would be new, of good quality, and free from material defects in material or workmanship at the time of delivery. Though the Design-Build Contract is anticipated to require Fagen, Inc. to correct all defects in material or workmanship for a period of one year after substantial completion of the Plant, material defects in material or workmanship may still occur. Such defects could cause us to delay the commencement of operations of the Plant, or, if such defects are discovered after operations have commenced, to halt or discontinue the Plant's operation, which may result in failure of the company, additional interest costs on loans, failure to deliver on contracts, and other, similar negative effects on our financial performance.

        The Plant Site May Have Environmental Problems That Are Not Yet Known to Us, Remediation of Which Could Result in Loss of Capital

        We have selected a site for construction of the Plant and expect the site to be donated to us by the City of Garnett, Kansas. The Plant will be located on property that is located on the south edge of Garnett, Kansas. There can be no assurance that we will not encounter hazardous conditions at the site, and we are relying on Fagen, Inc. to determine the adequacy of the site for construction of the Plant. We may encounter hazardous conditions at the site that may delay the construction of the Plant. Fagen, Inc. is not responsible for any hazardous conditions encountered at the site and, upon encountering a hazardous condition, Fagen, Inc. may suspend work in the affected area. If we receive notice of a hazardous condition, we may be required to correct the condition prior to continuing construction. The presence of a hazardous condition will likely delay construction of the Plant and may require significant expenditure of our resources to correct the condition. In addition, it is anticipated that Fagen, Inc. will be entitled to an adjustment in price and time of performance if its price and performance time has been adversely affected by a hazardous condition. If we encounter any hazardous conditions during construction that require time or money to correct, such event may have a material adverse effect on us, our operations, cash flows and financial performance.

        We Do Not Know the Availability and Cost of Transportation Infrastructure at This Time, the Costs of Which Could Hinder Our Ability to Operate Profitably

        We will need to establish rail service to the Plant in order to receive grain at the Plant and deliver ethanol from the Plant. We will need to negotiate with the Union Pacific Railroad ("UPRR") to provide rail service to the Plant. There is no assurance that an acceptable agreement will be reached with UPRR on terms acceptable to us, or at all. Failure to reach such an agreement would have a material adverse effect on us, our, cash flows and financial performance, and could require us to abandon the project.

        General Risks Associated with Major Construction Projects May Delay or Prevent Our Ability to Generate Revenue

        The construction of the Plant is a major project. There are general risks and potential delays associated with such a project, including, but not limited to, fire, weather, permitting issues, and delays in the provision of materials or labor to the construction site. Any significant delay in the planned completion date may result in additional interest on loans, failure to deliver on contracts, and other, similar negative effects on our financial performance.

        We May Need to Revise Cost Estimates for the Construction of the Plant Upwardly, and Such Revision Could Result in Devaluation of Our Units if Plant Construction Requires Additional Capital

        We anticipate that Fagen, Inc. will construct the Plant for a fixed contract price, based on the plans and specifications in the anticipated Design-Build Contract. We have based our capital needs on a design for the Plant that will cost less than $35.6 million, including start-up costs and construction period interest. The estimated cost of the Plant is based on preliminary discussions, and there is no assurance that the final cost of the Plant will not be higher. There is no assurance that there will not be design changes or cost overruns associated with the construction of the Plant, including change orders approved by us. Any significant increase in the estimated construction cost of the Plant may necessitate the acquisition of additional debt, the service of which would severely hinder our ability to operate profitably. Furthermore, although we will acquire insurance that we believe to be adequate to prevent loss from foreseeable risks, events occur for which no insurance is available or for which insurance is not available on terms that are acceptable to us. Loss from such an event, such as, but not limited to, earthquake, war, riot, or other risks, may not be insured and the costs associated with such a loss may require us to locate additional capital, which would be detrimental to our financial performance, or to cease operations..

Risks Related to Ethanol Production

  Our Ability to Operate at a Profit is Largely Dependent on Grain Prices and Ethanol and DDGS Prices

        Our results of operations and financial condition will be significantly affected by the cost and supply of grain and by the selling price for ethanol and DDGS, all of which are subject to and determined by market forces over which we have no control. High grain prices tend to reduce or eliminate profits in ethanol operations. If a period of high grain prices were to be sustained for some time, such pricing may have a material adverse effect on our financial performance.

        We will be dependent on the availability of and the price of corn and sorghum. Although the area surrounding the Plant produces a significant amount of corn and sorghum and we do not anticipate problems sourcing grain, there is no assurance that a shortage will not develop, particularly if there were an extended drought or other production problem. In addition, our financial projections assume that we can purchase grain for prices near the ten-year average for corn and sorghum in the area of the Plant. However, there is no assurance that we will be able to purchase grain for these prices. Grain prices are primarily dependent on world feedstuffs supply and demand and on U.S. and global corn crop production, which can be volatile as a result of a number of factors, the most important of which are weather, current and anticipated stocks and prices, export prices and supports and the government's current and anticipated agricultural policy. The price of grain has fluctuated significantly in the past and may fluctuate significantly in the future.

        We anticipate purchasing our grain in the cash market or hedging grain through futures contracts to reduce short-term exposure to price fluctuations. However, we have no definitive agreements with any grain producers to provide grain to the Plant, and do not anticipate entering into grain delivery rights agreements with its owners, as many of the other locally-owned ethanol plants have done. We may enter into supply agreements with local elevators for the origination, supply and delivery of grain to the Plant, but there is no assurance that such agreements will be available, or, that they will be on terms acceptable to us. Our purchasing and hedging activities may or may not lower our price of grain, and in a period of declining grain prices, these advance purchase and hedging strategies may result in our paying a higher price for grain than our competitors. Further, hedging for protection against the adverse changes in the price of grain may be unsuccessful, and could result in substantial losses to us. Generally, higher grain prices will produce lower profit margins. This is especially true if market conditions do not allow us to pass through increased grain costs to our customers. There is no assurance that we will be able to pass through higher grain prices.

        Our revenues will be exclusively dependent on the market prices for ethanol and DDGS. These prices can be volatile as a result of a number of factors. For ethanol, these factors include the overall supply and demand of ethanol, the price of gasoline, the current and anticipated level of government support for ethanol and the availability and price of competing products. For instance, the price of ethanol tends to increase as the price of gasoline increases, and the price of ethanol tends to decrease as the price of gasoline decreases. Any lowering of gasoline prices will likely also lead to lower prices for ethanol and adversely affect our operating results. For DDGS, these factors include overall supply and demand of DDGS and competing products and access to cattle or other livestock that utilize DDGS as a feed ration.

        We believe that ethanol production is expanding rapidly at this time, with a number of new plants under construction or planned for construction, both within and outside the State of Kansas. We further expect that existing ethanol plants will expand to increase their production. We cannot provide any assurance or guarantee that there will be any material or significant increases in the demand for ethanol, so the increased production of ethanol may lead to lower prices for ethanol. The increased production of ethanol could have other adverse effects as well. For example, the increased production will also lead to increased supplies of co-products from the production of ethanol, such as DDGS. Those increased supplies could lead to lower prices for those co-products. Also, the increased production of ethanol could result in increased demand for grain, which could in turn lead to higher prices for grain, resulting in higher costs of production and lower profits. There can be no assurance as to the price of ethanol or DDGS in the future.

        We Will Compete with Existing and Future Ethanol Plants and Oil Companies

        We will operate in a very competitive environment. We will compete with large, multi-product companies, larger plants, and from other plants with a capacity equal to or less than our Plant. We will face competition for capital, labor, management, grain, markets for ethanol and DDGS and other resources. Many of our competitors have greater resources than we currently have or will have in the future. We anticipate that as additional ethanol plants are constructed and brought on line, the supply of ethanol will increase, and, absent increased demand, prices for ethanol may decrease. There is no assurance that we will be able to compete successfully or that such competition will not hinder our ability to operate profitably by requiring us to reduce the prices that we accept for our products.

        We will also compete with producers of other gasoline additives having similar octane and oxygenate values as ethanol, such as MTBE, a petrochemical derived from methanol that costs less to produce than ethanol. Many major oil companies produce MTBE and because it is petroleum-based, its use is strongly supported by major oil companies. Alternative fuels, gasoline oxygenates and alternative ethanol production methods are also continually under development. The major oil companies have significantly greater resources than we have to market MTBE, to develop alternative products, and to influence legislation and public perception of MTBE and ethanol. Despite this fact, the use of MTBE may become legally restricted as a pollutant in several, and possibly most, states. California already has a program in place to eradicate the use of MTBE in the near future. Alternatively, California has asked for a waiver of federal standards requiring oxegenates in reformulated gasoline. This means that rather than using ethanol as an alternative oxygenate to MTBE, California is seeking to be released from federal requirements to use any oxygenates at all. This request has been denied, but California has filed a lawsuit to reverse the decision. Furthermore, the United States petroleum industry is pursuing a repeal of all federal oxygenated fuel requirements. Under such circumstances, whether limited to or expanded beyond California, the demand for ethanol would not increase and could diminish. These companies also have sufficient resources to begin production of ethanol should they choose to do so.

        We Will Be Dependent on Another for Sales of Our Products, Which May Place Us at a Competitive Disadvantage

        We currently have no sales force of our own to market ethanol and DDGS and do not intend to establish such a sales force. We intend to sell all of our ethanol to one broker pursuant to an output contract and intend to contract with one broker to market and sell our DDGS feed products. We have had preliminary discussions with several ethanol brokers and feed brokers, but have not entered into any agreements pertaining to these services. There is no assurance that we will be able to enter into contracts with any ethanol broker or feed product broker on terms acceptable to us, or if at all. Even if we do enter into such contracts on acceptable terms, we will be dependent on the ethanol broker and the feed broker. If the ethanol broker breaches the contract or does not have the ability (for financial or other reasons) to purchase all of the ethanol we produce, we will not have any readily available means to sell our ethanol. Our lack of a sales force and reliance on third parties to sell and market our products may place us at a competitive disadvantage. Our failure to sell all of our ethanol and DDGS feed products may significantly reduce our revenues and would have a material adverse effect on our financial performance.

        We Will Engage in Hedging Transactions to Acquire Our Grain, Which Could Result in Devaluation of Our Units

        In an attempt to minimize the effects of the volatility of grain costs on operating profits, we will likely take hedging positions in grain futures markets. Hedging means protecting the price at which we buy grain and the price at which we will sell our products in the future. It is a way to attempt to reduce the risk caused by price fluctuation. The effectiveness of such hedging activities is dependent upon, among other things, the cost of grain and our ability to sell sufficient amounts of ethanol and DDGS to utilize all of the grain subject to the futures contracts. Although we will attempt to link hedging activities to sales plans and pricing activities, such hedging activities can themselves result in costs because price movements in grain contracts are highly volatile and are influenced by many factors that are beyond our control. We may incur such costs and they may be significant.

        Changes In Production Technology Could Require Us to Commit Resources to Updating the Plant or Could Otherwise Hinder Our Ability to Compete in the Ethanol Industry or to Operate at a Profit

        Advances and changes in the technology of ethanol production have been and are expected to continue to occur. Such advances and changes may make the ethanol production technology to be utilized by us at the Plant less desirable when compared to newer or other ethanol production facilities, or even obsolete. The Plant is a single-purpose entity and has no use other than the production of ethanol and associated products. Much of the cost of the Plant is attributable to the cost of production technology, which may be impractical or impossible to update. If our ethanol production technology becomes obsolete, we may need to retool our Plant or take other similar actions that would require us to expend capital and would hurt our financial performance.

        If Energy and Water Are Not Available at a Reasonable Price, We Might Be Unable to Operate at a Profit

        The Plant will require a significant and uninterrupted supply of electricity, natural gas and water to operate. We plan to enter into agreements with local gas, electric, and water utilities to provide our needed energy and water, but there can be no assurance that those utilities will be able to reliably supply the gas, electricity, and water that we need.

        If there is an interruption in the supply of energy or water for any reason, such as supply, delivery or mechanical problems, we may be required to halt production. If production is halted for an extended period of time, we would cease to generate revenue, which could result in our defaulting on a loan or failing to meet other financial obligations.

        At the present time, we have no contracts, commitments or understandings with any natural gas supplier. There can be no assurance that we will be able to obtain a sufficient supply of natural gas or that we will be able to procure alternative sources of natural gas on terms that are attractive to us. In addition, natural gas prices have historically fluctuated significantly. Sustained increases in the price of natural gas would increase our cost of production and, as these costs may or may not be borne by our customers, could hinder our ability to operate profitably. We have not entered into any agreements for the construction of the pipeline and there can be no assurance that we will be able to procure an agreement on terms acceptable to us, or if at all.

        We will also need to purchase significant amounts of electricity to operate the proposed ethanol Plant. There can be no assurance that any supplier will enter into an agreement on terms that are acceptable to us. If we cannot reach an acceptable agreement with an electricity supplier, we will be required to explore other, possibly very expensive, alternatives. Such event would have a material adverse effect on our financial performance. In addition, electricity prices have historically fluctuated significantly. Sustained increases in the price of electricity would increase our cost of production and such additional costs could hinder our ability to operate profitably.

        Sufficient availability and quality of water are important requirements to produce ethanol. We anticipate that our water requirements of approximately 215,000 gallons per day will be supplied by the City of Garnett at an estimated maximum cost of $0.50 per thousand gallons. This cost may be reduced if chemical content tests allow the use of effluent from a city sewage treatment plant as a major source of this water. The Company expects that the city will provide all of the water that we will need to operate the proposed ethanol Plant, but our estimates regarding water needs could be understated and we could need additional water. If we need more water, and if the city is unable to supply that water, we will be forced to find other sources of water. Further, there can be no assurance that we will be able to find alternate sources of water at commercially reasonable prices, or at all. If water is only available from an expensive source, our ability to operate profitably would be hindered; if water is not available at all, we would likely be required to cease operations.

        We Will Depend on the Availability and Cost of Labor to Operate at a Profit

        We presently have no permanent employees. Our success will depend in part on our ability to attract and retain qualified personnel at a competitive wage and benefit level. We must hire qualified managers, accounting, human resources and other personnel to staff our business. We operate in a rural area, and in an area of low unemployment. There is no assurance that we will be successful in attracting and retaining qualified personnel at a wage and benefit structure at or below those assumed in our business plan. If we are unsuccessful in this regard, our financial performance will be hindered due to those additional costs.

        We Will Depend on the Availability and Cost of Insurance to Operate at a Profit

        We must obtain liability, property and casualty and other policies of insurance prior to the commencement of construction of the Plant and maintain such insurance coverage thereafter during operations. There is no assurance that we will be able to obtain such insurance on terms acceptable to us, or if at all. Any failure by us to secure and maintain adequate insurance, with adequate policy limits and/or self-retention limits, may result in our responsibility to cover a loss that might otherwise be covered by such insurance, to the detriment of our financial performance.

        We May be Subject to Nuisance Claims Due to the Nature of Our Plant, Addressing the Costs of Which Will Deplete Our Resources

        The Company intends to locate the Plant on the outskirts of the City Of Garnett, Kansas, in an area that is regarded as generally upwind of the city. Ethanol production has been known to produce an odor to which surrounding residents could object, and may also increase dust in the area due to its operations and the transportation of grain to the Plant and ethanol and DDGS from the Plant. Such activities could subject us to nuisance, trespass or similar claims by employees or property owners or residents in the vicinity of the Plant. To help minimize the risk of nuisance claims based on odors related to the production of ethanol and its byproducts, we intend to install a thermal oxidizer in the Plant. See "BUSINESS—Thermal Oxidizer." Nonetheless, the costs of defending against any such claims, or increased costs to address complaints, could harm our financial performance.

Risks Related to Conflicts of Interest

        We Presently Have No Procedure to Identify and Address Potential Conflicts of Interest, Which Could Result in a Failure to Identify and Obviate Such Conflicts

        Significant conflicts of interest exist in our structure and operations. We have attempted to describe the material known or anticipated conflicts of interest in this Prospectus. Though we will attempt to address actual or potential material conflicts of interest as they arise or become known, we have not established any formal procedures to address or resolve conflicts of interest, and there is no assurance that any conflict of interest will not have adverse consequences to us in the form of higher costs for machinery, materials, or personnel, which additional costs could reduce our profits.

        We May Have Conflicts of Interest With Our Directors and Founders, Which Could Result in Loss of Capital

        Our Directors also have management responsibilities and conflicts of interest with respect to other entities with which we do or may do business, including without limitation farming operations that may sell grain to us. All of our Directors have conflicts of interests in allocating management time between us and other responsibilities. Additionally, we will employ Value Add Ventures, LLC as a project consultant. Mr. William Reichers, of Volga, South Dakota, and Mr. Paul Casper, of Lake Preston, South Dakota, are not only principals of Value Add Ventures, LLC, but also are associates of Fagen, Inc. and other ethanol plants. Fagen, Inc. is to be our general contractor for the Plant. Consequently, Messrs. Reichers and Casper may have conflicts of interest when advising the board regarding contracts and agreements that we must enter into with Fagen, Inc., ICM, Inc., or their affiliates.

        Our Directors and officers have and/or will purchase our Units. Any purchases of Units by the Directors and officers should not be relied upon as an indication of the merits of this Offering. In addition, conflicts of interest may arise if the Directors and officers (individually or collectively) hold a substantial percentage of the Units, because the Directors and officers are in a position to substantially influence us and our business and management.

        We May Have Conflicts of Interest With Fagen, Inc., Which May Result in Lost Opportunities or Other Costs

        As discussed above, one or more employees or associates of Fagen, Inc. are expected to advise our Directors and have been and are expected to continue to be involved in substantially all material aspects of our formation, capital formation, and operations to date. Consequently, the terms and conditions of our agreements and understandings with Fagen, Inc. (and, through Fagen, Inc., with ICM, Inc.) have not been negotiated at arm's length. Therefore, there is no assurance that our arrangements with such parties are as favorable to us as could have been obtained from unaffiliated third parties. In addition, because of the extensive roles that Fagen, Inc. and ICM, Inc. will have in the construction and operation of the Plant, it may be difficult or impossible for us to enforce claims that we may have against Fagen, Inc. and/or ICM, Inc.

        Fagen, Inc. and its affiliates may also have conflicts of interest with us due to the fact Fagen, Inc. and employees or agents of Fagen, Inc. are involved in ownership, creditor and in other capacities with numerous other ethanol plants in the United States. We cannot require Fagen, Inc. to devote its full time or attention to our activities. As a result, Fagen, Inc. may have or come to have a conflict of interest in allocating personnel, materials and other resources to us as compared to other entities or ventures in which it has an interest.

        Additionally, The board will have no Independent Directors, as that term is defined by the North American Securities Administrators Association. Accordingly, the contract with Fagen, Inc. has not and will not be approved by Independent Directors since there presently are none as that term is defined.

Unidentified Risks

        Investors are not to construe this Prospectus as constituting legal or tax advice. Before making any decision to invest in us, investors should read this entire Prospectus, including all of its' exhibits, and consult with their own investment, legal, tax and other professional advisors.

        An investor should be aware that we will assert that the investor consented to the risks and the conflicts of interest described or inherent in this Prospectus if the investor brings a claim against us or any of our Directors, officers, managers, employee, advisors, agents or representatives.

FORWARD-LOOKING STATEMENTS

        Throughout this Prospectus, we make forward-looking statements Forward-looking statements include the words "may," "will," "estimate," "continue," "believe," "expect" or "anticipate" and other similar words. The forward-looking statements contained in this Prospectus are generally located in the material set forth under the headings "Summary of the Offering," "Risk Factors," "Estimated Use of Proceeds," and "The Project," but may be found in other locations as well. These forward-looking statements generally relate to our plans and objectives for future operations and are based upon management's reasonable estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by such forward-looking statements are reasonable, we may not achieve such plans or objectives. Actual results may differ from projected results due, but not limited, to unforeseen developments, including developments relating to the following:

  •
  The availability and adequacy of our cash flow to meet its requirements, including payment of loans;

  •
  Economic, competitive, demographic, business and other conditions in our local and regional markets;

  •
  Changes or developments in laws, regulations or taxes in the ethanol, agricultural or energy industries;

  •
  Actions taken or omitted to be taken by third parties including our suppliers and competitors, as well as legislative, regulatory, judicial and other governmental authorities;

  •
  Competition in the ethanol industry;

  •
  The loss of any license or permit;

  •
  The loss of our Plant due to casualty, weather, mechanical failure or any extended or extraordinary maintenance or inspection that may be required;

  •
  Changes in our business strategy, capital improvements or development plans;

  •
  The availability of additional capital to support capital improvements and development; and

  •
  Other factors discussed under "Risk Factors" or elsewhere in this Prospectus.

        You should read this Prospectus completely and with the understanding that actual future results may be materially different from what we expect. The forward looking statements specified in this Prospectus have been compiled as of the date of this Prospectus and should be evaluated with consideration of any changes occurring after the date of this Prospectus. We will not update forward-looking statements even though our situation may change in the future.

USE OF PROCEEDS

        The gross proceeds from this Offering will be $9,000,000 if the minimum amount of equity offered is sold, and $18,000,000, before deducting expenses, if the maximum number of Units offered is sold for $1,000 per Unit. We estimate the Offering expenses to be approximately $160,000, and the net proceeds of the Offering to be $8,840,000 if the minimum amount of equity is raised, and $17,840,000 if the maximum number of Units offered is sold.

        We intend to use the net proceeds of the Offering to build an ethanol plant and to start operating the ethanol Plant as a going concern. We must supplement the proceeds of this Offering with debt financing to meet our stated goals. We estimate total capital expenditures for the construction of the Plant, including real estate costs, will be approximately $33 million. The following table describes our proposed use of proceeds based on a maximum offering amount of $18,000,000, and a minimum offering amount of $9,000,000. The following figures are intended to be estimates only, and the actual use of funds may vary significantly from the descriptions given below.

OFFERING PROCEEDS

	Maximum Offering	Minimum Offering
Offering Proceeds ($1,000 per Unit)	$18,000,000	$9,000,000
Less Estimated Offering Expenses	$160,000	$160,000
Net Proceeds from Offering	$17,840,000	$8,840,000

USE OF OFFERING PROCEEDS

	Maximum Offering	%	Minimum Offering	%
Financing Costs	$1,290,000	7.2	$1,290,000	14.6
Organizational Expenses	$865,000	4.8	$865,000	9.8
Start Up Costs	$1,960,000	11.0	$1,960,000	22.2
Site Costs	$851,000	4.8	$851,000	9.6
Construction Costs	$12,874,000	72.2	$3,874,000	43.8

TOTAL	$17,840,000	100.0	$8,840,000	100.0

        We expect to pay for the items listed above approximately in the order that they are presented. To the extent that additional expenses arise or that funds raised by the Offering are insufficient to cover these and the other expenses we will incur, we intend to use debt proceeds for the project as detailed in the table below entitled "Use of Funds." Because we must secure a significant amount of debt, we will first pay financing costs of approximately $1,290,000. This is an estimate and our actual debt financing expenses could be substantially higher. We will have significant operating costs prior to the receipt of revenue from the sale of ethanol and DDGS. Among these costs is the cost of insurance. The Board of Directors is currently researching various insurance structures for directors and officers' insurance, general liability insurance and property insurance. We are reserving approximately $865,000 to cover costs associated with securing appropriate insurance coverage and other organizational expenses. This reserve amount is based on an estimate only and our actual insurance costs may exceed the reserve amount. We are also reserving $300,000 to pay general and administrative costs for managerial fees, out-of-pocket reimbursements and general office expenses. Our actual general and administrative expenses may exceed this amount. We will also have preproduction costs for inventory and other expenses. It is possible that lenders may require a performance bond for the construction of the Plant. Payment for such a bond will be our responsibility. We anticipate that such a bond will cost approximately $300,000. The remainder of the funds will be used to pay construction costs, such as digging, laying foundations, purchasing and installing equipment, and constructing buildings.

        We must obtain debt financing in order to complete construction on the ethanol Plant. The amount and nature of the debt financing that we are seeking is subject to the interest rates and the credit environment as well as other economic factors over which we have no control. We have no binding contracts or commitments with any bank, lender or financial institution for our debt financing, but we will not close on this Offering until we execute binding financing arrangements.

        After completion of this Offering and the receipt of the required debt financing, if we require additional cash, we may seek additional financing by borrowing, and/or through the sale of additional Units. We cannot guarantee that we will be successful in obtaining additional financing if needed. The following tables represent alternative sources of funds for the Project, assuming either the minimum offering amount or the maximum offering amount is sold, including estimated debt financing, and our estimated uses of the combined offering proceeds and debt proceeds. It also sets forth the anticipated uses of funds.

Sources of Funds	Maximum 18,000 Units Sold	Percent of Total
Unit Proceeds	$17,840,000	50.1%
Seed Capital Proceeds	$610,000	1.7%
Government and Grant Financing	$450,000	1.3%
Term Debt Financing	$16,706,000	46.9%
Total Sources of Funds	$35,606,000	100.0%
Source of Funds	If 14,360 Units Sold	Percent of Total
Unit Proceeds	$14,200,000	39.9%
Seed Capital Proceeds	$610,000	1.7%
Government and Grant Financing	$450,000	1.3%
Term Debt Financing	$20,346,000	57.1%
Total Sources of Funds	$35,606,000	100.0%
Source of Funds	If Minimum 9,000 Units Sold	Percent of Total
Unit Proceeds	$8,840,000	24.8%
Seed Capital Proceeds	$610,000	1.7%
Government and Grant Financing	$450,000	1.3%
Subordinated Debt or Other Financing	$3,750,000	10.5%
Term Debt Financing	$21,956,000	61.7%
Total Sources of Funds	$35,606,000	100.0%

Use of Funds		Expenses	Percent of Total
Plant Construction and Equipment
Grain receiving, storage and milling equipment	$1,655,500		4.65%
Conversion and liquefication system	$1,204,000		3.38%
Fermentation System	$3,612,000		10.14%
Distillation and molecular sieve	$2,709,000		7.61%
Liquid/Solid separation system	$1,354,500		3.80%
Evaporation system	$2,408,000		6.76%
Product storage area	$2,107,000		5.92%
Utilities: costs to install gas, electric, water infrastructure	$1,200,000		3.37%
General plant infrastructure, including roads	$8,650,000		24.30%
Engineering and architectural fees	$2,500,000		7.02%

Total Plant Construction and Equipment		$27,400,000		76.95%
Non-Plant Construction		$200,000		0.56%
Organizational Costs		$865,000		2.43%
Start Up Costs		$1,960,000		5.51%
Fire Protection / Water Supply		$420,000		1.18%
Rolling Stock		$190,000		0.53%
Site Costs		$851,000		2.39%
Railroad		$1,430,000		4.02%
Financing Costs		$1,290,000		3.62%
Thermal Oxidizer		$1,000,000		2.81%

Total Sources of Funds		$35,606,000		100.00%

CAPITALIZATION

        The following table sets forth our capitalization on December 31, 2001, and on September 30, 2002.

			Pro Forma(1)
	December 31, 2001	September 30, 2002
			Minimum	Maximum
Long Term Debt	$75,000	$75,000	$75,000	$75,000
Member's Equity
Capital Contributions	N/A	1,220,000	10,220,000	19,220,000
Accumulated Deficit	(30,484)	(756,788)	(756,788)	(756,788)

Total Members Equity(Deficit)	(30,484)	463,212	9,463,212	18,463,212

Total Capitalization	$44,516	$538,212	$9,538,212	$18,538,212

(1)
Without deducting the expenses of the Offering.

        On January 2, 2002, we issued 110 Units to members of our Board of Directors for $500.00 per Unit in an offering exempt from state and federal registration. On February 1, 2002, we issued 1,110 Units to other seed capital investors for $500.00 per Unit in an offering registered with the State of Kansas and exempt from federal registration. We filed a Form D with the United States Securities and Exchange Commission on March 21, 2002.

        The transaction summarized above was made directly by us without use of an underwriter or placement agent and without payment of commissions or other remuneration. The aggregate sales proceeds, after payment of offering expenses in immaterial amounts, were applied to our working capital and other general corporate purposes.

        With respect to the exemption from registration of issuance of securities claimed under Rule 505 and Section 3(b) of the Securities Act, neither we nor any person acting on our behalf offered or sold the securities by means of any form of general solicitation or advertising. Prior to making any offer or sale, we had reasonable grounds to believe and believed that each prospective investor was capable of evaluating the merits and risks of the investment and was able to bear the economic risk of the investment. Each purchaser represented in writing that the securities were being acquired for investment for such purchaser's own account, and agreed that the securities would not be sold without registration under the Securities Act or exemption therefrom. Each party agreed that a legend was to be placed on each certificate evidencing the securities stating that the securities have not been registered under the Securities Act and setting forth restrictions on their transferability.

DILUTION

        As of September 30, 2002, we had outstanding 1,220 Units. Those Units have a combined net tangible book value of $463,128.00 or $379.68 per Unit. The net tangible book value per Unit as of September 30, 2002 represents total tangible assets as of that date, plus the seed capital proceeds as if they had been received as of that date, divided by the number of Units outstanding. The offering price of $1,000 per Unit substantially exceeds the net tangible book value per Unit of our outstanding Units. Therefore, all current Unit holders will realize an immediate increase of $546.27 in the pro forma net tangible book value of their Units held prior to this Offering if the minimum is sold, and an increase of $580.94 if the maximum is sold. Purchasers of Units in this Offering purchasing prior to the first price increase will realize an immediate dilution of as much as $74.05 per Unit in the net tangible book value of their Units if the minimum is sold, and a decrease of $39.38 if the maximum is sold.

        An investor purchasing Units in this Offering will receive Units diluted by the prior purchase of Units by purchasers during our seed capital offerings. We have sold Units at prices substantially below the price we are currently selling Units. On January 2, 2002 we issued 110 Units to members of our Board of Directors at a price of $500 per Unit. On February 1, 2002, we issued 1,110 Units to other seed capital investors at a price of $500 per Unit. These Units were priced at one-half the price of the Units that are the subject of this Offering. We believe that this pricing mechanism accurately reflects the additional risk taken by seed capital investors, whose investments will not be protected by escrow arrangements. The presence of these previously sold Units will dilute the relative ownership interests of the Units sold in this Offering because these earlier investors received a relatively greater share of our equity for less consideration than investors are paying for Units issued in this Offering.

        We could be forced to issue warrants to purchase Units to a lender in connection with our debt financing plan. If we sell additional Units or warrants to purchase additional Units, the sale or exercise price could be higher or lower than what investors are paying in this Offering. If we sell additional Units at a lower price, that sale could lower the value of an existing investor's Units.

        The following table illustrates the increase to existing Unit holders and the dilution to purchasers in the Offering in the net tangible book value per Unit assuming different distribution scenarios. These tables do not take into account any other changes in the net tangible book value of our Units occurring after September 2002 or offering expenses related to this Offering.

	If Minimum 9,000 Units Sold	If Maximum 18,000 Units Sold
Offering price per Unit	$1,000.00	$1,000.00
Net tangible book value per Unit at September 30, 2002	$379.6849	$379.68
Increase in pro forma net tangible book value per Unit attributable to the sale of 9,000 (minimum) and 18,000 (maximum) Units	$521.78	$554.90
Pro Forma net tangible book value per Unit at closing, as adjusted for the sale of Units	$925.95	$960.62
Dilution per Unit to new investors in this Offering	$74.05	$39.38

        We may seek additional equity financing in the future, which may cause additional dilution to investors in this Offering, and a reduction in their equity interest. The holders of the Units purchased in this Offering will have no preemptive rights on any Units to be issued by us in the future in connection with any such additional equity financing.

        The table below sets forth as of September 30, 2002, on an "as-if-converted" basis, the difference between the number of Units purchased, and total consideration paid for those Units, by existing Unit holders, compared to Units purchased by new investors in this Offering without taking into account any offering expenses.

Total Number of Units Purchased

	Minimum Number	Percent	Maximum Number	Percent
Existing Unit holders	1,220	11.94%	1,220	6.35%
New investors	9,000	88.06%	18,000	93.65%
Total	10,220	100.00%	19,220	100.00%

Total Consideration and Average Per Unit Price(2)

	Amount	Minimum Percent	Average	Amount	Maximum Percent	Average
Existing Unit holders(1)	$555,000	5.81%	$500.00	$555,000	2.99%	$500.00
New investors	$9,000,000	94.19%	$1,000.00	$18,000,000	97.01%	$1,000.00
Total	$9,555,000	100.00%	$945.10	$18,555,000	100.00%	$970.96

(1)
As adjusted to reflect the receipt of the net proceeds of the seed capital offering prior to deducting offering expenses.

(2)
As adjusted to reflect the receipt of the net proceeds of this Offering prior to deducting offering expenses.

BENEFICIAL OWNERSHIP

Principal Members

        There are currently no beneficial or record owners of more than five percent (5%) of our Units as of the date of this Prospectus.

Ownership By Management

        The following table describes the ownership of Units by our Directors and Officers individually and as a group as of the date of this Prospectus.

UNITS BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS

			Percentage of Total After the Offering(1)
Our Directors and Officers	Number of Units	Percentage of Total Prior to Offering
			Maximum	Minimum
Bill Pracht, Chairperson, Director	10	0.82%	0.000056%	0.0001%
Roger Brummel, Vice-Chairperson, Director	10	0.82%	0.000056%	0.0001%
Dan Morgan, Secretary, Director	20	1.64%	0.000112%	0.0002%
Jill Zimmerman, Treasurer, Director	10	0.82%	0.000056%	0.0001%
Dan Guetterman, Director	10	0.82%	0.000056%	0.0001%
Jim Westagard, Director	20	1.64%	0.000112%	0.0002%
Don Meats, Director	10	0.82%	0.0000.56%	0.0001%
Doug Strickler, Director	10	0.82%	0.000056%	0.0001%
Scott Burkdoll, Director	20	1.64%	0.000112%	0.0002%
Glenn Caldwell, Director	20	1.64%	0.000112%	0.0002%
All Directors and Officers as a Group(2)	120	9.84%	0.000672%	0.0012%

(1)
The percentages reflected assume that the Director does not purchase any additional Units in this Offering.

(2)
Dan Morgan, Jim Westagard, and Glenn Caldwell are each shareholders of United Cooperative, Inc., whose ten Units have been included in each of those member's "Number of Units," but which are included only once in the total for all Directors and Officers as a Group.

MANAGEMENT'S PLAN OF OPERATION

Overview

        This prospectus contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. The following discussion of the financial condition and results of our operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.

        We are a start-up limited liability company in development stage, which was formed for the purpose of building a plant to produce ethanol and animal feed products on a site located near Garnett, Kansas. We do not expect to operate at a profit before the ethanol Plant is completely constructed and operational. Our intended 21-acre site lies in the Golden Prairie Industrial Park on the edge of Garnett, Kansas, and is expected to have good access to both truck and rail transportation. We have, for $1, obtained a legal option to purchase the site property for $1 from the City of Garnett. The city has granted us the option as an economic development incentive. Our option agreement requires that we exercise our option on or before December 31, 2002 and commence construction of our Plant within one year of the time that we close our purchase of the Plant site. We plan on exercising this option on or before December 31, 2002 even if we have not yet secured the required financing to proceed with construction of the plant. We have also obtained an option for adjacent real estate upon which a rail spur is to be built. The cost of that site will be $9,000 per acre for up to 10-acres.

        Our Plant is expected to consume approximately 7 1/2 million bushels of locally grown corn and sorghum annually, and produce approximately 20 million gallons of fuel-grade ethanol and 64,000 tons of distillers grains for cattle feed annually. We currently estimate that it will take 16 to 18 months from the date that we close the Offering, which includes obtaining our debt financing, and obtaining all necessary permits, to complete the construction of the Plant.

        We anticipate that we will have an agreement with an experienced ethanol marketer to sell our ethanol production. We also anticipate that we will also have an agreement with an experienced marketer to sell our animal feed products. We presently have no agreements with any party to sell any of our expected products. We will be hiring staff to handle the direct operation of the Plant, and currently expect to employ approximately 32 people. We do not intend to hire a sales staff to market our products. All shipping will be coordinated by third party marketing agents.

        In an effort to obtain agreements with experienced marketers of ethanol and DDGS, we have interviewed several ethanol marketing firms and three firms that market DDGS. These marketing firms have indicated a strong desire to enter into a contract to market either the ethanol or DDGS that we will produce. We will likely not enter into an agreement with any marketer until after we have hired a manager to run the daily operations of our Plant. We intend to hire marketers approximately six to eight months prior to the commencement of production, which will give the marketers time to develop markets, secure transportation, and otherwise prepare for operations. We anticipate that the entity or entities that will provide debt financing may also offer opinions on the hiring of marketers.

Plan for the Next 24 Months of Operations

        We expect to spend the next 24 months in financing, design-development and construction of the Plant. During the time preceding completion of this Offering, we will identify and interview senior bank lenders to obtain needed debt financing. We intend to begin this process by identifying regional lenders that are able to fund projects of the size of our Plant and inviting those lenders to inform us of their level of interest in offering us debt financing. We will then determine which of those lenders have the least restrictive requirements of us and the terms that are most favorable to us. Value Add Ventures is expected to help us in the location of potential lenders and the negotiation of the terms of the loan, as they have experience in this field. We expect to have the senior bank loan commitment from a major financing institution or institutions in place at approximately the closing of this Offering.

        We are currently in the process of negotiating a design-build contract with Fagen, Inc. We intend to complete that agreement before January 2003, and that the construction will start in or near the fall of 2003. Allowing 14 months for the construction of the Plant and rail spur, we anticipate that construction will be completed and production of ethanol will begin by the winter of 2004.

        We expect that initial start-up and operations of the plant will be under general direction and guidance of Fagen, Inc. employees and our own personnel, who will have experience in ethanol production or will have received on-site training provided by Fagen, Inc. We further anticipate that additional on-site support will be provided by the designer-builder of the Plant for the first 30 days of plant operation.

        We intend to purchase grain needed for the operation of the Plant from local producers and local elevators, or to purchase grain from outside of our trade area and ship it to the Plant by truck or rail. Grain pricing and availability will determine where grain will be purchased. We have included funds for purchase of initial inventory of corn, grain sorghum, chemicals, enzymes, yeast and denaturant for start-up and initial operation in the overall operating capital costs, and those costs are expected to be covered by the proceeds of this Offering and anticipated debt proceeds.

        Assuming the successful completion of this Offering and the related debt financing, we expect to have sufficient cash on hand to cover all costs associated with construction of the project, including but not limited to, site acquisition, utilities, construction, equipment acquisition and site development. In addition, we expect to have enough cash to cover our costs through this period, including staffing, office costs, audit, legal, compliance and staff training. We estimate that we will need approximately $35.6 million to complete the project.

        The tables in the section entitled "USE OF PROCEEDS" describing the estimated sources of funds and various costs associated with the project also describe operations for the next 24 months. These tables are only estimates and actual expenses could be much higher due to a variety of factors described in the section entitled "RISK FACTORS." All sources of funding are only estimates. The Company has no commitments or agreements with any third party to provide the necessary funds.

Condition of Records

        We currently have no experienced general manager, and we do not expect to retain one until some time in 2003. We are dependent entirely on our Board of Directors and an outside accountant for maintenance of books and records. We intend to hire and train a staff well before the start of Plant operations, and we have included an expense allocation for this in our budget. However, there can be no assurance that we will be able to retain qualified individuals.

Operating Expenses

        We expect to have certain operating expenses, such as salaries, with respect to the plant manager and other office staff when these positions are filled. Along with operating expenses, we anticipate that we will have significant expenses related to financing and interest. We have allocated funds in our capital structure for these expenses, however, there can be no assurance that the funds allocated are sufficient to cover the expenses. We may need additional funding to cover these costs if sufficient funds are not retained up-front or if costs are higher than expected.

Liquidity and Capital Resources

        We are seeking to raise $9 million minimum and $18 million maximum in this Offering. The Offering proceeds will be placed in an escrow account at Garnett State Savings Bank, 5th and Oak, P.O. Box 329, Garnett, Kansas, 66032. We will not release funds from escrow until we execute definitive binding agreements for our senior and, if needed, subordinated debt financing. Assuming that all 18,000 Units are sold, we are seeking approximately $17.6 million in government grants and senior and subordinated debt to complete construction of the project. If fewer Units are sold, additional debt must be sought. We expect to receive $450,000 in government grants. We will apply for additional government grants and subsidies. We do not have financing commitments for either of the loans. Completion of the project relies entirely on our ability to attract these loans and close on this Offering. We may engage a financing company to attempt to retain the loans. If we cannot obtain a commitment for our debt financing before January 24, 2004, we will return the proceeds raised in this Offering with nominal interest, less escrow agency fees.

        We hope to attract the senior bank loan from a major bank, with participating loans from other banks, to construct the proposed ethanol Plant. We expect that the combined $17.6 million or larger construction loan will be secured by all of our real property, including receivables and inventories. Even with a loan commitment in place, we expect to release from escrow the funds raised in this Offering prior to receipt of the loan funds received under any financing agreements. We expect that we will be required to proceed with construction of the Plant with the proceeds from this offering before we will be able to receive loan funds under the commitment. We have been informed by our project consultant that it is more likely than not that we will pay slightly higher than prime rate on this loan, plus annual fees for maintenance and observation of the loan by the lender. If we were to issue warrants in connection with any subordinated financing, it could reduce the value of our Units.

Grants and Government Programs

        We believe that we are eligible for and anticipate applying for various state and federal grant, loan and forgivable loan programs. Most grants that may be awarded to us are considered paid-in capital for tax purposes and are not taxable income to us. Although we may apply under several programs simultaneously and may be awarded grants or other benefits from more than one program, it must be noted that some combinations of programs are mutually exclusive. Under some state and federal programs, awards are not made to applicants in cases where construction on the project has started prior to the award date. We have already received more than $90,000 in operating funds through the following programs:

  •
  Kansas Corn Commission Grant ($7,000) and Kansas Sorghum Commission Grant ($5,000)—awarded for the purposes of determining whether the construction of the Plant is feasible;

  •
  Kansas Cooperative Development Center Initial Assistance Grant (5,000)—awarded for business establishment, marketing analysis, and technical development; and

  •
  Kansas Department of Commerce and Housing Agricultural Value Add Award/Loan ($75,000)—Award repayable only upon release of funds from escrow and then at favorable terms.

In addition, on October 22, 2002, we received notice that our application for a Value-Added Agricultural Product Market Development Grant through the USDA was approved. The requested amount of this grant was $450,000. The USDA will require that we obtain matching funds and that we execute a grant agreement and satisfy its terms. We expect to be allowed to use the use these funds for various development expenses.

        We expect to apply for a grant from the USDA's Commodity Credit Corporation. Under the grant program, the Commodity Credit Corporation will reimburse eligible ethanol producers of less than 65 million gallons of ethanol one bushel of corn for every two and one-half bushels of corn used for the increased production of ethanol. No eligible producer may receive more than $7.5 million under the program during any fiscal year. Because we expect to be an eligible producer and to annually utilize 7.5 million bushels of corn in the increased production of ethanol, we expect to potentially receive an award of $6.0 million or more. However, the Commodity Credit Corporation may award only $150 million annually during fiscal years 2003 through 2006, and any award we receive may be reduced based upon the volume of applications from other eligible producers. We expect to be eligible to receive an award under the program only once during the life of our project. If we, however, increase our production level before the expiration of the program, we may become eligible for an additional award.

        There may be other state and federal programs of which we are not aware at this time. Programs and incentives offered by state and federal agencies are subject to change and/or new programs and incentives become available. As changes in current programs and incentives are made and new programs and incentives become available, we will endeavor to stay informed and to take advantage of the programs and incentives for which we are eligible.

        We also intend to apply for participation in tax benefit and other financial programs. There is no guarantee that applications will result in awards of grants or loans to us. Among the programs that we intend to participate are:

  •
  Economic Development Tax Abatement—Under this program, Kansas cities and counties may exempt from all ad valorem taxation all or any portion of the appraised valuation of buildings, land, and tangible personal property used exclusively by a new business for manufacturing, research and development, or the storing of goods traded in interstate commerce for up to 10 years;

  •
  Utility Sales Tax Exemption—Electricity, natural gas and water consumed by machinery and equipment used to produce, manufacture or process in the regular course of business can qualify for exemption from sales tax;

  •
  Kansas Industrial Training Grant—Manufacturers creating at least 5 new jobs and paying the trainees an average wage of $7.00 per hour may receive grants of up to $2000.00 per trainee. The grant money must be used to reimburse the applicant for: instructor's salaries, training aids, minor equipment, and training facilities; and

  •
  High Performance Incentive Program—Manufacturers that pay an above average wage and invest 2% of payroll in training or participate in one of the state's workforce training programs may receive: state and local sales tax project exemption; 10% investment tax credit on capital investments in excess of $50,000; and workforce training tax credit up to $50,000 per year on training expenditures above 2% of company payroll.

Financial Results

        We organized our legal entity on October 16, 2001, and adopted the assets, liabilities and financial activities of our steering committee that was organized on January 3, 2001. We have not been an operating entity, have no substantial assets, and have earned no income from operations. We have received some contributed capital from the issuance of Units to cover some of our organizational expenses and start-up costs. The expenses that we have incurred have been paid from the funds received from this contributed capital and may also be paid from the public sales of the Units. Audited financial statements as of December 31, 2001, and for the period from inception until December 31, 2001, and unaudited financial statements as of September 30, 2002, and the period then ended, and the period from inception through September 30, 2002 are included elsewhere in this Registration Statement.

  Critical Accounting Policies and Estimates

        Preparation of our financial statements require estimates and judgments to be made that affect the amounts of assets, liabilities, revenues and expenses reported. Such decisions include the selection of the appropriate accounting principles to be applied and the assumptions on which to base accounting estimates. Management continually evaluates these estimates based on historical experience and other assumptions we believe to be reasonable under the circumstances.

        The difficulty in applying these policies arises from the assumptions, estimates and judgments that have to be made currently about matters that are inherently uncertain, such as future economic conditions, operating results and valuations as well as management intentions. As the difficulty increases, the level of precision decreases, meaning that actual results can and probably will be different from those currently estimated.

        Of the significant accounting policies described in the notes to the financial statements, we believe that the following may involve a higher degree of estimates, judgments, and complexity:

  Commitments and Contingencies

        Contingencies, by their nature, relate to uncertainties that require management to exercise judgment both in assessing the likelihood that a liability has been incurred, as well as in estimating the amount of the potential expense. In conformity with accounting principles generally accepted in the United States, we accrue an expense when it is probably that a liability has been incurred and the amount can be reasonably estimated.

  Long-Lived Assets

        Depreciation and amortization of our property, plant and equipment will be provided on the straight-line method by charges to operations at rates based upon the expected useful lives of individual or groups of assets. Economic circumstances or other factors may cause management's estimates of expected useful lives to differ from actual.

        Long-lived assets, including property, plant and equipment are evaluated for impairment on the basis of undiscounted cash flows whenever evens or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impaired asset is written down to its estimated fair market value based on the best information available. Considerable management judgment is necessary to estimate discounted future cash flows and may differ from actual.

        During the development of the Company, projects are started and in some cases may be abandoned when facts and circumstances indicate that a course of action is no longer feasible. Considerable judgment is necessary to determine if and when a project is no longer feasible and when removal of costs incurred in connection with its development to date are charged to operations as an expense.

  Allocation of Costs Between Organization, Start-up and Offering

        Certain costs, including legal, accounting and other costs, are incurred during the start-up and development of the Company. Such costs are subject to allocation to organizational activities, start-up operations and costs incurred in connection with the offering of units in the Company's previously completed private placement and its initial public offering. Considerable management judgment is necessary to allocate these costs.

BUSINESS

        We are a start-up Kansas limited liability company that was formed on October 16, 2001. We intend to raise capital to develop, construct, own, and operate a 20 million gallon dry mill ethanol Plant in Garnett, Kansas. We plan to build the Plant such that it will have an annual capacity to process approximately 7.5 million bushels of corn and sorghum into approximately 20 million gallons of ethanol. The Plant is also expected to produce approximately 64,000 tons annually of animal feed known as distillers grains, which may be sold as Distillers Dried Grains with Solubles ("DDGS"), Distillers Modified Wet Grains and Distillers Wet Grains. These are the principal by-products of the ethanol production process. The Plant will also produce approximately 63,000 tons annually of raw carbon dioxide as another by-product of the ethanol production process. Although we have no present plans to recover and market the raw carbon dioxide, we are exploring this possibility.

Primary Product—Ethanol

        Ethanol is a chemical produced by the fermentation of sugars found in grains and other biomass. Ethanol can be produced from a number of different types of grains, such as wheat and sorghum, as well as from agricultural waste products such as rice hulls, cheese whey, potato waste, brewery and beverage wastes and forestry and paper wastes. However, approximately 90% of ethanol in the United States today is produced from corn because corn produces large quantities of carbohydrates, which convert into glucose more easily than most other kinds of biomass. Current annual domestic ethanol production is approximately 2.3 billion gallons.

Description of Dry Mill Process

        Our Plant will produce ethanol by processing corn and sorghum ("grain"). The grain will be received by rail and by truck, then weighed and unloaded in a receiving building. It will then be transported to a scalper to remove rocks and debris before it is conveyed to storage bins. Thereafter, the grain will be transported to a hammermill or grinder where it is ground into a mash and conveyed into a slurry tank for enzymatic processing. We will add water, heat and enzymes to break the ground grain into a fine slurry. The slurry will be heated for sterilization and pumped to a liquefication tank where additional enzymes are added. Next the grain slurry is pumped into fermenters, where yeast is added, to begin the batch fermentation process. A vacuum distillation system will divide the alcohol from the grain mash. Alcohol is then transported through a rectifier column, a side stripper and a molecular sieve system where it is dehydrated. The 200 proof alcohol is then pumped to farm shift tanks and blended with five percent alcohol denaturant as it is pumped into storage tanks.

        Stillage from the distillation stripper is pumped into one of several decanter type centrifuges for dewatering. The water ("thin stillage") is then pumped from the centrifuges and to an evaporator where it is dried into a thick syrup. The solids that exit the centrifuge or evaporators ("the wet cake") are conveyed to the DDGS dryer system. Syrup is added to the "the wet cake" as it enters the dryer, where moisture is removed. The process will produce Distillers Grains, which are processed grain mash that can be used as animal feed.

        Assuming that financing will be in place to begin Plant construction in the fall of 2003, the Company intends that the Plant begin producing ethanol and by-products in the winter of 2004.

        The following flow chart illustrates the dry mill process:

Delivery, Weighing & Grading
Storage
Hammermill
Water, Steam & Enzymes
Slurry Tank
Enzymes
Liquefaction
Yeast & Enzymes
Saccharification &
Fermentation
Distillation
Whole Stillage
Rectifier
Side Stripper
Molecular Sieve
Ethanol Storage
Steam
Wet Cake
Centrifuge
Thin Stillage
Dryers
Evaporators
DDGS Storage
Evaporator Condensate
Methanator

Thermal Oxidizer

        Ethanol plants may produce odors in the production of ethanol and its primary by-product, DDGS. We intend to employ a thermal oxidizer emissions system to help reduce this problem. We expect a thermal oxidizer emissions system to reduce any unpleasant odor caused by the ethanol and distillers grains manufacturing process. We expect that our thermal oxidizer, which heats emissions, will destroy a significant amount of the volatile organic carbon compounds in those emissions that cause odor in the drying process and satisfy the applicable state and federal permitting requirements. We expect this addition to the Plant to reduce the risk of possible nuisance claims and any related negative public relations.

By-products

        The principal by-product of the ethanol production process is distillers grains, a high protein, high-energy animal feed supplement primarily marketed to the dairy and beef industry. Distillers grains contain by-pass protein that is believed to be superior to other protein supplements such as cottonseed meal and soybean meal. By-pass proteins generally are more digestible to the animal, thus generating greater lactation in milk cows and greater weight gain in beef cattle. Dry mill ethanol processing creates three forms of distillers grains: Distillers Wet Grains with Solubles ("DWGS"), Distillers Modified Wet Grains with Solubles ("DMWG") and Distillers Dried Grains with Solubles ("DDGS"). DWS is processed corn mash that contains approximately 70% moisture. DWGS has a shelf life of approximately three days and can be sold only to farms within the immediate vicinity of an ethanol plant. DMWG is DWGS that has been dried to approximately 50% moisture. DMWG have a slightly longer shelf life of approximately three weeks and are often sold to nearby markets. DDGS is DWGS that has been dried to 10% moisture. DDGS has an almost indefinite shelf life and may be sold and shipped to any market regardless of its vicinity to an ethanol plant. We intend to primarily market DDGS, however, we may also sell DMWG and DWGS if a local livestock market develops.

        In addition, the Plant is expected to produce approximately 63,000 tons annually of raw carbon dioxide as another by-product of the ethanol production process. Although we have no present plans to recover and market the raw carbon dioxide, we are exploring this possibility.

Corn Feedstock Supply

        We anticipate that our Plant will need approximately between 7.5 to 8 million bushels of grain per year or 21,000 bushels per day as the feedstock for its dry milling process. The grain supply for our Plant will be obtained primarily from local markets. In the year 2000, in the 11 county area surrounding the Plant, corn production was approximately 17 million bushels and sorghum production was approximately 8 million bushels. The following tables summarize the approximate number of bushels of corn and sorghum produced by suppliers located within the 11 counties surrounding our Plant and the three closest counties in Missouri during the year 2000:

County	Sorghum (bushels)	Corn (bushels)	Sorghum + Corn (bushels)
Anderson	1,076,000	2,346,000	3,422,000
Allen	1,096,000	1,516,000	2,612,000
Bourbon	332,000	940,000	1,272,000
Coffey	1,173,000	1,764,000	2,937,000
Douglas	234,000	2,549,000	2,783,000
Franklin	759,000	2,052,000	2,811,000
Johnson	166,000	1,119,000	1,285,000
Linn	387,000	952,000	1,339,000
Miami	348,000	1,185,000	1,533,000
Osage	1,398,000	1,357,000	2,755,000
Woodson	1,189,000	1,339,000	2,528,000
Kansas Totals	8,158,000	17,119,000	25,277,000
Cass, MO	174,000	2,931,000	3,105,000
Bates, MO	406,000	4,846,000	5,252,000
Vernon, MO	1,254,000	3,185,000	4,439,000
KS + MO Total	9,992,000	28,081,000	38,073,000

Source: U.S. Department of Agriculture Statistics 2000

        The price and availability of grain are subject to significant fluctuations depending upon a number of factors that affect commodity prices in general, including crop conditions, weather, governmental programs and foreign purchases. Because the market price of ethanol is not related to grain prices, ethanol producers are generally not able to compensate for increases in the cost of grain feedstock through adjustments in prices charged for their ethanol. We therefore anticipate that our Plant's profitability will be negatively impacted during periods of high grain prices. We have determined, however, that the average prices for corn and sorghum over the last ten years, including storage and transportation costs are as follows:

Commodity	Base Cost (10-yr avg.)	Origination & Storage Cost	Transportation	Delivered Grain Cost
Sorghum	$2.03	$0.17-$0.20	$0.05-$0.06	$2.25-$2.29
Corn	$2.29	$0.17-$0.20	$0.05-$0.06	$2.51-$2.55

Source: U.S. Department of Agriculture Statistics 2000

  Grain Elevators

        We anticipate establishing ongoing business relationships with local grain elevators to acquire the grains needed for the project. We have identified a number of elevators as potential sources of grain in Eastern Kansas and discussions are in progress for future grain delivery. We have no contracts, agreements or understandings with any grain producers in the area. Although we anticipate procuring grains from these sources, there can be no assurance that such grains can be procured on acceptable terms, or if at all.

  Commodities Manager

        We intend to hire a commodities manager to ensure the consistent scheduling of grain deliveries and to establish and fill forward contracts through the grain elevators. The commodities manager will coordinate grain deliveries between the railroad and the participating elevators, as well as develop price volatility protection through the use of hedging strategies. If we source our own grain with the assistance of a commodities manager, rather than engage a third party to source our grain for us, we intend, whenever practical, to purchase grain from our members, so long as we can do so at or below the price of grain available from other providers. However, there is no assurance that we will do so or that our present board of directors, or a future board of directors, will not change this policy. Alternatively, we may contract with a third party, such as a grain elevator, to originate or source our grain. We intend to buy as much grain as possible on the local market from local producers, members as well as non-members, and from local elevators. We may purchase additional grain from outside of our trade area as need and price dictates.

  Forwards Contracts

        Due to fluctuations in the price of corn and grain sorghum, we intend to utilize forward contracting and hedging strategies to manage our commodity risk exposure and optimize finished product pricing. We anticipate that most of our grain will be acquired in this manner. We intend to do this to help guard against price movements that often occur in corn and grain sorghum markets.

Ethanol Markets

        Ethanol has important applications, primarily as a high quality octane enhancer and an oxygenate capable of reducing air pollution and improving automobile performance. The ethanol industry is heavily dependent, however, on several economic incentives to produce ethanol.

  Local Ethanol Markets

        Local markets will be limited and must be evaluated on a case-by-case basis. Although local markets will be the easiest to service, they may be oversold, which depresses the ethanol price.

  Regional Ethanol Markets

        Typically a regional market is one that is outside of the local market, yet within the neighboring states. This market will likely be serviced by rail, and is within a 450-mile radius of the Plant. We intend to construct a railroad spur to our Plant so that we may reach regional and national markets with our products. Regional markets typically include large cities that are either carbon monoxide or ozone non-attainment areas, such as: Kansas City, Chicago, St. Louis, Denver, Las Vegas, and may extend to Phoenix and most of California.

        Generally, the regional market is good business to develop. The freight is reasonable, the competition, while aggressive, is not too severe, and the turn-around time on the rail cars is an advantage. In addition, it is often easier to obtain letters of intent to purchase product from regional buyers than from national buyers. These letters, while not binding, do tend to raise the comfort level of the financial lending institutions. Not surprising in a regional market, letters of intent to purchase are taken quite seriously by the buyer.

        Regional pricing tends to follow national pricing less the freight difference. As with national markets, the use of a group-marketing program or a broker is advantageous, especially in the first one to three years of operation.

        Occasionally there are opportunities to obtain backhaul rates from local trucking companies. These are rates that are reduced since the truck is loaded both ways, Normally the trucks drive to the refined fuels terminals empty and load gasoline product for delivery. A backhaul is the opportunity to load the truck with ethanol to drive to the terminal.

  National Ethanol Markets

        Recently, California has been the focus of a major ethanol campaign as MTBE is now being phased out. MTBE is a commonly used oxygenate used in fuels for compliance with Federal Clean Air Act mandates, and is a major competitor of ethanol. California has banned the use of MTBE beginning January 1, 2004. Ethanol is the most readily available substitute for MTBE in these markets. MTBE is still used in significant quantities throughout the state, but ethanol use is beginning to increase as the 2004 date approaches. Some California Fuel refiners and blenders may voluntarily remove MTBE from their terminals before January 1, 2003 based on preparations for an earlier deadline. California represents a market of about 650 million gallons annually due to the oxygenate requirement for RFG. With the recent denial of the California RFG oxygenate waiver request, the size of the California market is now better known although California may delay the phase out of MTBE to avoid gasoline price spikes due to ethanol supply issues in the near term.

        While there is a great deal of focus on California, another emerging ethanol market is in the Northeast. As in California, the primary drivers are the health and water concerns surrounding the use of MTBE. The market potential for ethanol in the Northeast is estimated at about 1 billion gallons annually. The ultimate size of the California and Northeast markets will depend on how the RFG oxygenate and MTBE debate plays out in the political arena.

        Illinois, Ohio and Minnesota are by far the largest ethanol markets. In addition to California and the Northeast, there are also other significant national ethanol market opportunities such as Arizona, Colorado, Texas, Oregon, Washington, New Mexico and Nevada.

State	Total Ethanol Consumed in 1999 (gallons)
Arizona	13,737,000
California	52,384,000
Colorado	47,925,000
Illinois	215,565,000
Minnesota	206,542,000
Nevada	23,883,000
New Mexico	21,030,000
Ohio	207,956,000
Oregon	11,238,000
Texas	51,218,000
Washington	26,651,000

Source: U.S. Department of Transportation Highway Statistics 1999

  General Demand

        Ethanol demand is expected to continue at a very aggressive pace as demonstrated in the following chart from the National Corn Growers Association (NCGA). Today's more than two billion gallon per year demand is expected to grow to four billion gallons by the year 2012 under current law according to the NCGA. If the use of MTBE is phased out on a national level in the next few years and the RFG oxygenate requirement remains unchanged, the anticipated growth may yield a doubling of ethanol demand much sooner. This outlook may yet be improved by pending legislation. Currently, a bill (S. 517, 107th Cong.) including provisions known as the Renewable Fuels Standard has been introduced in the United States Senate. It would revise the current method in which fuel ethanol use is required. The proposed legislation will determine the specific volume of ethanol to be used in gasoline on a nationwide basis. The anticipated volumes would begin in the year 2003 at 2 billion gallons and grow at a rate of approximately 300 million gallons per year to a volume of 5 billion gallons in 2012. We anticipate that the forecasted, increased future demand for ethanol will assist our Plant's entry in this industry. The dramatic rise in ethanol utilization in the coming years predicted by the NCGA is expected to require doubling present ethanol production capacity to supply this demand.

Estimated Ethanol Demand in Billions of Gallons
Source: National Corn Growers Association

        This outlook may be effected by pending legislation. Currently, a bill has been introduced in the United States Senate (S. 517, 107th Cong.) that would revise the current method in which fuel ethanol use is required. The proposed legislation will determine the specific volume of ethanol to be used in gasoline on a nationwide basis. The proposed volumes would begin in the year 2004 at 2.3 billion gallons and grow at a rate of approximately 300 million gallons per year to a volume of 5 billion gallons in 2012. Although this rate of growth exceeds current projections over several years, demand for ethanol in the near future is likely to diminish if the legislation is enacted.

Ethanol Pricing

        Historical ethanol, corn and gasoline prices are shown in the following chart. Ethanol prices tend to track the wholesale gasoline price plus the federal tax incentive of 54¢ per gallon (now 53¢ per gallon). In 1996 the ethanol price increased dramatically because high corn prices caused many ethanol plants to curtail operations or shutdown.

Average U.S. Market Pricing of Ethanol, Gasoline and Corn

Wholesale Gasoline Data Source: DOE U.S. Refiner Prices of Petroleum Products for Resale
Corn and Sorghum Data Source: USDA
Ethanol Data Source: Hart's Oxy-Fuel News
 Prepared by BBI International.

Federal Ethanol Supports

        Ethanol sales have been favorably affected by the Clean Air Act amendments of 1990, particularly the Federal Oxygen Program which became effective November 1, 1992. The Federal Oxygen Program requires the sale of oxygenated motor fuels during the winter months in certain major metropolitan areas to reduce carbon monoxide pollution. Ethanol use has increased due to a second Clean Air Act program, the Reformulated Gasoline Program. This program became effective January 1, 1995, and requires the sale of reformulated gasoline in nine major urban areas to reduce pollutants, including those that contribute to ground level ozone, better known as smog. Increasingly stricter EPA regulations are expected to increase the number of metropolitan areas deemed in non-compliance with Clean Air Standards, which could increase the demand for ethanol.

        The use of ethanol as an oxygenate to blend with fuel to comply with federal mandates also has been aided by federal tax policy. The Energy Tax Act of 1978 exempted ethanol blended gasoline from the federal gas tax as a means of stimulating the development of a domestic ethanol industry and mitigating the country's dependence on foreign oil. As amended, the federal tax exemption currently allows the market price of ethanol to compete with the price of domestic gasoline. The exemption for a 10% ethanol blend is the equivalent of providing a per gallon "equalization" payment that allows blenders to pay more for ethanol than the wholesale price of gasoline and still retain profit margins equal to those received upon the sale of gasoline that is not blended with ethanol. Under current legislation, the federal gasoline tax is $0.184 per gallon and the tax on a 10% ethanol blend is $0.131 per gallon, providing a $0.053 difference. The exemption will gradually drop to 5.1 cents in 2005. This federal tax exemption is scheduled to expire in 2007.

Project Location; Proximity to Markets

        We plan to build our proposed Plant in Garnett, Kansas, in east central Kansas. The land that is to be acquired for the Project is located in the Golden Prairie Industrial Park on the edge of Garnett. We selected the Garnett site because of its location to relative to existing grain production, accessibility to road and rail transportation and its proximity to major population centers. It is also near a rail line served by the Union Pacific Railroad Company. In addition, it is also in close proximity to major highways that connect to major population centers such as Kansas City; Wichita; Tulsa, Oklahoma; and St. Louis, Missouri.

Transportation And Delivery

        The Plant will have the facilities to receive grain by truck and rail and to load ethanol and distillers grains onto trucks and rail cars. We expect that the Union Pacific Railroad will provide rail service directly to the proposed site. We expect to negotiate a marketing service relationship with the Union Pacific Railroad but do not currently have an agreement to provide such services. In terms of freight rates, rail is considerably more cost effective than is truck transportation to the more distant markets.

Utilities

        The production of ethanol is a very energy intensive process that uses significant amounts of electricity and natural gas. Water supply and quality are also important considerations.

  Natural Gas

        We anticipate that our Plant will require a natural gas supply of at least 0.75 billion cubic feet per year at a minimum rate of 100 MCF per hour and at a minimum of 200 psig at the Plant site. To access sufficient supplies of natural gas to operate the Plant, a connection to a distribution pipeline located underground at our site will be required. We have no current agreement with any third party to construct such a connection.

        We anticipate that natural gas may also be procured from various suppliers on the open market and we could enter into a contract for distribution services that would include the costs of construction of the connection to the underground pipeline to our Plant. We currently have no agreement with a natural gas supplier. We anticipate entering into an agreement with a natural gas supplier before we begin construction of the Plant and that the natural gas supply will be sufficient to meet our needs; however, we do not anticipate that our natural gas supplier will guarantee that the natural gas supply will be uninterrupted. We intend to purchase a propane tank to serve as a back-up energy source in the event of interruption of our natural gas supply; we expect that our back-up propane tank will allow us to continue operations for about three to four days.

        Natural gas prices have historically fluctuated dramatically, which could significantly affect the profitability of our operations.

  Electricity

        The proposed Plant will require a continuous supply of 15,000 kVA, 12,400-volt electrical energy. We expect to purchase electricity from the City of Garnett, but have not yet entered into any agreement with the city regarding the specific type and nature of service to be provided. We anticipate doing so before we begin construction of the ethanol Plant.

  Water

        We will require a significant supply of water. Fresh water requirements for a 20 million gallon per year ethanol plant are approximately 180 gallons per minute. Much of the water used in an ethanol plant is recycled back into the process. There are, however, certain areas of production where fresh water is needed. Those areas include boiler makeup water and cooling tower water. Boiler makeup water is treated on-site to minimize all elements that will harm the boiler and recycled water cannot be used for this process. Cooling tower water is non-contact water (it does not come in contact with the mash) and, therefore, can be recycled back into the cooling tower process. The makeup water requirements for the cooling tower are primarily a result of evaporation. Depending on the type of technology utilized in the Plant design, much of the water can be recycled back into the process, which will minimize the effluent. This will have the long-term effect of lowering waste water treatment costs. Many new plants today are zero or near zero effluent facilities. At most, there should be no more than 200 gallons per minute of effluent. We anticipate that our water requirements will be supplied through the City of Garnett at a cost of $0.50 per thousand gallons.

Our Primary Competition

        We will be in direct competition with numerous other ethanol producers, many of whom have greater resources than we do. We also expect that additional ethanol producers will enter the market if the demand for ethanol continues to increase. Our proposed Plant will compete with other ethanol producers on the basis of price and, to a lesser extent, delivery service. We believe we can compete favorably with other ethanol producers due to our proximity to ample grain supplies at favorable prices.

        According to the Renewable Fuels Association, during the last twenty years, ethanol production capacity in the United States has grown from almost nothing to an estimated 2.3 billion gallons per year. Plans to construct new plants or to expand existing plants have been announced which would increase capacity by approximately 235 million gallons per year and this increase in capacity may continue in the future. We cannot determine the effect of this type of an increase upon the demand or price of ethanol, although such plants may compete with us in the sale of ethanol and related products.

        The ethanol industry has grown to over 55 production facilities in the United States. The largest ethanol producers include Archer Daniels Midland, Cargill, Minnesota Corn Processors, Midwest Grain, Williams Energy Service, New Energy Corporation and High Plains Corporation, all of which are capable of producing more ethanol than we expect to produce. In addition, there are several regional entities recently formed, or in the process of formation, of a similar size and with similar resources to ours.

        The following table identifies most of the producers in the United States along with their production capacities.

U.S. FUEL ETHANOL PRODUCTION CAPACITY
million gallons per year (mmgy)

COMPANY	LOCATION	FEEDSTOCK	Mmgy
A.E. Staley	Loudon, TN	Corn	60
AGP	Hastings, NE	Corn	52
Agra Resources Coop (Exol)	Albert Lea, MN	Corn	37
Agri-Energy, LLC	Luverne, MN	Corn	21
Alchem Ltd. LLLP	Grafton, ND	Corn	10.5
Al-Corn Clean Fuel	Claremont, MN	Corn	18

Archer Daniels Midland	Decatur, IL Peoria, IL Cedar Rapids, IA Clinton, IA Wallhalla, ND	Corn Corn Corn Corn Corn/Barley	950
Broin Companies	Scotland, SD	Corn	9
Cargill, Inc.	Blair, NE	Corn	75
	Eddyville, IA	Corn	35
Central MN Ethanol Coop	Little Falls, MN	Corn	19
Chief Ethanol	Hastings, NE	Corn	62
Chippewa Valley Ethanol Co.	Benson, MN	Corn	21
Corn Plus	Winnebago, MN	Corn	44
Dakota Ethanol, LLC	Wentworth, SD	Corn	45
DENCO, LLC	Morris, MN	Corn	20
ESE Alcohol Inc.	Leoti, KS	Seed Corn	1.5
Ethano12000, LLP	Bingham Lake, MN	Corn	30
Golden Cheese Company of California	Corona, CA	Cheese Whey	5
Golden Triangle Energy, LLC	Craig, MO	Corn	20
Gopher State Ethanol	St. Paul, MN	Corn	15
Grain Processing Corp.	Muscatine, IA	Corn	10
Heartland Corn Products	Winthrop, MN	Corn	35
Heartland Grain Fuels, LP	Aberdeen, SD Huron, SD	Corn Corn	8 14
High Plains Corp.	York, NE Colwich, KS Portales, NM	Corn/milo	50 20 15
J.R. Simplot	Caldwell, ID Burley, ID	Potato Waste	6
Land O'Lakes	Melrose, MN	Cheese Whey	2.6
Manildra Energy Corp.	Hamburg, IA	Corn/milo/wheat	8
Merrick/Coors	Golden, CO	Waste beer	1.5
Midwest Grain	Pekin, IL	Corn/Wheat	78
Miller Brewing Co.	Olympia, WA	Brewery waste	0.7
Minnesota Corn Processors	Columbus, NE Marshall, MN	Corn Corn	100 40
Minnesota Energy	Buffalo Lake, MN	Corn	18
New Energy Corp.	South Bend, IN	Corn	85
Northeast MO Grain Processors	Macon, MO	Corn	21
Permeate Refining	Hopkinton, IA	Sugars	1.5
Pro-Corn, LLC	Preston, MN	Corn	22
Reeve Agri-Energy	Garden City, KS	Corn/milo	12
Siouxland Energy & Livestock Coop	Sioux Center, IA	Corn	14
Spring Green Ethanol	Spring Green, WI	Cheese Whey	0.7
Sunrise Energy	Blairstown, IA	Corn	7
Sutherland Associates	Sutherland, NE	Corn	15
U.S. Energy Partners, LLC	Russell, KS	Milo	25
U.S. Liquids	Louisville, KY Bartow, FL R.Cucamonga, CA	Beverage Waste	4 4 4

Williams Bio-Energy	Pekin, IL Aurora, NE	Corn Corn	100 35
Wyoming Ethanol	Torrington, WY	Corn	5
Total Capacity			2,312
UNDER CONSTRUCTION
Ace Ethanol	Stanley, WI	Corn	15
Adkins Energy, LLC	Lena, IL	Corn	40
Badger State Ethanol, LLC	Monroe, WI	Corn	40
Glacial Lakes Energy, LLC	Watertown, SD	Corn	40
Husker Ag Processing	Plainview, NE	Corn	20
Pine Lake Corn Processors, LLC	Steamboat Rock, IA	Corn	15
Little Sioux Corn Processors, LLC	Marcus, IA	Corn	40
Tall Corn Ethanol, LLC	Coon Rapids, IA	Corn	40
Michigan Ethanol, LLC	Caro, MI	Corn	40
Midwest Grain Processors	Lakota, IA	Corn	45
Northern Lights Ethanol, LLC	Milbank, SD	Corn	40
Northeast Iowa Ethanol, LLC	Earlville, IA	Corn	15
Plover Ethanol	Plover, WI	Seed corn	4
Tri-State Ethanol Co., LLC	Rosholt, SD	Corn	14
Quad-County Corn Processors	Galva, IA	Corn	18

Competition From Alternative Fuel Additives

        Alternative fuels, gasoline oxygenates and ethanol production methods are continually under development by ethanol and oil companies with far greater resources than we have. New products or methods of ethanol production developed by larger and better financed competitors could provide them competitive advantages over us and harm our business.

        The development of ethers to be used as oxygenates may provide a growth segment for ethanol. Ethers are composed of isobutylene (a product of the refining industry) and ethanol or methanol. The products are ethyl tertiary butyl ether ("ETBE") or methyl tertiary butyl ether ("MTBE"). We expect to compete with producers of MTBE, a petrochemical derived from methanol that costs less to produce than ethanol. MTBE is a commonly used oxygenate used in fuels for compliance with Federal Clean Air Act mandates, and is a major competitor of ethanol. Many major oil companies produce MTBE, and strongly favor its use because it is petroleum based. These companies have significant resources to market MTBE and to influence legislation and public perception of MTBE. These companies also have sufficient resources to begin production of ethanol should they choose to do so.

        However, MTBE has recently been linked to groundwater contamination at various locations in the East and West. As a result, California currently intends to completely phase out MTBE from its gasoline pool by January 2004. Similarly, New York currently intends to phase out the use of MTBE by December 2004. The Iowa Senate declared MTBE to be a threat to public health and the environment and passed a bill limiting the MTBE content of gasoline to a maximum of 0.5%. Ethanol is the most readily available substitute for MTBE in these markets. Assuming that additional states and/or the US Environmental Protection Agency force elimination of MTBE, the demand for ethanol is estimated to increase from the current 1.34 billion gallons per year to 3.17 billion gallons per year in 2004, although there can be no assurance that this will occur. The additional capacity would need to come from existing plant expansions and new plant construction.

        ETBE's advantages over ethanol in a blend include its low affinity for water and low vapor pressure. Because petroleum pipelines and storage tanks contain water in various amounts, ETBE's low affinity for water allows it to be distributed through existing pipeline systems, as contrasted with ethanol, which must be shipped via transport truck or rail car. In addition, blending ETBE with gasoline reduces the overall vapor pressure of the blend thereby reducing the normal volatile organic compound evaporative emissions. ETBE is not widely commercially available yet, and it may suffer from the same negative environmental effects as MTBE. Scientific research to better define the properties of ETBE as it relates to the environment is underway.

Employees

        Prior to completion of the Plant construction and commencement of operations, we intend to hire approximately 32 additional employees. Approximately ten of our employees will be involved primarily in management and administration and the remainder will be involved primarily in Plant operations.

        The following table represents some of the anticipated positions within the Plant and the minimum number of individuals we intend to employ for each position:

Position	# Employed
General Manager	1
Plant Manager	1
Commodities Manager	1
Controller	1
Lab Manager	1
Lab Technician	2
Secretary/Clerical	4
Shift Supervisors	4
Maintenance Supervisor	1
Maintenance Craftsmen	4
Plant Operators	12

TOTAL	32

        The position titles, job responsibilities and numbers allocated to each position may differ when we begin to employ individuals for each position.

        We intend to enter into written confidentiality and assignment agreements with our Officers and employees. Among other things, these agreements will require such Officers and employees to keep strictly confidential all proprietary information developed or used by us in the course of our business.

Sales and Marketing

        We intend to sell and market the ethanol and distillers grains produced at the Plant through normal and established markets. We hope to market all of the ethanol produced with the assistance of one ethanol redistributor, but have not entered into any agreements regarding the sale of our ethanol. Similarly, we hope to sell all of our DDGS through the use of one ethanol-byproducts marketing firm, but have not entered into any agreements regarding the sale of our DDGS.

        We do not plan to hire or establish a sales organization to market any of the products or by-products we produce. Consequently, we will be extremely dependent upon the entities we plan to engage to purchase or market each of our products.

Strategic Partners and Development Services Team

        We have entered into a non-binding letter of intent with Fagen, Inc. in connection with the design, construction and operation of the proposed Plant.

  Fagen, Inc.

        Fagen, Inc. has been involved in the construction of more ethanol plants than any other company in this industry. Affiliates of Fagen, Inc. and Fagen Engineering, an affiliate of Fagen, Inc., are providing two services for the project. First, Fagen, Inc. is acting as a co-developer for the project. We have relied on Fagen, Inc. to provide us with general guidance, such as providing lists of prospective ethanol and DDGS marketers, rail engineers, and supplying us with the names of resource groups that provide knowledge and services on required air, water and environmental permitting and other requirements. Second, Fagen, Inc. will act as the general contractor on the project. Fagen, Inc. has extensive experience in the area of heavy industrial projects, particularly agricultural based facilities. The expertise of Fagen, Inc. in integrating process and facility design into a construction and operationally efficient facility is very important. In particular, Fagen, Inc. has been the principal contractor on at least 13 ethanol projects and has performed significant work on at least 29 ethanol plants in the United States. In many instances, Fagen, Inc. has been asked to return to the plant as the maintenance contractor or follow up construction for major expansions. Fagen, Inc. has done repeat work for Chief Ethanol Fuels and Minnesota Corn Processors, both of whom rank in the top ten in terms of the largest ethanol producers.

        Fagen, Inc.'s understanding of operational efficiencies and integration of various processes are essential to our success. Fagen, Inc. also has knowledge and support to assist our management team in executing a successful startup. Fagen, Inc. is a meaningful project participant because of its intended investment in us and its desire to facilitate the project's successful transition from start-up to day-to-day profitable operations.

  ICM, Inc.

        Fagen, Inc. expects to utilize ICM, Inc. as its primary process-engineering subcontractor. ICM, Inc. is a full service engineering, manufacturing and merchandising firm based in Colwich, Kansas, and is expected to be the principal subcontractor on the project. ICM, Inc.'s merchandising operation currently procures and markets various grain products, although we have not engaged it to either procure or market our grain products.

        ICM, Inc. personnel have over 60 years of combined dry and wet mill operation and design experience. They have been involved in the research, design, and construction of ethanol plants for many years. Principals of ICM, Inc. have over twenty years of experience in the ethanol industry and have been involved in the design, fabrication and operations of many ethanol plants.

        Since 1995, ICM, Inc. has developed a very successful new design for DDG dryers and estimates that it currently holds more than seventy five percent of the market for DDG dryers. ICM, Inc. also works closely with Phoenix Bio-Systems, which brings over twenty years of brewery and ethanol production experience. Phoenix Bio Systems designed a Bio-Methanator, a high rate treatment system for organics in wastewater. The methanator, combined with ICM, Inc.'s ethanol plant design, allows for the development of zero process water discharge ethanol plants. This design will be incorporated into our proposed ethanol Plant, which will have no process water discharge during normal operation.

  Letter of Intent

        We have not entered into any legally binding agreements with Fagen, Inc. or ICM, Inc. We have executed a letter of intent with Fagen, Inc. who has agreed to enter into good faith negotiations with us to prepare definitive agreements for financial, design and construction services.

  •
  We will pay Fagen, Inc. up to $29.25 million in exchange for the following services: Providing a preliminary design and construction schedule and a guaranteed maximum price for the design and construction of the ethanol Plant;

  •
  Assisting us with site evaluation and selection;

  •
  Designing and building the ethanol Plant; and

  •
  Assisting us in locating appropriate operational management for the Plant.

        We will also be responsible for fees and expenses related to financing, such as printing and publication expenses, legal fees, ratings, credit enhancements, trustee or agent fees and any registration fees.

Construction of the Project; Proposed Design-Build Contract

        Fagen, Inc. has advised us that it will provide to us a proposed Design-Build contract. No Design-Build contract has been executed with respect to this project. The Design-Build contract is expected to be completed and executed prior to closing of this Offering; however, no assurances can be given that a Design-Build contract will be entered into with Fagen, Inc. The proposed Design-Build contract will be subject to modification and approval by lenders. Pursuant to the proposed Design-Build contract, Fagen, Inc. will act as our general contractor and will design and construct the ethanol Plant. The Design-Build contract will indicate that ICM, Inc. will act as subcontractor for Fagen, Inc. providing process design services.

  General Terms and Conditions

        Based on terms of other Design-Build contracts into which Fagen, Inc. has entered, and our letter of intent with Fagen, Inc., we have identified typical terms generally included in such Design-Build contracts.

        We expect to pay Fagen, Inc. up to an anticipated maximum of $29.25 million to design and construct the ethanol Plant. All drawings, specifications and other construction related documents would belong to Fagen, Inc. We will be granted a limited license to use such drawings, specifications and related documents in connection with our occupancy of the ethanol Plant. If the contract is terminated by us without cause or by Fagen, Inc. for cause, such as failure to pay undisputed amounts when due, then we may be required to pay Fagen, Inc. a fee of $1,000,000 if we resume construction of the ethanol Plant through our own employees or third parties.

        We expect to make payments to Fagen, Inc. on a progress billing basis, based upon monthly applications for payment submitted to us by Fagen, Inc. for all work performed as of the date of the application. We expect to retain 10% of the amount submitted in each application for payment; but when at least 50% of the work has been completed, we expect to pay the full amount of each application for payment. When the ethanol Plant is substantially completed, we expect to pay Fagen, Inc. all amounts we have retained. If we do not pay all undisputed amounts due within five days after the due date, we expect to be charged interest at a rate of approximately 18% per year.

        If Fagen, Inc. encounters "differing site conditions," then it expects to be entitled to an adjustment in the contract price and time of performance if such conditions adversely affect its costs and performance time. By "differing site conditions," we mean if there are any concealed physical conditions at the site that:

  •
  Materially differ from the conditions contemplated in the contract; or

  •
  Any unusual conditions which differ materially from the conditions ordinarily encountered in similar work.

        We expect that once the proposed Design-Build contract is executed and we have graded the site pursuant to Fagen, Inc.'s and ICM, Inc.'s specifications, work on the ethanol Plant will begin within five days after Fagen, Inc. receives notice from us to proceed. Substantial completion of the ethanol Plant is expected to occur no later than 550 calendar days after Fagen, Inc. receives notice from us to proceed. By "substantial completion," we mean when the ethanol Plant is sufficiently complete so that we can occupy and use the Plant to produce ethanol.

        In addition, Fagen, Inc. will also be responsible for the following:

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  Providing all necessary design services other than those we supply, such as architectural, engineering and other professional design services, consistent with applicable law and provided by licensed design professionals either employed by Fagen, Inc. or qualified independent licensed design consultants;

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  Performing all work in accordance with all legal requirements;

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  Obtaining all permits, approvals, licenses and fees related to the construction of the ethanol Plant, except that we will be responsible for obtaining an Air Pollution Construction and Operation Permit and National Pollutant Discharge Elimination permits;

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  Performing its responsibilities in a safe manner so as to prevent damage, injury or loss;

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  Providing to us a warranty that the work performed for us is of good quality, conforms to all contract and construction documents, and is free of defect in materials and workmanship;

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  For a period of one year after substantial completion, correcting any defects in materials and workmanship and commencing correction of defects within seven days of receipt of notice from us that the work performed was defective;

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  Obtaining and providing us with a certificate of insurance covering claims arising from worker's compensation or disability; claims for bodily injury, sickness, death or disease, regardless of whether the person injured was an employee of Fagen, Inc.; claims for damage or destruction of tangible personal property; claims for damages arising from personal injury, death or property damage resulting from ownership, use and maintenance of any motor vehicles; or claims pursuant to any duty to indemnify. Such insurance must be maintained through the development and construction of the ethanol Plant; and

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  Indemnifying, defending and holding us, our officers, Directors, agents and employees harmless against any claims, losses, damages, liabilities, including attorney's fees and expenses, for any bodily injury, sickness, death or damage or destruction of property if such arises from the negligent acts or omissions of Fagen, Inc., its consultants, agents or employees.

        We expect to be responsible for the following:

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  Obtaining and maintaining liability insurance to protect us from any claim which may arise from performance of our responsibilities;

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  Obtaining and maintaining property insurance for the full insurable value of the ethanol Plant, including professional fees, overtime premiums and all other expenses incurred to replace or repair the ethanol Plant;

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  Indemnifying, defending and holding Fagen, Inc., its officers, Directors, agents and employees harmless against any claims, losses, damages, liabilities, including attorney's fees and expenses, for any bodily injury, sickness, death or damage or destruction of property due to the negligent act or omission of any separate contractors we hire;

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  Rough grading the construction site to the specifications of Fagen, Inc. or ICM, Inc.;

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  Providing at least one access road of sufficient quality to withstand semi-truck traffic and all plant roads;

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  Procuring an Air Pollution Construction and Operation permit;

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  Obtaining the necessary Kansas air and water discharge permits;

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  Providing for a continuous supply of natural gas of at least 1.5 billion cubic feet per year and supply meter and regulators to provide burner tip pressures as specified by ICM, Inc.;

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  Providing a continuous supply of electricity of 15,000 kVA, 12,400-volt electrical energy, a high voltage switch, a substation, if required, and meter as specified by the electric company; and

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  Providing rail design engineering, rail tracks, ties and ballast to the ethanol Plant at grades specified by ICM, Inc.

        We expect Fagen, Inc. will have the right to stop or postpone work and to reasonably adjust the time for completion of the ethanol Plant if any of the following occurs:

  •
  We do not provide reasonable evidence indicating that we have adequate funds to fulfill all our contractual obligations or do not pay amounts properly due according to the progress payments, and we do not cure within seven days after we receive notice from Fagen, Inc. and work on the Plant has stopped;

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  Any acts, omissions, conditions, events or circumstances beyond its control, if the act or omission was not caused by Fagen, Inc. or anyone for whom they are responsible. If Fagen, Inc.'s delay in performance is caused by us or those under our control, then the contract price may be appropriately adjusted;

  •
  The presence of any hazardous conditions at the construction site. Upon receiving notice of a hazardous condition, we must immediately proceed to correct the condition. After the condition is corrected and our experts provides written certification that the hazardous condition has been corrected and all necessary governmental approvals have been obtained, Fagen, Inc. should resume work in the effected area. Fagen, Inc. may be entitled to an adjustment in price and time for completion of the ethanol Plant if its price and time for performance has been adversely affected by the hazardous condition;

  •
  Work on the ethanol Plant has stopped for 60 consecutive days, or more than 90 days total, because of any order from us or a court or governmental authority, if such stoppage is not because of any act or omission of Fagen, Inc. or because we failed to provide Fagen, Inc. with information, permits or approvals for which we will be responsible. Fagen, Inc. may terminate the Design-Build contract if we do not begin to correct the above within seven days after receipt of Fagen, Inc.'s termination notice.

        We expect to have the right to terminate the Design-Build contract for any reason; but if our termination is without cause, then we expect to be required to provide Fagen, Inc. with 10 days prior written notice. In addition, we expect to be required to pay Fagen, Inc. for the following:

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  All work completed and any proven loss, cost or expense incurred in connection with such work;

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  Reasonable costs and expenses attributable to the termination, including demobilization costs and amounts due to settle terminated contracts with subcontractors and consultants; and

  •
  Overhead and profit in the amount of 15% of the sum of the above payments.

  Dispute Resolution

        It is anticipated that the Design-Build contract will provide that in the event an adjustment or dispute arises, the party making a claim must provide written notice within a reasonable time, but not to exceed 21 days after the occurrence giving rise to the claim. Disputes would first be resolved through discussions between Fagen, Inc and us. If the dispute is still not resolved, then the parties would submit the matter to non-binding mediation. In the event that the dispute is still not settled; we expect that the matter will be resolved by arbitration in accordance with the Construction Industry Arbitration Rules of the American Arbitration Association, unless the parties agree otherwise. The determination of the arbitrator is expected to be final and may not be appealed to any court. The prevailing party in any arbitration proceeding is entitled to recover reasonable attorney's fees and expenses incurred.

  Limitation of Consequential Damages

        It is anticipated that the Design-Build contract will provide that we may be entitled receive either consequential damages for losses such as loss of use, profits, business, reputation or financing, or liquidated damages approximating $8,000 per day in the event Fagen, Inc. fails to substantially complete the ethanol Plant within 45 days after the scheduled substantial completion date. The substantial completion date is approximately 16 to 18 months after the close of this Offering. It is also anticipated that if Fagen, Inc. finishes the ethanol Plant and it is fully operational within 45 days after the scheduled substantial completion date, then we must pay Fagen, Inc. a performance bonus of approximately $8,000 per day of operation before the 45th day after the scheduled substantial completion date. At full capacity, this could amount to a $1 million bonus if the ethanol Plant is completed and operating at full capacity prior to the scheduled completion date.

  Construction and Timetable for Completion of the Project

        Assuming this Offering is successful, and we are able to complete the debt portion of our financing, we estimate that the project will be completed approximately 16 to 18 months after we close on this Offering. This schedule further assumes that two months of detailed design will occur prior to closing and a sixteen-month construction schedule followed by two months of commissioning. This schedule also assumes that weather, interest rates, and other factors beyond our control do not upset our timetable. There can be no assurance that the timetable that we have set will be followed, and factors or events beyond our control could hamper our efforts to complete the project in a timely fashion.

Regulatory Permits

        We have engaged an environmental consulting firm to coordinate and assist us with obtaining an air pollution, construction and operation permits, and to advise us on environmental compliance generally. The information below is based in part on information generally relied upon by consultants and may include certain assumptions regarding the accuracy of specifications provided by manufacturers of the equipment and other components used in the construction of the Plant. We will need to also obtain various other environmental, construction and operating permits, as discussed below. Pursuant to the anticipated Design-Build contract, Fagen, Inc. and ICM, Inc. are expected to be responsible for all necessary construction permits. Of the permits described below, the Air Pollution Construction Permit and the Storm Water Discharge Permit must be acquired prior to construction and are expected to cost approximately $25,000. The other permits will be required before operations can begin and are expected to cost less than $70,000. The cost of ongoing compliance for the operation of the Plant, which compliance includes notification, reporting, monitoring, inspection and record keeping, is expected to cost less than $50,000 for equipment and less than $40,000 per year for labor.

  Air Pollution Construction and Operation Permit

        Our preliminary estimates indicate that this facility will be considered a minor source of regulated air pollutants. There are a number of emission sources that are expected to require permitting. These sources include the boiler, ethanol process equipment, storage tanks, scrubbers, and bag houses. The types of regulated pollutants that are expected to be emitted from our Plant include Particulates (PM10), Carbon Monoxide (CO), Oxides of Nitrogen (NOx), and Volatile Organic Compounds (VOCs). These activities and emissions mean that we expect to obtain air pollution construction permits for each source of emission. Because of regulatory requirements, we anticipate that we will agree to limit production levels to a certain amount, which may be slightly higher than the production levels described in this document (currently projected at 20 million gallons per year at the nominal rate with the permit at a slightly higher rate) in order to avoid having to obtain Title V air permits. These production limitations are expected to be made a part of the construction permits. If we exceed these production limitations, we could be subjected to very expensive fines, penalties, injunctive relief, and civil or criminal law enforcement actions. Exceeding these production limitations would also require us to pursue a Title V air permit. There is also a risk that further analysis prior to construction, a change in design assumptions, or a change in the interpretation of regulations may require us to file for a Title V air permit. If we must file to obtain a Title V air permit, then we will experience significantly increased expenses and a significant delay in obtaining a subsequently sought Title V air permit. There is also a risk that the Department of Health and Environment might reject a Title V air permit application and request additional information, further delaying startup and increasing expenses. Even if we obtain an air pollution construction permit prior to construction, the air quality standards may change, thus forcing us to later apply for a Title V air permit. There is also a risk that the area in which the Plant is situated may be determined to be a non-attainment area for a particular pollutant. In this event, the threshold standards that require a Title V air permit may be changed, thus requiring us to file for and obtain a Title V air permit. The cost of complying and documenting compliance should a Title V air permit be required is also higher. It is also possible that in order to comply with applicable air regulations or to avoid having to obtain a Title V air permit that we would have to install additional air pollution control equipment such as additional or different scrubbers. The applicable permit applications have not been filed with the Department of Health and Environment as of June 1, 2002. We anticipate submitting an application for these permits approximately four months prior to the beginning of construction. If granted, the permits will be valid until the Plant is modified or there is a process change that changes air emissions. Although we currently do not anticipate any significant problems, there can be no assurance that the Department of Health and Environment will grant us these permits. The Air Pollution Construction Permit and the Storm Water Discharge Permit, described below, must be acquired prior to construction and are expected to cost approximately $25,000.

  Air Pollution Standard

        There are a number of standards which may affect the construction and operation of the Plant going forward. The Prevention of Significant Deterioration ("PSD") regulation creates more stringent and complicated permit review procedures for construction permits. It is possible but not expected that the Plant may exceed applicable PSD levels for NOx, CO, and VOCs.

  National Pollutant Discharge Elimination System Permit (Individual NPDES Permit)

        We expect that we will use water to cool our closed circuit systems in the proposed ethanol Plant. In order to maintain a high quality of water for the cooling system, the water will be continuously replaced with makeup water. In addition, there will be occasional blowdown water that will have to be discharged. Depending upon the water quality, approximately 55,000 gallons of water per day will be discharged. This figure could increase to as much as 110,000 gallons of water per day depending on the water quality of the water available at the site. The water quality has not yet been tested. We expect to apply for a pollutant discharge elimination system individual permit ("NPDES") from the Kansas Department of Health and Environment. This individual NPDES permit must be applied for at least 180 days prior to the beginning of operations and 90 days prior to the beginning of construction. There can be no assurance that this permit will be granted to us. If the Department of Health and Environment does not grant the NPDES permit or the local municipality does not allow discharge to a publicly-owned treatment works, then our ethanol Plant may not be allowed to operate. However, we expect that the Department of Health and Environment will grant the permit application and alternatives will not be necessary.

        Storm Water Discharge Permit and Storm Water Pollution Prevention Plan (General NPDES Permits)

        Before we can begin construction of our proposed ethanol Plant, we must obtain a construction storm water discharge permit from the Department of Health and Environment ("General Permit No. 2"). This permit application must be filed 90 days before construction begins. In connection with this permit, we must have a Pollution Prevention Plan in place that outlines various measures we plan to implement to prevent storm water pollution. The plan must be submitted but need not be approved by the Department of Health and Environment. We anticipate, but there can be no assurances, that we will be able to obtain a General Permit No. 2 storm water discharge permit. We must also either file a separate application for a General Permit No. 1 Storm Water Discharge Permit or add the information to its individual NPDES permit application should it also file an individual NPDES permit application for process water discharge. The application for the General Permit No. 1 must be filed 24 hours prior to the start of operations. We anticipate, but there can be no assurances, that we will be able to obtain a General Permit No. 1 storm water discharge permit.

  New Source Performance Standards

        The Plant will be subject to New Source Performance Standards ("NSPS") for the ethanol Plant's distillation processes, the boiler, and the storage of volatile organic compounds used in the denaturing process. These duties include initial notification, emission limits, compliance and monitoring requirements and record keeping requirements.

  Spill Prevention, Control and Countermeasures Plan

        Before we can begin operations, we must prepare and implement a Spill Prevention Control and Countermeasure ("SPCC") plan in accordance with the guidelines contained in 40 CFR §112. The plan must be reviewed and certified by a professional engineer. The SPCC must be reviewed and updated every three years.

  Bureau of Alcohol, Tobacco and Firearms Requirements

        Before we can begin operations, we will have to comply with applicable Bureau of Alcohol, Tobacco and Firearms ("ATF") regulations. These regulations require that we first make application for and obtain an alcohol fuel producer's permit. 27 CFR §19.915. The application must include information identifying the principal persons involved in our venture and a statement as to whether any such person has ever been convicted of a felony or misdemeanor under federal or state law. The term of the permit is indefinite until terminated, revoked, or suspended. The permit also requires that we maintain certain security measures. We must also secure an operations bond pursuant to 27 CFR § 19.957. There are other taxation requirements related to special occupational tax and a special tax stamp.

  Risk Management Plan

        We are currently in the process of determining whether anhydrous ammonia or aqua ammonia will be used in our production process. Pursuant to section 112(r)(7) of the Clean Air Act ("CAA") stationary sources with processes that contain more than a threshold quantity of a regulated substance are required to prepare and implement a Risk Management Plan ("RMP"). If we use anhydrous ammonia, we must establish a prevention program to prevent spills or leaks of the ammonia and an emergency response program in the event of spills, leaks, explosions or other events that may lead to the release of ammonia into the surrounding area. The same requirement may also be true for the denaturant. This determination will be made as soon as the exact chemical makeup of the denaturant is obtained. We will need to conduct a hazard assessment and prepare models to assess the impact of an ammonia and/or denaturant release into the surrounding area. The program will be presented at one or more public meetings. However, if aqua ammonia is used, no risk management program is needed except for denaturant. In addition, it is likely that we will have to comply with the prevention requirements under Occupational Safety and Health Administration's ("OSHA's") Process Safety Management ("PSM") Standard. These requirements are similar to the RMP requirements. The RMPs should be filed before use.

  EPA

        Even if we receive all Kansas environmental permits for construction and operation of the Plant, we will also be subject to oversight activities by the EPA. There is always a risk that the EPA may enforce certain rules and regulations differently than Kansas's environmental administrators. Kansas or EPA rules are subject to change, and any such changes could result in greater regulatory burdens on us.

  Expected Timing of Permitting and Consequences of Delay or Failure

        Without the air pollution construction permits, we will be unable to begin construction. It is anticipated that the air pollution construction permit applications will be filed four months prior to the beginning of construction.

        We anticipate that if granted, we will receive the air pollution construction and operation permit in the spring of 2003, which will allow us to commence construction thereafter, assuming we successfully complete the Offering and secure our debt financing. Once granted, the permit is valid indefinitely until the Plant is modified or there is a process change that changes air emissions.

        We must apply for the pollutant discharge elimination system general permit 180 days prior to the beginning of operations and 90 days prior to the beginning of construction. We must file a General Permit No. 1 storm water discharge permit 24 hours before the first water discharge. We must file a General Permit No. 2 storm water construction discharge permit 90 days before construction begins. In addition, we must have in place a pollution prevention plan submitted before operations. We have not applied for any of these permits, but plan to do so at the appropriate time. There can be no assurance that these permits will be granted to us.

        We must complete our spill prevention control and countermeasure ("SPCC") plan at or near the time of commencement of operations.

        We must obtain a water withdrawal permit before it begins operations. There is no assurance that this permit will be granted.

        We must obtain an Alcohol Fuel Producer's Permit, post an operations bond, and file certain information with the Bureau of Alcohol, Tobacco, and Firearms before we begin operations. There is no assurance that this Permit will be granted.

        Without the air pollution construction permit, the national pollutant discharge elimination system permit, the various storm water discharge permits, water rights permit, spill prevention control and countermeasures plan, and alcohol fuel producer's permit, we will be unable to begin or continue operations.

Nuisance

        Even if we receive all EPA and Kansas environmental permits for construction and operation of the ethanol Plant, we may be subject to the regulations on emissions by the Environmental Protection Agency. We could also be subject to environmental or nuisance claims from adjacent property owners or residents in the area arising from odors or other air or water discharges from the Plant, although we do not expect any such claims. To help minimize the risk of such claims, we intend to install a thermal oxidizer in the Plant. See "BUSINESS—Thermal Oxidizer."

MANAGEMENT

Executive Officers And Directors

        Our Operating Agreement provides that the initial Board of Directors will be comprised of between seven and eleven members and that the Board will serve until the Members' annual meeting in March 2003. The following table shows the Directors and Officers of the Company as of the date of this Prospectus:

Board Member	Board Role	Outside Occupation
Bill Pracht	Chairperson/Member	Farmer/Stockman
Roger Brummel	Vice-Chairperson/Member	Manager—Farm Supply Business
Dan Morgan	Secretary/Member	Farmer/Stockman
Jill Zimmerman	Treasurer/Member	Director of Value-Added Programs for the Kansas Corn Growers Association
Dan Guetterman	Member	Farmer
Jim Westagard	Member	Farmer/Stockman
Don Meats	Member	Farm Rep. For Bank
Doug Strickler	Member	Farmer
Scott Burkdoll	Member	Farmer/Stockman
Glenn Caldwell	Member	Farmer

        All Officers have been elected to serve until the next succeeding annual meeting and until their successors have been elected and qualified. We scheduled our annual meeting in March of each year commencing in the year 2003.

Business Experience Of Directors And Officers

        The following is a brief description of the business experience and background of the above-named officers and directors of our company.

Bill Pracht, Chairman, Age 45—20477 SW Florida Road, Westphalia, Kansas 66093

        Bill and his wife Ruth have three children, Ericka, Ethan, and Wyatt. He is a farmer/rancher working near Westphalia, Kansas. His farm has a diversified crop rotation, corn, grain sorghum, soybeans and wheat. His cattle operation consists of registered and commercial Limousin cows. He is a member of St. Teresa Catholic Church. He is currently one of the community leaders of the Cherry Mound 4-H Club as well as a member of the Anderson County Fair Board. He has been a past chairman of the Kansas Livestock Association Pure Bred Council. At the present time he is serving on the Kansas Livestock Association Board of Directors as well as Chairman of the Tax Committee.

Roger Brummel, Vice-Chairman, Age 43—802 S. Oak, Garnett, Kansas 66032

        Roger graduated from Garnett High School in 1977. He also attended Independence Community College and Northeastern Oklahoma A & M College. He and his wife Donna have two daughters, Jennifer, 20 and Nicole, 16. Roger has been the manager of the family owned business, Brummel Farm Service, since 1980. The business was started by Roger's grandmother as a chicken hatchery and has now grown into one of the largest farm supply businesses in east central Kansas, selling fertilizer, farm chemicals and farm supplies over a multi-county area. Roger took over management of the business in 1995. Roger is a member of the Holy Angels Catholic Church and the Garnett Country Club.

Jill Zimmerman, Treasurer, Age 29—420 S. Cottonwood, Garnett, Kansas 66032

        Jill is the Director of Value-Added Programs for the Kansas Corn Growers Association in Garnett, a position she has held since January 2002. Her duties include increasing the usage and awareness of ethanol-blended unleaded fuel. From May 1996 to January 2002, Jill was the County Extension Agent, Agriculture for Kansas State Research and Extension, Anderson County. In addition, Jill is a partner with her brother in Zimmerman Farms, a small grain farming operation consisting of wheat and grain sorghum in Sumner County, Kansas. Jill is a graduate of Hutchinson Community College and Kansas State University with a B.S. in Animal Sciences and Industry. She is also a graduate of the Kansas Agricultural and Rural Leadership Program. Jill is a member of the Kansas Association of County Agricultural Agents, the Kansas State University Alumni Association, the Kansas Livestock Association, Kansas Farm Bureau, the Garnett Optimist Club and the Garnett United Methodist Church. Jill is not married and resides in Garnett, Kansas.

Daniel Morgan, Secretary, Age 31, 196 Texas Road, Greeley, Kansas 66033

        Dan has been farming and ranching full time since graduating from Kansas State University in 1996 with a B.S. in Agronomy. He is co-owner of H&M Angus Farms, Inc., a registered Angus seedstock producer in eastern Kansas. H&M Angus Farms grows 1500 acres of corn, wheat, soybeans, alfalfa and other forages. He is also a certified crop advisor and shares a Pioneer Seed dealership with his father. He is a director of United Cooperatives and currently is its board secretary. He also is an active member of the Kansas Livestock Association and is the County Director for Anderson County. Dan is married and has two daughters and one son.

Scott Burkdoll, Age 46

        Scott, with his three brothers, owns and operates Burkdoll Bros., Inc. a Kansas family farm corporation. Burkdoll Bros., Inc. presently operates about 13,000 acres of land and 8000 head of cattle in east central Kansas. Scott has served as Vice President for this company since 1978. He is part owner and has served since 1989 as Secretary/Treasurer of Sunflower Pork, Inc., which produces 75,000 head of market hogs annually. Scott has been President of BG-5, an oil and gas production company in east central Kansas, since 1994. Scott is an owner and has served since 1998 as managing member of J-6 Cattle Ranch LLC which owns 3,000 acres of grassland and 1,500 head of cattle near Vinita, Oklahoma. He is also an owner and managing member of Sunflower Central, LLC. Scott has served as President, Vice-President, Secretary and Treasurer for Franklin County Kansas Livestock Association (KLA). Scott is currently serving as State Director for the KLA.

Glenn A. Caldwell, Jr., Age 55

        Glenn grew up on his family farm near Garnett, Kansas. He graduated from Kansas State University in 1970 with a Bachelors Degree in Agricultural Engineering. He served as a U.S. Air Force pilot during the Vietnam conflict and returned to the family business operation in 1975. In 1980, he became Vice-President of Caldwell Enterprises Inc. and in that capacity oversees the operation of crude oil production on several oil leases in two counties. In 1982, he became President of Caldwell Farms, Inc. operating several thousand tillable acres in three counties. The farm produces corn, grain sorghum, soybeans and winter wheat. Glenn has continued his affiliation with the Air Force, serving as Admissions Liaison Officer for the United States Air Force Academy (USAFA). After serving as the Kansas region Liaison Officer Commander for seven years, he retired as Lt. Colonel. Glenn continues to work for USAFA Admissions in a retired status. Glenn and his wife Linda live on the family farm south of Garnett. Glenn and Linda have two sons, Jeremy and Matt. Glenn is a life member of the Air Force Association, Veterans of Foreign Wars, and Kansas State Alumni Association. He belongs to the Kansas Corn Growers Association, the American Soybean Association, the Kansas Farm Bureau, Experimental Aircraft Association, and the Anderson County Flying Club. He served on the local school board for eight years. Glenn has been an FAA Certificated Flight Instructor since 1966 and holds multi-engine Airline Transport Pilot Certificate and is type rated in heavy jets. He holds a Commercial Certificate in Rotorcraft and is currently building a helicopter. He holds an Advanced Ground Instructor Certificate and has taught numerous pilot ground schools.

Daniel L. Guetterman, Age 50

        Danny has been farming in northeast Kansas since 1969. After graduating from Louisburg High School, he and his three brothers formed Guetterman Brothers Farms. In 1978 they built a grain elevator in Bucyrus and formed Guetterman Brothers Elevator. Some of his duties consisted of buying and selling grain, fertilizer, seed and chemicals. After farming approximately 7000 acres for 30 years Danny became the owner/operator of DKG Farms, Inc in 1999. His new operation consists of 450 acres of corn, soybeans and wheat. Danny served nine years on the board of the Kansas Soybean Association and is currently serving his fourth year on the Kansas Corn Commission as treasurer. Danny is married to Katherine and they have three children, Jessica, Leigh and Mitch.

Don Meats, Age 59

        Don is a graduate of LeRoy High School, Allen County Junior College and Emporia State University. Don and his wife, Cathy, have four children and six grandchildren and live on a farm near LeRoy, KS where they operate a stocker program. Don retired in 2001 from the LeRoy Coop after 36 years of employment; 33 years as general manager. He is currently employed by the First National Bank of LeRoy as an Agriculture Loan Officer. Don has served in many positions with various LeRoy organizations and is a past mayor of LeRoy, Kansas.

Doug Strickler, Age 42

        Doug is a third generation farmer from Iola, Kansas who has been farming since 1984. Doug, with his wife, Kim, and two young children, Sabrina and Skylar, runs a diversified row crop and alfalfa and hay operation. He works closely with his brother Steve who owns a dairy operation in Iola and his father Ivan who is involved in both operations. Doug has served on several boards of directors including the local electric cooperative, water district, farm bureau and Church board.

Jim Westagard, Age 40

        Jim grew up in the Kansas City area. He graduated from Shawnee Mission West High School and entered the family business of construction and apartment management until he started farming in 1986. He and his father started their farming operations on 1200 acres in Franklin and Anderson Counties. Jim's handles all management and day-to-day operations. Their farming operation has grown to approximately 3000 acres, raising corn, grain sorghum, soybeans and winter wheat. He and his wife, Patti, also have a commercial cattle operation. They have one daughter, Kim, who attends High School in Garnett. Jim has served on the United Cooperative Board of Directors for the past 12 years.

Committees of the Board of Directors

        The Company has not established an audit committee or compensation committee. These functions will be handled by the entire Board of Directors. Our operating agreement provides, however, that the chief financial officer of the company is primarily responsible for ensuring that we comply with our accounting and financial reporting duties. The chief financial officer is currently the Treasurer, Jill Zimmerman.

EXECUTIVE COMPENSATION

        Bill Pracht is serving as our Chairman, Roger Brummel is serving as our Vice Chairman, Jill Zimmerman is serving as our treasurer, and Daniel Morgan is serving as our secretary. None of these officers have received any compensation from us or acts under any written contract to provide services to us. We reimburse our officers for expenses incurred relating to services rendered on our behalf. Although we have not historically paid a stipend or other periodic remuneration to members of our board of directors for their services as directors, we intend to begin paying our directors $100 per regular monthly meeting beginning in January 2003. We may hire a business manager to assist us in organizational business matters and we intend to recruit and hire permanent employees who will be compensated on a regular basis pursuant to agreed upon salaries. We expect to offer typical health and other employee benefits.

Employment Agreements

        We have no employment agreements with any executive officer or director. We may in the future enter into employment agreements with our executive officers or other employees that we may hire.

Reimbursement of Expenses

        We do not pay our Officers and Directors any fees or salaries for their services to us. We reimburse our Officers and Directors for expenses out-of-pocket incurred in connection with their service to us.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Since our inception, we have engaged in several transactions with related parties. We currently do not have outside directors or unaffiliated Unit holders to evaluate related party transactions.

  Fagen, Inc. and ICM, Inc.

        On July 25, 2001, we entered into a letter of intent with Fagen, Inc. in which Fagen Inc. would provide services to us in connection with our plan to build an ethanol plant for approximately $29.25 million. We currently anticipate that Fagen, Inc. will purchases a minority interest in us. Under the terms of the letter of intent, Fagen, Inc. agrees to enter into definitive agreements to provide design and construction related services to us. The letter of intent does not constitute a binding agreement, but the parties are obligated to enter into good faith negotiations to prepare definitive agreements. Prior to negotiating definitive agreements, any party could withdraw from the terms of the letter of intent.

        Under the letter of intent, Fagen, Inc. agrees to provide services to us in the following areas:

  •
  Providing a Preliminary Schedule and Guaranteed Maximum Price ("GMP") and Design-Build contract for the design and construction of the proposed ethanol Plant;

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  Assisting in all phases of the permitting process including taking a lead role in obtaining all required permits for the construction and operation of the proposed ethanol Plant;

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  Designing and building the proposed ethanol Plant in accordance with a Design Build Contract, based upon the Design-Build Institute of America form contract; and

  •
  Assisting in identifying appropriate operational management for the Plant.

        Under the letter of intent, we have agreed to pay Fagen, Inc. an approximate aggregate of $29.25 million. Pursuant to a proposed Design-Build contract Fagen, Inc. delivered to us, Fagen, Inc. will act as our general contractor. ICM, Inc. is expected to be the main sub-contractor on the project.

        We will depend on Fagen, Inc. to provide us with guidance and training. Fagen, Inc. has extensive experience with ethanol plant production and commencement of operations, particularly with producer-owned facilities. As shown in the table below, each of the facilities that has been completed by Fagen, Inc. and ICM, Inc. is operating as designed. We expect that this experience of our design-build team to assist in the design, construction, and operation of our Plant. Fagen, Inc. has worked or is working with ICM, Inc. to produce ethanol plants for the following entities:

COMPANY	LOCATION	SIZE (mmgy)	STAGE OF PROJECT
Glacial Lakes Energy, LLC	Watertown, SD	40	Operating as designed
Badger State Ethanol, LLC	Monroe, WI	40	Operating as designed
Midwest Grain Processors Coop	Lakota, IA	45	Plant completed
Little Sioux Corn Processors, LLC	Marcus, IA	40	Production to begin in Spring 2003
Husker Ag Processing, LLC	Plainview, NE	20	Production to begin in Spring 2003
KAAPA Ethanol Energy, LLC	Kearney, NE	40	Construction recently started
VeraSun Energy, LLC	Aurora, SD	100	Construction recently started
Big River Resources Cooperative	Burlington, IA	40	Construction recently started
Lincoln Land Agri-Energy	Robinson, IL	40	Construction to begin in December 2002
Diversified Energy Company, LLC	Morris, MN	20	Operating as designed

  Value Add Ventures, LLC

        On July 1, 2002, the Company entered into an agreement with Value Add Ventures, LLC for services to assist the Company as a project consultant in its negotiation of contracts, planning of the equity marketing effort, securing debt financing and other responsibilities related to the development of the Plant. Regular fees for these services are not to exceed $1,500 per week, and out of pocket expenses are not to exceed $750 during any given week under the agreement. The agreement includes a bonus of up to $75,000 upon receipt of a binding commitment for debt financing within specified time periods as outlined in the agreement. Either party may terminate the agreement with 14 days written notice.

        Mr. William Reichers, of Volga, South Dakota, and Mr. Paul Casper, of Lake Preston, South Dakota, are not only principals of Value Add Ventures, LLC, but also are associates of Fagen, Inc. and other ethanol plants. We expect that Fagen, Inc. will be our general contractor for the Plant. Consequently, Messrs. Reichers and Casper may have conflicts of interest when advising us regarding contracts and agreements that we must enter into with Fagen, Inc., ICM, Inc., or their affiliates.

        Mr. Reichers has assisted other companies that were formed to construct producer-owned ethanol plants in their relationships with lenders. This assistance has taken the form of assisting in the negotiating of the terms of a loan, negotiating with lenders to determine the actions that needed to be taken by companies to qualify for a loan, and assisting companies in fulfilling those actions. Recently, Mr. Reichers assisted a producer-owned ethanol company in Iowa in securing debt financing of almost $31.5 million in ten-year term debt and $3.5 million in revolving debt. The term debt was obtained with an interest rate of one percent over the lender's base rate. Mr. Reichers has informed us that financing on similar terms for our project is more likely than not.

  Sale of Units

        On January 2, 2002 we sold 110 Units to members of our Board of Directors. On February 1, 2002, we sold 1,110 Units to other seed capital investors. The per Unit purchase price of the Units sold in each of these sales was $500.

LIMITATIONS OF DIRECTORS' AND UNIT HOLDERS' LIABILITY AND INDEMNIFICATION

        Our Operating Agreement provides that none of our Directors or members will be liable to us for any breach of their duty of care. This could prevent us and our Unit holders from bringing an action against any Director for monetary damages arising out of a breach of that Director's duty of care or grossly negligent business decisions. This provision does not affect possible injunctive or other equitable remedies to enforce a Directors' duty of loyalty for acts or omissions not taken in good faith, that involve intentional misconduct or a knowing violation of law, or for any transaction from which the Director derived an improper personal benefit.

        Under Kansas law, no member or Director will be liable for any of our debts, obligations or liabilities merely because he or she is a member or Director. In addition, Kansas law and our Operating Agreement contain an extensive indemnification provision which requires us to indemnify any Officer or Director who was or is a party, or who is threatened to be made a party to any current or potential legal action because he or she is our Director, Officer, employee or agent. We must also indemnify these individuals if they were serving another entity at our request. We must also indemnify against expenses, including attorneys' fees, judgments, fines and any amounts paid in any settlement that was actually and reasonably incurred by these individuals in connection with any legal proceedings. Our indemnification obligations may include criminal or other proceedings.

PLAN OF DISTRIBUTION

        Before purchasing any Units, an investor must execute a subscription agreement, a promissory note and security agreement, and sign our Operating Agreement. The subscription agreement will contain, among other provisions, an acknowledgement that the investor received a Prospectus, such as this, and that the investor agrees to be bound by our Operating Agreement. All subscriptions are subject to approval by our Directors and we reserve the right to reject any subscription agreement. An investor must purchase a minimum of ten Units. The initial closing date for the Offering will be on January 24, 2004 unless sooner completed by us in our sole discretion. We are offering Units to investors without an underwriter and on a best efforts basis. Those of our Directors listed on page 6 of this prospectus have been authorized to sell our securities in this Offering. Changes in the Offering's material terms after the Registration Statement's effectiveness will terminate the original offer and subscribers would then be entitled to a refund. Material changes include the following: (1) extension of the Offering price beyond the year currently contemplated; (2) change in the Offering price other than that disclosed in this Prospectus; (3) change in the minimum purchase required of investors; (4) change in the amount of proceeds necessary to release the proceeds in escrow; and (5) material change in the application of proceeds.

        Our Officers, Directors, and affiliates may purchase Units through this Offering. Each may purchase as many Units as allowed by our Operating Agreement, thirty percent of the Company's Units. These shares may be purchased for the purpose of satisfying the minimum amount of Units required to close the Offering. Units purchased by these entities will be subject to the same restrictions regarding transferability as described in this Prospectus and our operating agreement, and will, therefore, be purchased for investment, rather than resale.

The Offer

        We are hereby offering a maximum of 18,000 and a minimum of 9,000 Units of East Kansas Agri-Energy, L.L.C. at an offering price of $1,000 per Unit. We intend to use the proceeds of this Offering to construct an ethanol Plant and to operate the Plant as a going concern. A minimum purchase of 10 Units (minimum investment of $10,000) is required. We are expecting to incur expenses of approximately $158,000 to complete this offering.

Method of Subscription

        Each person desiring to purchase ten or more Units and thereby become a Member in the company must execute and deliver to us the Subscription Application and Member Signature Page delivered together with this Prospectus. Such documents must be submitted together with a check payable to "Garnett State Savings Bank, Escrow Agent for EKAE" in the amount of ten percent (10%) of the total amount due for the number of Units for which subscription is sought, which amount will be deposited in the escrow account, and a full recourse promissory note and security agreement for the balance of the ninety percent (90%) of the total amount due for the Units. That balance will become due within twenty (20) days of the date of our written notice by mail that our sales of Units have exceeded the Minimum Escrow Deposit of $9,000,000. Investors that participate in the Offering after this event will, upon acceptance of the subscription application, be given notice that payment is due and 20 days to remit the amount due on the note. Funds submitted in satisfaction of the promissory notes will be deposited in the escrow account until release of those funds. Amounts due under the promissory note that are not timely paid will accrue interest at a rate of 12% per year, and each investor will agree to reimburse us for amounts expended in collecting those amounts. We will retain a security interest in each investor's membership Units. In the event that an investor defaults on the promissory note, we intend to pursue that defaulting investor for payment of the amount due by any legal means, including, but not limited to, retention of the initial 10% payment and acquisition of a judgment against the investor. We reserve the right to accept or reject, in whole or in part, any subscription for any reason. Further, the initial Members and their principals may purchase Units on the same terms as other investors.

        In the event that we acquire sufficient equity proceeds to release funds from escrow prior to your initial investment, you must complete the subscription agreement, draft a check payable to East Kansas Agri-Energy, L.L.C., for the full amount due for the Units for which subscription is sought, and deliver to us these items and an executed copy of the signature page to our Operating Agreement to participate in the Offering.

Subscription Period

        The initial closing date for the Offering will be on January 24, 2004 unless sooner completed or extended to a date not later than one year from the effective date of the Offering in our sole discretion. We will admit to the Company as Members and continue to offer any remaining Units to reach the maximum number to be sold for a period of up to one year. We reserve the right to cancel or modify the Offering, to reject subscriptions for Units in whole or in part and to waive conditions to the purchase of Units. Further, we, in our sole discretion, may also determine that it is not necessary to sell all Units. Proceeds from subscriptions for the Units will be deposited in an interest-bearing escrow account that we have established with Garnett State Savings Bank, as Escrow Agent under a written escrow agreement. Investors will not be allowed to withdraw their investments from the escrow account, absent a rescission offer tendered by the Company. No such rescission offer is anticipated.

        This Offering may be terminated (a) if we determine in our sole discretion to terminate the Offering prior to January 24, 2004; (b) if we do not raise the $9,000,000 minimum by January 24, 2004; or (c) even if we raise the $9,000,000 minimum, but as of January 24, 2004 we do not obtain a written debt financing commitment sufficient to carry out our business plan. In the event of termination of this Offering prior to its successful closing, funds invested with us will be returned with interest, less escrow fees. We intend to return those funds by the close of the next business day or as soon as possible after the termination of the Offering.

Delivery of Certificates

        If we satisfy all offering conditions, upon closing of the Offering, we will issue certificates for the Units subscribed for in this Offering. Unless otherwise specifically provided in the subscription agreement, we will issue certificates for any subscription signed by more than one subscriber as joint tenants, with full rights of survivorship. We will imprint the certificates with a conspicuous legend referring to the restrictions on transferability and sale of the Units.

Suitability of Investors

        Investing in the Units offered hereby involves a high degree of risk. Accordingly, the purchase of Units is suitable only for persons of substantial financial means that have no need for liquidity in their investments and can bear the economic risk of loss of any investment in the Units. Units will be sold only to persons that meet these and other requirements. You can not invest in this offering unless you meet one of the five following suitability tests: (1) You participate in physical labor, operations, or management in a farming operation and file a schedule F as part of your annual form 1040 or 1041 filing with the Internal Revenue Service; (2) You are a duly authorized officer of a family farm corporation, member or manager of a family farm limited liability company, general manager of a family farm limited partnership, or trustee of a family trust actively engaged in farming; (3) You own agricultural land and receive, as rent, a share of the crops or the animals raised on the land; (4) You have annual income from whatever source of at least $45,000; or (5) You have a net worth of at least $150,000, exclusive of home, furnishings and automobile. Also, no investor(s) may invest more than 10% of his or her net worth (exclusive of home, furnishings and automobiles) in our Units.

        For husbands and wives purchasing jointly, the tests would be applied on a joint basis. Even if you represent you meet the suitability standards set forth above, the Board of Directors reserves the right to reject any subscription for any reason, including if the Board determines that the Units are not a suitable investment for a particular investor.

        Furthermore, each subscriber must make written representations that:

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  He is purchasing such Units for the purpose of investment and not for resale;

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  He has been encouraged to rely upon the advice of his legal counsel and accountants or other financial advisers with respect to the tax and other considerations relating to the purchase of Units; and

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  The Units being acquired will be acquired for his own account without a view to public distribution or resale and that he has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any Units or any portion thereof to any other person.

        Upon acceptance of a subscription by the Directors, the funds accompanying the request will be deposited in an escrow account and credited to the investor's capital account in accordance with the terms of this Prospectus. We will retain interest earned on the escrowed accounts and credit the amount retained to each investor's capital account.

        Investors that may be deemed the beneficial owners of 5% or more, and 10% or more of our issued and outstanding Units may have reporting obligations under Section 13 and Section 16 of the Securities and Exchange Act. A beneficial owner of 5% or more of our outstanding Units should consult legal counsel to determine what filing and reporting obligations may be required under the federal securities laws.

Summary of Promotional and Sales Material

        In addition to and apart from this Prospectus, we will use certain sales material in connection with this Offering. The material may include a brochure, question-and-answer booklet, a speech for public seminars, invitations to seminars, news articles, public advertisements and audio-visual materials. In certain jurisdictions, such sales materials may not be available. Other than as described herein, we have not authorized the use of any other sales material. This Offering is made only by means of this Prospectus. Although the information contained in such sales materials does not conflict with any of the information contained in this Prospectus, such material does not purport to be complete and should not be considered as a part of this Prospectus or of the Registration Statement of which this Prospectus is a part, or as incorporated in this Prospectus or the Registration Statement by reference.

DESCRIPTION OF MEMBERSHIP UNITS

        The investor is both a holder of Units and a member of the limited liability company at the time of the acceptance of the investment. As a Unit holder, an investor will be entitled to certain rights, such as the right to the distributions that accompany the Units. As a member of the limited liability company, an investor will be entitled to certain other rights, such as the right to vote at our meetings. Although an investor will usually fulfill both these roles, these roles may be separated upon termination of membership in the limited liability company. The separation of such roles includes the loss of certain rights such as, for example, voting rights.

Membership Units

        Ownership rights in the company are evidenced by Units. Each Unit represents a pro rata ownership interest in our capital, profits, losses and distributions and the right to vote and participate in our management as provided in the Operating Agreement. We maintain a membership register setting forth the name, address, capital contributions and number of Units held by each member at our principal office. Counting each member of a married couple as an individual Unit holder, we currently have 188 Unit holders.

        The per Unit purchase prices have been determined by the company without an independent valuation of the Units. We established the offering price based on our estimate of capital and expense requirements, not based on perceived market value, book value, or other established criteria. We did not obtain an independent appraisal opinion on the valuation of the Units. The Units may have a value significantly less than the offering price and there is no guarantee that the Units will ever obtain a value equal to or greater than the Offering price.

Restrictive Legend On Membership Certificate

        We will place on your membership certificate or any other document evidencing ownership of our Units, restrictive legends similar to the following:

  The transferability of the Units represented by this certificate is restricted. Such Units may not be sold, assigned, or transferred, nor will any assignee, vendee, transferee, or endorsee thereof be recognized as having acquired any such Units for any purposes, unless and to the extent such sale, transfer, hypothecation or assignment is permitted by and is completed in strict accordance with, applicable state and federal law and the terms and conditions set forth in the Amended and Restated Operating Agreement and agreed to by each Member.

  The securities represented by this certificate may not be sold, offered for sale, or transferred in the absence of either an effective registration under the securities act of 1933, as amended, and under applicable state securities laws, or an opinion of counsel satisfactory to the company that such transaction is exempt from registration under the Securities Act of 1933, as amended, and under applicable state securities law.

Maximum Ownership Percentage

        Under our Operating Agreement, no member can own more than twenty-five percent (25%) of the total issued and outstanding Units. The calculation of your twenty-five percent (25%) limitation includes the number of Units owned by you and your spouse, children, parents, brothers and sisters, and any Units owned by any corporation, partnership or other entity in which you or your family members owns or controls a majority of the voting power.

Voting Limitations

        As a Unit holder, you are entitled to one vote per Unit owned. You may vote your Units in person or by proxy at a meeting of the Unit holders, on all matters coming before a Unit holder vote. Unit holders do not have cumulative voting or pre-emptive rights.

Separable Interests

        Although we are managed by our Directors, our Operating Agreement provides that certain transactions, such as amending our Operating Agreement or dissolving the company, require member approval. Upon purchasing our Units, investors will become a member of the company. Each member has the following rights:

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  To receive a share of our profits and losses, to receive distributions of our assets, if and when declared by our Directors, and to participate in the distribution of our assets in the event we are dissolved or liquidated; and

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  To access information concerning our business and affairs at our place of business and to vote on matters coming before a vote of the members. Our Operating Agreement provides that if your membership is terminated, regardless of whether or not you transfer your Units or we admit a substitute Unit holder, then you will lose all your rights to vote your Units and the right to access information concerning our business and affairs at our place of business. Information that will be available exclusively to members includes state and federal tax returns and a current list of the names, addresses and capital account information of each member and Unit holder. However, the Unit holder will continue to have the right to a share of our profits and losses and the right to receive distributions of our assets and to participate in the distribution of our assets in the event we are dissolved or liquidated. Unit holders will also have access to company information that is periodically submitted to the Securities and Exchange Commission through that agency.

        Your membership interest in us may be terminated if you:

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  Voluntarily withdraw from the Company;

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  Assign your Units for the benefit of creditors;

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  Assign your Units, and the individual or entity to which you assigned your Units is admitted as a member;

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  File a voluntary petition in bankruptcy;

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  Become subject to an order for relief under the federal bankruptcy laws;

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  File a petition or answer seeking reorganization, liquidation, dissolution or similar relief;

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  Seek or consent to the appointment of a trustee or receiver over all or substantially all of your property;

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  Are subject to an involuntary proceeding seeking reorganization, liquidation, dissolution or other similar relief and at least 120 days has elapsed since such proceeding was commenced; or

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  Are subject to an involuntarily appointment, by a court, of a trustee or receiver over all or substantially all of your property and at least 120 days has passed since such appointment and such appointment has not been postponed or vacated.

        In addition, if you are an individual, you will cease to be a member upon your death or if you have been declared incompetent by a court of law. If you are a corporation, trust, limited liability company or partnership, you will cease to be a member at the time your existence is terminated. If you are an estate, then your membership will terminate when the fiduciary of the estate distributes all of your Units. Accordingly, you can be a Unit holder of the company, but not a member.

        If you transfer your Units, and the transfer is permitted by our Operating Agreement or has been approved by our Directors, then the transferee will be admitted as a new member of the company only if the transferee:

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  Agrees to be bound by our Operating Agreement;

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  Pays or reimburses us for legal, filing and publication costs that we incur relating to admitting such transferee as a new member, if any;

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  Delivers, upon our request, any evidence of the authority such person or entity has to become a member of the Company; and

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  Delivers, upon our request, any other materials needed to complete tranferee's transfer.

        The Board of Directors may, in its discretion, prohibit the transferee from becoming a member if he or she does not comply with these requirements.

Distributions

        Distributions are payable at the discretion of our Board of Directors, subject to the provisions of the Kansas Limited Liability Company Act, our Operating Agreement, and the requirements of our creditors. The Board has no obligation to distribute profits, if any, to members. We have not declared or paid any distributions on our Units.

        Unit holders are entitled to receive distributions of cash or property if and when a distribution is declared by our Directors. Distributions will be made to investors in proportion to the number of Units investors own as compared to all of our Units that are then issued and outstanding. Our Directors have the sole authority to authorize distributions based on available cash (after payment of expenses and resources), however, we will attempt to distribute an amount approximating the additional federal and state income tax attributable to investors as a result of profits allocated to investors.

        We do not expect to generate revenues until the proposed ethanol Plant is operational, which we expect will occur approximately 16 to 18 months after construction commences. After operation of the proposed ethanol Plant begins, we anticipate, subject to any loan covenants or restrictions with our senior and subordinated lenders, distributing a portion of our available cash to our members in proportion to the Units held and in accordance with our Operating Agreement. By net cash flow, we mean our gross cash proceeds received less any portion, as determined by our directors in their sole discretion, used to pay or establish reserves for our expenses, debt payments, capital improvements, replacements and contingencies. If our financial performance and loan covenants permit, our directors will try to make cash distributions at times and in amounts that will permit Unit holders to make income tax payments, but we might not ever be able to make any cash distributions. Any such distributions are totally discretionary with the Board and may not, for various reasons, occur. As a result, you could owe more in taxes due to your share of Company profits, than cash distributions received by you from us in any taxable year. The Board may elect to retain future profits to provide operational financing for the Plant, debt retirement and possible Plant expansion.

        We do not know the amount of cash that we will generate, if any, once we begin operations. At the start, we will generate no revenues and do not expect to generate any operating revenue until the proposed ethanol Plant is operating fully. Cash distributions are not assured, and we may never be in a position to make distributions. Whether we will be able to generate sufficient cash flow from our business to make distributions to members will depend upon numerous factors, including:

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  Successful and timely completion of construction since we will not generate any revenue until our Plant is constructed and operational;

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  Required principal and interest payments on any debt and compliance with applicable loan covenants which will reduce the amount of cash available for distributions;

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  Our ability to operate our Plant at full capacity which directly impacts our revenues;

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  Adjustments and amounts of cash set aside for reserves and unforeseen expenses; and

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  State and federal regulations and subsidies, and support for ethanol generally which can impact our profitability and the cash available for distributions.

Capital Accounts and Contributions

        The purchase price paid for our Units constitutes a capital contribution for purposes of becoming a Unit holder and will be credited to your capital account. As a Unit holder, your capital account will be increased according to your share of our profits and other applicable items of income or gain specially allocated to you pursuant to the special allocation rules described below. In addition, we will increase your capital account for the amount of any of our liabilities that are assumed by you or are secured by any property which we distribute to you. We will decrease your capital account for your share of our losses and other applicable items of expenses or losses specially allocated to you pursuant to the special allocation rules described below. We will also decrease your capital account in an amount equal to the value of any property we distribute to you. In addition, we will decrease your capital account for the amount of any of your liabilities that are assumed by us or are secured by property you have contributed to us. In the event you transfer your Units and we have approved such transfer, then your capital account, to the extent it relates to the Units transferred, will be transferred to the transferee. Our Operating Agreement does not require you to make additional capital contributions to us. Interest will not accrue on your capital contributions, and you have no right to withdraw or be repaid your capital contributions made to us.

Allocation of Profits and Losses

        Except as otherwise provided in the special allocation rules described below, profits and losses that we recognize will be allocated to you in proportion to the number of Units you hold. Our profits and losses will be determined by our Directors on either a daily, monthly, quarterly or other basis permitted under the Internal Revenue Code, as amended, and corresponding Treasury Regulations.

Special Allocation Rules

        The amount of profits and losses that we allocate to you is subject to a number of exceptions referred to as special allocations. These include special allocations required by the Internal Revenue Code and Treasury Regulations aimed at highly leveraged limited liability companies that allocate taxable losses in excess of a Unit holder's actual capital contributions. Our Operating Agreement also requires that our Directors make offsetting special allocations in any manner they deem appropriate that, after such offsetting allocations are made, each Unit holder's capital account balance is equal to the capital account balance that that Unit holder would have had if special allocations required by the Internal Revenue Code and Treasury Regulations were not made to that Unit holder's capital account.

RESTRICTIONS ON TRANSFER OF UNITS

        Investment in this Offering should be undertaken only by those investors who can afford an illiquid investment and who do not intend to resell or transfer their Units.

        All transfers are subject to a determination that the transfer will not cause the Company to be deemed a publicly traded partnership.

        We have restricted your ability to transfer your Units to ensure that the Company is not deemed a "publicly traded partnership" and thus taxed as a corporation. Under the Operating Agreement, no transfers may occur without the approval of the Board of Directors. The Board of Directors will only permit transfers that fall within "safe harbors" contained in the publicly traded partnership rules under the Internal Revenue Code. These include:

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  Transfers by gift;

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  Transfers upon the death of a member;

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  Intra-family transfers; and

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  Other transfers during the tax year that in the aggregate do not exceed 2% of the total outstanding Units.

        Any transfer in violation of the publicly traded partnership requirements or without the prior consent of the Board will be null and void. Furthermore, there is no public or other market for these securities. It is anticipated that no such market will develop.

SUMMARY OF OUR OPERATING AGREEMENT

Binding Nature of Operating Agreement

        Investors will be bound by our Operating Agreement, which has been agreed to by our members. We will be governed primarily according to the provisions of our Operating Agreement and the Kansas limited liability company statute. Our Operating Agreement contains provisions relating to, among other things, election of Directors, restrictions on transfers, Unit holder voting and other Company governance matters. If investors invest in us, investors will be bound by this document, and its provisions may not be amended without the approval of the holders of a majority of the Units. Statements contained in this section of the prospectus regarding the contents of the Operating Agreement are not necessarily complete, and reference is made to the copy of the Operating Agreement filed as an exhibit to this registration statement.

Management

        We will be managed by at least seven but no more than eleven Directors. This means that you will not have any direct control over the management or operation of our business. The Directors are: Bill Pracht, Roger Brummel, Dan Morgan, Jill Zimmerman, Dan Guetterman, Jim Westagard, Don Meats, Doug Strickler, Scott Burkdoll, and Glenn Caldwell. No matter may be submitted to Unit holders for approval without the prior approval of the Board. This means that our Board controls virtually all our affairs. We do not expect a vacancy to develop on the Board until after substantial completion of the proposed ethanol Plant. Investors should be aware that our Operating Agreement is unlike the articles of incorporation and bylaws of typical public companies whose shares trade on NASDAQ or a stock exchange. Our Units do not trade on an exchange and we are not governed by rules of the NASDAQ or a stock exchange concerning Company governance.

        The Directors must elect a Chairman who will preside over any meeting of the Directors. Until the Directors provide otherwise, Bill Pracht will serve as our Chairman, and is responsible for our day-to-day operations. However, prior to beginning operation of our proposed ethanol Plant, the

Directors may appoint another individual to be responsible for our day-to-day operations. The Directors will also elect a Vice-Chairman who shall assume the duties of the Chairman in the event the Chairman is unable to act. Roger Brummel will act as the Company's Vice Chairman. Unless provided otherwise pursuant to any agreement between us and another individual, all compensation to a Unit holder or Director shall be determined by the Directors, in their sole discretion. The Directors may designate authority to manage our affairs to any person or committee they choose.

        According to the Operating Agreement, the Directors may not take the following actions without the unanimous consent of the Members:

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  Cause or permit us to engage in any activity that is not consistent with our purposes;

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  Knowingly do any act in contravention of the Operating Agreement or which would make it impossible to carry on our ordinary business, except as otherwise provided in the Operating Agreement;

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  Possess our property, or assign rights in specific Company property, for other than our purpose; or

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  Cause us to voluntarily take any action that would cause our bankruptcy.

Also according to the Operating Agreement, The Directors shall not have authority to cause us to, without the consent of a majority of the Membership Voting Interests:

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  Merge, consolidate, exchange or otherwise dispose of at one time all or substantially all of our property, except for a liquidating sale of the property in connection with our dissolution;

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  Confess a judgment against us in an amount in excess of $500,000;

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  Issue Units at a purchase price of less than $500.00 per Unit;

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  Issue more than an aggregate of 20,000 Units;

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  Elect to dissolve us; or

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  Cause us to acquire any equity or debt securities of any Director or any of his Affiliates, or otherwise make loans to any Director or any of his Affiliates.

Replacement of Directors

        Our Board of Directors is presently controlled by our founders, and replacing the Board may be difficult to accomplish under our Operating Agreement. Under our Operating Agreement, the present members of the Board of Directors are to serve until the annual meeting in March 2004. The Company's Operating Agreement defines a procedure to replace the board members in staggered terms. These procedures provide that replacement Directors may be nominated either by the Board of Directors or by the Unit Holders upon the timely delivery of a petition signed by the holders of at least five percent (5%) of the outstanding Units and other requirements. For such a petition to be timely delivered it must be delivered to the Board of Directors not more than ninety nor less than thirty days prior to the annual meeting of our members. Our Operating Agreement sets out other requirements for the completion of a valid nominating petition. Our founding Directors have been elected to serve while the proposed ethanol Plant is being developed and will continue to serve as Directors in staggered terms after substantial completion of the ethanol Plant.

Unit Holder

        There will be an annual meeting of members at which the Board of Directors will give the annual Company report and members will address any appropriate business including the election of Directors to those Director seats becoming vacant under the then adopted staggered term format. The holders of at least 30% of the Unit votes entitled to be cast may call special member meetings for the purpose of addressing appropriate member business. Directors may also, at any time, call a meeting of the Unit holders. Member meetings shall be at the place designated by the Board. Members of record will be given notice of member meetings neither more than 60 nor less than 10 days in advance of such meetings.

        Unit holders do not have dissenter's rights. This means that in the event we merge, consolidate, exchange or otherwise dispose of all or substantially all of our property, Unit holders do not have the right to dissent and seek payment for their Units.

        We will maintain, at our principal office, and a member may inspect, during normal business hours, our books, accountings and records. Our books and accountings will be maintained in accordance with generally accepted accounting principles.

Dissolution

        Our Operating Agreement provides that a voluntary dissolution of our Company may be affected only upon the prior approval of a 75% majority of all Units entitled to be voted.

Unit Transfer Restrictions

        An investor's ability to transfer Units is also restricted by our Operating Agreement. Investors may not transfer their Units unless such transfer is:

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  To the investor's administrator or trustee by operation of law such as due to death or divorce; or

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  Made without consideration to or in trust for the investor's descendants.

        Once we begin substantial operation of the proposed ethanol Plant, investors may transfer their Units to any person or organization only if such transfer has been approved by our Directors in accordance with the terms of the Operating Agreement.

        To maintain partnership tax status, the Units may not be traded on an established securities market or readily tradable on a secondary market. To help ensure that a market does not develop, our Operating Agreement prohibits transfers without the approval of the Board of Directors. The Board of Directors will generally approve transfers so long as the transfers fall within "safe harbors" contained in the publicly traded partnership rules under the Internal Revenue Code. Permitted transfers also include transfers by gift, transfers upon death of a member, transfers between family members and other transfers approved by Directors during the tax year that in the aggregate do not exceed 2% of the total outstanding Units. If any person transfers Units in violation of the publicly traded partnership rules or without our prior consent, the transfer will be null and void. These restrictions on transfer could reduce the value of an investor's Units.

Amendments to Operating Agreement

        Our Operating Agreement may be amended by the affirmative vote of the holders of a majority of the Units entitled to vote, either in person or by proxy or mail ballot, at any regular or special meeting of the members at which a quorum is present.

FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS

        This summary discusses the material federal income tax considerations that we reasonably expect to affect investors' investment in the Units. This summary assumes that investors are individuals. It does not generally discuss the federal income tax consequences to corporate taxpayers, tax-exempt pension or profit-sharing trusts or IRAs, foreign taxpayers, estates, or taxable trusts or to transferees of Units.

        This summary constitutes the opinion of our counsel, Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, PLC, of the principal federal income tax consequences that are expected to arise from the an investment in our Units. Our counsel has informed us of the following: (a) the opinion extends only to matters of law and does not extend to matters of fact; (b) with limited exceptions, the opinion relates only to individual citizens and residents of the United States and has limited applicability to corporations, trusts, estates or nonresident aliens; (c) the opinion is based upon known facts and existing law and regulations as of the date of this opinion, all of which are subject to change prospectively and retroactively and will not be revised or supplemented as to future changes of law or fact; and (d) the opinion is not an undertaking to defend any indicated result should that result be challenged by the Internal Revenue Service. Our counsel has also informed us that this opinion is in no way binding on the Internal Revenue Service or on any court of law.

        Investors are urged to consult their own tax advisors with specific reference to their own tax and financial situations, including the application and effect of state, local, and other tax laws and any possible changes in the tax laws after the date of this Prospectus. This section is not to be construed as a substitute for careful tax planning.

        Except as expressly noted, the statements, conclusions, and opinions contained herein are based on existing law as contained in the Internal Revenue Code, Treasury Regulations, administrative rulings, and court decisions as of the date of this Prospectus. No rulings have been or will be requested from the IRS concerning any of the tax matters we describe. Accordingly, there can be no assurance that the IRS or a court will agree with the following discussion or with any of the positions taken by us for federal income tax reporting purposes.

Partnership Status

        Because we are a limited liability company, we will be treated as a partnership for federal income tax purposes. This means that we will not pay any federal income tax and the Unit holders will pay tax on their allocated shares of our net income. Under recently revised Treasury regulations, known as the "check-the-box" regulations, an unincorporated entity such as a limited liability company will be taxed as a partnership unless the entity is considered a publicly traded limited partnership or the entity affirmatively elects to be taxed as a corporation.

        We will not elect to be taxed as a corporation and will endeavor to take steps as are feasible and advisable to avoid classification as a publicly traded limited partnership. Congress has shown no inclination to adopt legislation that would jeopardize the tax classification of the many entities that have acted in reliance on the check-the-box regulations.

        If we fail to qualify for partnership taxation, we would be treated as a "C corporation" for federal income tax purposes. As a "C corporation," we would be taxed on our taxable income at corporate rates, currently at a maximum rate of 35%. Distributions would be taxed again to holders of the Units as corporate dividends. In addition, holders of the Units would not be required to report their shares of our income, gains, losses or deductions on their tax returns until such are distributed. Because a tax would be imposed upon us as a corporate entity, the cash available for distribution to Unit holders would be reduced by the amount of tax paid, in which case the value of the Units would be reduced.

Publicly Traded Partnership Rules

        To qualify for taxation as a partnership, we cannot be subject to the publicly traded partnership rules under Section 7704 of the Internal Revenue Code. Generally, Section 7704 provides that a publicly traded partnership will be taxed as a corporation if its interests are:

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  Traded on an established securities market; or

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  Readily tradable on a secondary market (or the substantial equivalent).

        Although there is no legal authority on whether a limited liability company is subject to these rules, it is probable that we are subject to the publicly traded partnership rules because we elected to be classified and taxed as a partnership.

        We will seek to avoid being treated as a publicly traded partnership. Under Section 1.7704-1(d) of the Treasury regulations, interests in a partnership are not considered traded on an established securities market or readily tradable on a secondary market unless the partnership participates in the establishment of the market or the inclusion of its interests in a market, or the partnership recognizes any transfers made on the market by redeeming the transferor partner or admitting the transferee as a partner.

        We do not intend to list the Units on the New York Stock Exchange, or the NASDAQ Stock Market, or any other stock exchange. In addition, our Operating Agreement prohibits any transfer of Units without the approval of our Directors. Our Directors intend to only approve transfers that fall within safe harbor provisions of the Treasury regulations, so that we will not be classified as a publicly traded partnership. These safe harbor provisions generally provide that the Units will not be treated as readily tradable on a secondary market, or the substantial equivalent, if the interests are transferred:

  •
  In "private" transfers;

  •
  Pursuant to a qualified matching service; or

  •
  In limited amounts that satisfy a 2% test.

        Private transfers include, among others:

  •
  Transfers by gifts in which the transferee's tax basis in the Units transferred is determined by reference to the transferor's tax basis in the interests transferred;

  •
  Transfers at death, including transfers from an estate or testamentary trust;

  •
  Transfers between members of a family as defined in Section 267(c)(4) of the Internal Revenue Code;

  •
  Transfers from retirement plans qualified under Section 401(a) of the Internal Revenue Code or an IRA; and

  •
  "Block" transfers. A block transfer is a transfer by a Unit holder and any related persons as defined in the Internal Revenue Code in one or more transactions during any thirty-calendar-day period of Units that in the aggregate represents more than two percent of the total interests in partnership capital or profits.

        Transfers through a qualified matching service are also disregarded in determining whether interests are readily tradable. A matching service is qualified only if:

  •
  It consists of a computerized or printed system that lists customers' bid and/or ask prices in order to match Unit holders who want to sell with persons who want to buy;

  •
  Matching occurs either by matching the list of interested buyers with the list of interested sellers or through a bid and ask process that allows interested buyers to bid on the listed interest;

  •
  The seller cannot enter into a binding agreement to sell the interest until the 15th calendar day after his interest is listed, which date must be confirmable by maintenance of contemporaneous records;

  •
  The closing of a sale effected through the matching service does not occur prior to the 45th calendar day after the interest is listed;

  •
  The matching service displays only quotes that do not commit any person to buy or sell an interest at the quoted price, nonfirm price quotes, or quotes that express an interest in acquiring an interest without an accompanying price, nonbinding indications of interest, and does not display quotes at which any person is committed to buy or sell a interest at the quoted price (firm quotes);

  •
  The seller's information is removed within 120 days of its listing and is not reentered into the system for at least 60 days after its deletion; and

  •
  The sum of the percentage interests transferred during the entity's tax year, excluding private transfers, cannot exceed ten percent of the total interests in partnership capital or profits.

        We intend to use a qualified matching service, but have no plans at this time to use a broker for such service. We may operate our own qualified matching service, but currently have no plans to do so and will not need such a service for at least 18 months, because our Units will not be transferable until after the Plant is operational.

        In addition, interests are not treated as readily tradable if the sum of the percentage of the interests transferred during the entity's tax year, excluding private transfers, do not exceed two percent of the total interests in partnership capital or profits.

Tax Treatment of Our Operations; Flow-Through of Taxable Income and Loss; Use of Calendar Year

        We expect to pay no federal income tax. Instead, as Unit holders, investors will be required to report on investors' income tax return investors' allocable share of the income, gains, losses and deductions we have recognized without regard to whether cash distributions are received.

        Because we will be taxed as a partnership, we will have our own taxable year that is separate from the taxable years of our Unit holders. Unless a business purpose can be established to support a different taxable year, a partnership must use the "majority interest taxable year" which is the taxable year that conforms to the taxable year of the holders of more than 50% of its interests. In this case, assuming that individuals hold more than 50% of our interests, the majority interest taxable year will be the calendar year.

Tax Consequences to Our Unit holders

        As a Unit holder, you will be required to report on your income tax return for your taxable year with which or within which our taxable year ends, your distributive share of our income, gains, losses and deductions without regard to whether any cash distributions are received. To illustrate, a Unit holder reporting on a calendar-year basis will include his or her share of our 2001 taxable income or loss on his or her 2001 income tax return. A Unit holder with a June 30 fiscal year will report his share of our 2001 taxable income or loss on his income tax return for the fiscal year ending June 30, 2002. We will provide each Unit holder with an annual Schedule K-1 indicating such holder's share of our income, loss and their separately stated components.

Tax Treatment of Distributions

        Distributions made by us to a Unit holder will not be taxable to the Unit holder for federal income tax purposes as long as distributions do not exceed the Unit holder's basis in his or her Units immediately before the distribution. Cash distributions in excess of Unit basis, which is unlikely to occur, are treated as gain from the sale or exchange of the Units under the rules described below for Unit dispositions.

Initial Tax Basis of Units and Periodic Basis Adjustments

        Under Section 722 of the Internal Revenue Code, investors' initial basis in the Units investors purchase will be equal to the sum of the amount of money investors paid for investors' Units. An investor's basis will also be increased by the investor's share of our debt. But see "FEDERAL TAX CONSEQUENCES OF OWNING OUR UNITS—Deductibility of Losses; At-Risk; Passive Loss Limitations" regarding the impact of debt on deductibility of losses. Here, an investor's initial basis in each Unit purchased will be at least $1,000 depending upon the per Unit price in effect on the day that the investor purchases the Unit, plus the investor's allocated share of our senior and subordinated debt when they are incurred.

        An investor's initial basis in the Units will be increased to reflect the investor's distributive share of our taxable income, tax-exempt income, gains, and any increase in the investor's share of debt. If the investor makes additional capital contributions at any time, the adjusted basis of the investor's Units will be increased by the amount of any cash contributed or the adjusted basis in any property contributed if additional Units are not distributed to investors.

        The basis of an investor's Units will be decreased, but not below zero, by:

  •
  The amount of any cash we distribute to investors;

  •
  The basis of any other property distributed;

  •
  The investor's distributive share of losses and nondeductible expenditures that are "not properly chargeable to capital account"; and any reduction in the investor's share of our debt.

        The Unit basis calculations are complex. A member is only required to compute Unit basis if the computation is necessary to determine his tax liability, but accurate records should be maintained. Typically, basis computations are necessary at the following times:

  •
  The end of a taxable year during which we suffered a loss, for the purpose of determining the deductibility of the member's share of the loss;

  •
  Upon the liquidation or disposition of a member's interest, or

  •
  Upon the nonliquidating distribution of cash or property to an investor, in order to ascertain the basis of distributed property or the taxability of cash distributed.

        Except in the case of a taxable sale of a Unit or the Company's liquidation, exact computations usually are not necessary. For example, a Unit holder who regularly receives cash distributions that are less than or equal to his or her share of our taxable income will have a positive Unit basis at all times. Consequently, no computations are necessary to demonstrate that cash distributions are not taxable under Section 731(a)(1) of the Internal Revenue Code. The purpose of the basis adjustments is to keep track of a member's tax investment in us, with a view toward preventing double taxation or exclusion from taxation of income items upon ultimate disposition of the Units.

Tax Credits to Unit Holders

  Small Ethanol Producer Tax Credit

        "Small Ethanol Producers" are allowed a 10-cents-per-gallon federal production income tax credit on up to 15 million gallons of production annually. Under current law, small ethanol producers are those ethanol producers producing less than 30 million gallons per year. If our proposed ethanol Plant becomes operational, we expect to be classified as a small ethanol producer for purposes of the tax credit because we expects to produce approximately 20 million gallons of ethanol per year. Because we expect to be classified as a partnership for tax purposes, we would pass the tax credits through to our Unit holders. Unit holders may then be able to report and utilize the tax credits on their own income tax returns.

        Under current law, the small ethanol producer tax credit is a "passive" credit. This means that Unit holders will be able to utilize the tax credits only to reduce the tax on passive activity income. See "FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS—Passive Activity Income". Although we expect to generate passive income for our Unit holders, there can be no assurance when, if ever, we will generate passive income allowing the use of credits. Further, each Unit holder may have other sources of passive activity income or loss that will effect the ability to utilize the credits. Unused credits may be carried forward to offset tax on passive activity income in future years. However, federal tax legislation has been introduced by Senator Charles Grassley, which, if enacted, would change the treatment of the tax credit to an "active" tax credit. S. 312, 107th Cong., 1st Sess. (Feb. 13, 2001)(the "Tax Legislation"). If this legislation is enacted, Unit holders would be allowed to utilize the tax credits to reduce their regular income tax. However, there can be no assurance that the Tax Legislation will be passed by the Congress or enacted into law by the President.

        Under current law, the small ethanol producer tax credit does not apply to reduce the alternative minimum tax ("AMT"). As a result, although the tax credit may otherwise apply, certain Unit holders may not realize the full benefit of the tax credit due to the application of the AMT. The Tax Legislation, if enacted, will change the tax credit to allow it to apply to reduce the AMT. However, there can be no assurance that the Tax Legislation will be passed by the Congress or enacted into law by the President.

        Under current law, Unit holders utilizing the small ethanol producer tax credit would be required to increase taxable income by the amount of the credit in their gross income before utilizing the credit to reduce any tax on their passive income. This means that although the credits may reduce the tax liability resulting from a Unit holder's passive income, the net result would not reduce the Unit holder's total tax liability on a dollar-for-dollar basis. Instead, the net-benefit would be a lesser amount. Unit holders in higher marginal income tax brackets generally would benefit less than Unit holders in lower marginal tax brackets. The Tax Legislation, if enacted, would repeal the present rule requiring the amount of the credit to be included in income. However, there can be no assurance that the Tax Legislation will be passed by the Congress or enacted into law by the President.

Deductibility of Losses; At-Risk; Passive Loss Limitations

        Generally, a Unit holder may deduct losses allocated to him, subject to a number of restrictions. An investor's ability to deduct any losses we allocate to the investor is determined by applying the following three limitations dealing with basis, at-risk and passive losses.

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  Basis.  An investor may not deduct an amount exceeding the investor's adjusted basis in the investor's Units pursuant to Internal Revenue Code Section 704(d). If the investor's share of the Company's losses exceed the investor's basis in the investor's Units at the end of any taxable year, such excess losses, to the extent that they exceed the investor's adjusted basis, may be carried over indefinitely and deducted to the extent that at the end of any succeeding year the investor's adjusted basis in the investor's Units exceeds zero.

  •
  At-Risk Rules.  Under the "at-risk" provisions of Section 465 of the Internal Revenue Code, if an investor is an individual taxpayer (including an individual partner in a partnership) or a closely-held corporation, the investor may deduct losses from a trade or business activity, and thereby reduce the investor's taxable income from other sources, only to the extent the investor is considered "at risk" with respect to that particular activity. The amount an investor is considered to have "at risk" includes money contributed to the activity and certain amounts borrowed with respect to the activity for which the investor may be liable.

  •
  Passive Loss Rules.  Section 469 of the Internal Revenue Code may substantially restrict an investor's' ability to deduct losses and tax credits from passive activities. Passive activities generally include activities conducted by pass-through entities, such as a limited liability company, certain partnerships, or S corporations, in which the taxpayer does not materially participate. Generally, losses from passive activities are deductible only to the extent of the taxpayer's income from other passive activities. Passive activity losses that are not deductible may be carried forward and deducted against future passive activity income or may be deducted in full upon disposition of a Unit holder's entire interest in us to an unrelated party in a fully taxable transaction. It is important to note that "passive activities" do not include dividends and interest income that normally is considered to be "passive" in nature. For Unit holders who borrow to purchase their Units, interest expense attributable to the amount borrowed will be aggregated with other items of income and loss from passive activities and subjected to the passive activity loss limitation. To illustrate, if a Unit holder's only passive activity is our limited liability company, and if we incur a net loss, no interest expense on the related borrowing would be deductible. If that Unit holder's share of our taxable income is less than the related interest expense, the excess would be nondeductible. In both instances, the disallowed interest would be suspended and would be deductible against future passive activity income or upon disposition of the Unit holder's entire interest in our limited liability company to an unrelated party in a fully taxable transaction.

Passive Activity Income

        If we are successful in achieving our investment and operating objectives, investors may be allocated taxable income from us. To the extent that an investor's share of our net income constitutes income from a passive activity (as described above), such income may generally be offset by the investor's net losses and credits from investments in other passive activities, and the small ethanol producer credit if received by us and allocated to our members.

Allocations of Income and Losses

        An investor's distributive share of our income, gain, loss, or deduction for federal income tax purposes generally is determined in accordance with our Operating Agreement. Under Section 704(b) of the Internal Revenue Code, however, an allocation, or portion thereof, will be respected only if it either has "substantial economic effect" or is in accordance with the "partner's interest in the partnership." If the allocation or portion thereof contained in our Operating Agreement does not meet either test, the IRS may make a reallocation of such items in accordance with their determination of each Unit holder's economic interest in us. Treasury Regulations contain guidelines as to whether partnership allocations have substantial economic effect. The allocations contained in the Operating Agreement are intended to comply with the Treasury Regulation's test for having substantial economic effect. See "DESCRIPTION OF MEMBERSHIP UNITS."

Allocations to Newly Admitted Unit holders or Transferees of Units

        New Unit holders will be allocated a proportionate share of income or loss for the year in which they became Unit holders. The Operating Agreement permits our Directors to select any method and convention permissible under Internal Revenue Code Section 706(d) for the allocation of tax items during the time any person is admitted as a Unit holder. In addition, the Operating Agreement provides that upon the transfer of all or a portion of a Unit holder's Units, other than at the end of our fiscal year, the entire year's net income or net loss allocable to the transferred Units will be apportioned between the transferor and transferee.

Reporting Requirement

        The IRS requires a taxpayer who sells or exchanges a Unit to notify us in writing within thirty days or, for transfers occurring on or after December 16 of any year, by January 15 of the following year. Although the IRS reporting requirement is limited to "Section 751(a) exchanges," it is likely that any transfer of a company Unit will constitute a Section 751(a) exchange. The written notice required by the IRS must include the names and addresses of both parties to the exchange, the identifying numbers of the transferor and, if known, of the transferee and the exchange date. Currently the IRS imposes a penalty of $50 for failure to file the written notice unless reasonable cause can be shown.

Alternative Minimum Tax

        If we adopt accelerated methods of depreciation, it is possible that taxable income for Alternative Minimum Tax purposes might exceed regular taxable income passed through to the Unit holders. No decision has been made on this point, but we believe that most Unit holders are unlikely to be adversely affected by excess alternative minimum taxable income.

Tax Consequences upon Disposition of Units

        Gain or loss will be recognized on a sale of our Units equal to the difference between the amount realized and the Unit holder's basis in the Units sold. The amount realized includes cash and the fair market value of any property received plus the member's share of our debt. Although unlikely, since debt may be included in an investor's basis, it is possible that an investor could have a tax liability upon the sale of the investor's Units that exceeds the proceeds of sale.

        Gain or loss recognized by a Unit holder on the sale or exchange of a Unit held for more than one year generally will be taxed as long-term capital gain or loss. A portion of this gain or loss, however, will be separately computed and taxed as ordinary income or loss under Internal Revenue Code Section 751 to the extent attributable to depreciation recapture or other "unrealized receivables" or "substantially appreciated inventory" owned by us. We will adopt conventions to assist those members that sell Units in apportioning the gain among the various categories.

Effect of Tax Code Section 754 Election on Unit Transfers

        The adjusted basis of each Unit holder in his Units ("outside basis") initially will equal his proportionate share of our adjusted basis in our assets ("inside basis"). Over time, however, it is probable that changes in Unit values and cost recovery deductions will cause the value of a Unit to differ materially from the Unit holder's proportionate share of the inside basis. Section 754 of the Internal Revenue Code permits a partnership to make an election that allows a transferee who acquires Units either by purchase or upon the death of a Unit holder to adjust his share of the inside basis to fair market value as reflected by the Unit price in the case of a purchase or the estate tax value of the Unit in the case of an acquisition upon death of a Unit holder. Once the amount of the transferee's basis adjustment is determined, it is allocated among our various assets pursuant to Section 755 of the Internal Revenue Code.

        A Section 754 election is beneficial to the transferee when his outside basis is greater than his proportionate share of the entity's inside basis. In this case, a special basis calculation is made solely for the benefit of the transferee that will determine his cost recovery deductions and his gain or loss on disposition of property by reference to his higher outside basis. The Section 754 election will be detrimental to the transferee if his outside basis is less than his proportionate share of inside basis.

        If we make a Section 754 election, Treasury regulations require us to make the basis adjustments. In addition, these regulations place the responsibility for reporting basis adjustments on us. We must report basis adjustments by attaching statements to our partnership returns. In addition, we are required to adjust specific partnership items in light of the basis adjustments. Consequently, amounts reported on the transferee's Schedule K-1 are adjusted amounts.

        Transferees are subject to an affirmative obligation to notify us of their bases in acquired interests. To accommodate concerns about the reliability of the information provided, we are entitled to rely on the written representations of transferees concerning either the amount paid for the partnership interest or the transferee's basis in the partnership interest under Section 1014 of the Internal Revenue Code, unless clearly erroneous.

        Our Operating Agreement provides that our Directors will determine whether or not a Section 754 election will be made. Depending on the circumstances, the value of Units may be affected positively or negatively by whether or not we make a Section 754 election. If we decide to make a Section 754 election, the election will be made on a timely filed partnership income tax return and is effective for transfers occurring in the taxable year of the return in which the election is made. Once made, the Section 754 election is irrevocable unless the Internal Revenue Service consents to its revocation.

Our Dissolution and Liquidation May Be Taxable to Investors, Unless Our Properties are Distributed In-kind

        Our dissolution and liquidation will involve the distribution to investors of the assets, if any, remaining after payment of all of our debts and liabilities. Upon dissolution, investors' Units may be liquidated by one or more distributions of cash or other property. If investors receive only cash upon the dissolution, gain would be recognized by investors to the extent, if any, that the amount of cash received exceeds investors' adjusted bases in investors' Units. No gain or loss will be recognized if we distribute our own property in a dissolution. However, since our primary asset will likely be the ethanol Plant, it is unlikely that we will make a distribution in kind.

Audit of Income Tax Returns

        The IRS may audit our tax returns and may disagree with the tax positions we have taken on such returns. If challenged by the IRS, the tax position taken on the returns may not be sustained by the courts. An audit of our tax returns could lead to separate audits of investors' tax returns, which could result in adjustments attributable to items that may or may not be related to us.

        Generally, investors are required to file their tax returns in a manner consistent with the information returns filed by us, such as Schedule K-1, or investors may be subject to possible penalties, unless they file a statement with their tax returns describing any inconsistency. In addition, we will select a "tax matters partner" who will have certain responsibilities with respect to any IRS audit and any court litigation relating to us. Investors should consult their tax advisors as to the potential impact these procedural rules may have on them.

        Prior to 1982, regardless of the size of a partnership, adjustments to a partnership's items of income, gain, loss, deduction, or credit had to be made in separate proceedings with respect to each partner individually. Because a large partnership sometimes had many partners located in different audit districts, adjustments to items of income, gains, losses, deductions, or credits of the partnership had to be made in numerous actions in several jurisdictions, sometimes with conflicting outcomes. The Tax Equity and Fiscal Responsibility Act of 1982 ("TEFRA") established unified audit rules applicable to all but certain small partnerships. These rules require the tax treatment of all "partnership items" to be determined at the partnership, rather than the partner, level. Partnership items are those items that are more appropriately determined at the partnership level than at the partner level, as provided by regulations. Since we will be taxed as a partnership, the TEFRA rules are applicable to us and our members.

        The IRS may challenge the reporting position of a partnership by conducting a single administrative proceeding to resolve the issue with respect to all partners. But the IRS must still assess any resulting deficiency against each of the taxpayers who were partners in the year in which the understatement of tax liability arose. Any partner of a partnership can request an administrative adjustment or a refund for his own separate tax liability. Any partner also has the right to participate in partnership-level administrative proceedings. A settlement agreement with respect to partnership items binds all parties to the settlement. The TEFRA rules establish the "Tax Matters Member" as the primary representative of a partnership in dealings with the IRS. The Tax Matters Member must be a "member-manager" which is defined as a company member who, alone or together with others, is vested with the continuing exclusive authority to make the management decisions necessary to conduct the business for which the organization was formed. In our case, this would be a member of the Board of Directors who is also a member of the company. Our Operating Agreement provides for Board designation of the Tax Matters Member and for default designations if it fails to do so. The IRS generally is required to give notice of the beginning of partnership-level administrative proceedings and any resulting administrative adjustment to all partners whose names and addresses are furnished to the IRS.

Interest on Underpayment of Taxes; Accuracy-Related Penalties; Negligence Penalties

        If we incorrectly report an investor's distributive share of our net income, such may cause the investor to underpay his taxes. If it is determined that the investor underpaid his taxes for any taxable year, the investor must pay the amount of taxes he underpaid plus interest on the underpayment and possibly penalties from the date the tax was originally due. Under recent law changes, the accrual of interest and penalties may be suspended for certain qualifying individual taxpayers if the IRS does not notify an investor of amounts owing within 18 months of the date the investor filed his income tax return. The suspension period ends 21 days after the IRS sends the required notice. The rate of interest is compounded daily and is adjusted quarterly.

        Under Section 6662 of the Internal Revenue Code, penalties may be imposed relating to the accuracy of tax returns that are filed. A 20% penalty is imposed with respect to any "substantial understatement of income tax" and with respect to the portion of any underpayment of tax attributable to a "substantial valuation misstatement" or to "negligence." All those penalties are subject to an exception to the extent a taxpayer had reasonable cause for a position and acted in good faith.

        The IRS may impose a 20% penalty with respect to any underpayment of tax attributable to negligence. An underpayment of taxes is attributable to negligence if such underpayment results from any failure to make a reasonable attempt to comply with the provisions of the Code, or any careless, reckless, or intentional disregard of the federal income tax rules or regulations. In addition, regulations provide that the failure by a taxpayer to include on a tax return any amount shown on an information return is strong evidence of negligence. The disclosure of a position on the taxpayer's return will not necessarily prevent the imposition of the negligence penalty.

State and Local Taxes

        In addition to the federal income tax consequences described above, investors should consider the state and local tax consequences of an investment in us. This Prospectus makes no attempt to summarize the state and local tax consequences to an investor. Investors are urged to consult their own tax advisors regarding state and local tax obligations.

LEGAL MATTERS

        The validity of the issuance of the Units offered will be passed upon for us by Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, PLC.

        We are not currently involved in any material litigation.

TRANSFER AGENT

        The Company will serve as its own transfer agent and registrar.

ADDITIONAL INFORMATION

        The company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 under the Securities Act with respect to the Units offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to East Kansas Agri-Energy, L.L.C. and the Units offered hereby, reference is made to the Registration Statement and the exhibits thereto. A copy of the Registration Statement and the exhibits thereto may be inspected without charge at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

        We will file with the SEC and intend to provide our members with annual reports containing financial statements audited by an independent accounting firm and make available upon request quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

        You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. This Prospectus is an offer to sell, or a solicitation of offers to buy, shares of Units only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of Units.

INDEPENDENT AUDITORS' REPORT

To the Board of Directors
 East Kansas Agri-Energy, LLC
Garnett, Kansas

        We have audited the accompanying balance sheet of East Kansas Agri-Energy, LLC, as of December 31, 2001, and the related statements of operations, changes in members' equity and cash flows for the period from January 3, 2001 (date of inception) to December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of East Kansas Agri-Energy, LLC as of December 31, 2001, and the results of its operations and its cash flows for the period then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Eide Bailly LLP

Bloomington, Minnesota
May 31, 2002, except for the last two paragraphs of Note 10, for which the date is July 8, 2002.

EAST KANSAS AGRI-ENERGY, LLC
(A Development Stage Company)
Garnett, Kansas

BALANCE SHEET

DECEMBER 31, 2001

ASSETS
Current Assets
Cash and cash equivalents	$186,809
Prepaid offering costs	14,398
Prepaid expenses	35,754

Total Current Assets	236,961

Total Assets	$236,961

LIABILITIES AND MEMBERS' EQUITY (DEFICIENCY IN ASSETS)
Current Liabilities
Accounts payable	$11,445
Deposits received on members' units	55,000
Notes payable	126,000

Total Current Liabilities	192,445

Long-term debt	75,000

Members' Equity (Deficiency in Assets)
Capital Contributions, 20,000 Units authorized	—
Deficit accumulated during the development stage	(30,484)

Total Members' Equity (Deficiency in Assets)	(30,484)

Total Liabilities and Equity	$236,961

The accompanying notes are an integral part of these financial statements

EAST KANSAS AGRI-ENERGY, LLC
(A Development Stage Company)
Garnett, Kansas

STATEMENT OF OPERATIONS

For the Period From January 3, 2001 (Date of Inception)
Through December 31, 2001

Revenue	—

Operating Expenses
Organizational expenses	3,643
Start-up expenses	26,841

30,484

Net Loss	$(30,484)

The accompanying notes are an integral part of these financial statements

EAST KANSAS AGRI-ENERGY, LLC
(A Development Stage Company)
Garnett, Kansas

STATEMENT OF CHANGES IN MEMBERS' EQUITY

For the Period From January 3, 2001 (Date of Inception)
Through December 31, 2001

	Units	Capital Contribution	Deficit Accumulated During the Development Stage	Total
Balance at January 3, 2001	—	$—	$—	$—
Units Issued	—	—	—	—
Net loss	—	—	(30,484)	(30,484)

Balance at December 31, 2001	—	$—	$(30,484)	$(30,484)

The accompanying notes are an integral part of these financial statements

EAST KANSAS AGRI-ENERGY, LLC
(A Development Stage Company)
Garnett, Kansas

STATEMENT OF CASH FLOWS

For the Period From January 3, 2001 (Date of Inception)
Through December 31, 2001

Cash Flows From Operating Activities
Net loss	$(30,484)

Adjustments to reconcile net loss to net cash used in operating activities
(Increase) decrease in:
Prepaid expenses	(35,754)
Accounts payable	11,445

Total Adjustments	(24,309)

Net Cash Used in Operating Activities	(54,793)

Cash Flows From Financing Activities
Prepaid offering costs	(14,398)
Proceeds from notes payable	137,000
Repayment of notes payable	(11,000)
Proceeds from long-term debt	75,000
Deposits received for members' units	55,000

Net Cash Provided by Financing Activities	241,602

Net Increase in Cash and Cash Equivalents	186,809
Cash and Cash Equivalents, Beginning of Period	—

Cash and Cash Equivalents, End of Period	$186,809

The accompanying notes are an integral part of these financial statements

EAST KANSAS AGRI-ENERGY, LLC
(A Development Stage Company)
Garnett, Kansas

NOTES TO FINANCIAL STATEMENTS

December 31, 2001

1.    Summary of Significant Accounting Policies

        a.    Nature of Business

          East Kansas Agri-Energy, LLC (a development stage Kansas limited liability company) to be located in Garnett, Kansas was organized to pool investors to build a 20 million gallon ethanol plant with distribution within the United States. Construction is projected to begin during 2002. As of December 31, 2001, the Company is in the development stage with its efforts being principally devoted to organizational and financing activities.

          The Company was formally organized as a limited liability company as of October 16, 2001. From January 3, 2001 to October 15, 2001, the Company operated as a general partnership with no formal partnership agreement.

        b.    Basis of Accounting

          The Company uses the accrual basis of accounting in accordance with generally accepted accounting principles. This method recognizes revenues as earned and expenses as incurred.

        c.    Revenue Recognition

          Revenue from the production of ethanol and related products will be recorded upon delivery to customers. Interest income is recognized as earned.

        d.    Prepaid Offering Costs

          Costs incurred related to the sale of units are recorded as prepaid offering costs until the related units are issued. Upon issuance of units, offering costs are deducted from additional paid-in capital, with any remaining amount applied to retained earnings (deficit accumulated during the development stage). Offering costs include direct costs related to the offering such as legal fees, cost of meetings and materials and related costs associated with the Company's private offering and initial public offering.

        e.    Organizational and Start-up Costs

          Organizational and start-up costs are expensed as incurred. Organizational costs consist of amounts related to the formation of the company. Start-up costs consist of amounts incurred during the development stage related to the operation and management of the Company which do not qualify as a capitalized cost.

        f.      Grants and Bargain Purchases

          Amounts received as grants are recorded as a reduction of the expense or cost for which the grant was provided. Amounts received as a bargain purchase are recorded as a reduction of the cost basis of the asset.

        g.    Estimates

          Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of

(Continued on next page)

  contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Actual results could differ from the significant estimates used.

        h.    Income Taxes

          The Company is organized as a limited liability company under state law and is treated as a partnership for income tax purposes. Under this type of organization, the Company's earnings pass through to the partners and are taxed at the partner level. Accordingly, no income tax provision has been calculated. Differences between financial statement basis of assets and tax basis of assets is related to capitalization and amortization of organization and start-up costs for tax purposes, whereas these costs are expensed for financial statement purposes.

        i.      Cash Equivalents

          For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents

        j.      Earnings per unit

          Earnings per unit are calculated based on the period of time units have been issued and outstanding. For purposes of calculating diluted earnings per capital unit, units subscribed for but not issued are included in the computation of outstanding capital units. As of December 31, 2001, there were no units includable in basic or diluted earnings per unit as there were no units subscribed for or accepted at that date.

        k.    Recently Issued Accounting Pronouncements

          The Financial Accounting Standards Board has recently issued Statement 143 regarding Accounting for Asset Retirement Obligations, Statement 144 regarding Accounting for Impairment of Long Lived Assets, and Statement 145 regarding Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. Management does not expect the implementation of these pronouncements to have a significant effect on the financial statements.

2.    Note Payable—Unsecured Creditors

          The Company borrowed $1,000 each from 137 unsecured creditors. The amounts were received from the creditors as investments at risk, with no guarantee of repayment and no interest due on repayment. During November of 2001, $1,000 was refunded to each of the eleven (11) original members of the Board of Directors.

(Continued on next page)

3.    Long-Term Obligations

          Long-term obligations of the Company are summarized as follows at December 31, 2001.

Note payable to Kansas Department of Commerce and Housing (KDOCH). Repayment is contingent on the escrow related to the Company's initial public offering being broken. If the escrow is broken by October 31, 2003, the Company will repay the amount within seven days. In the event escrow is broken after October 31, 2003, within seven days of that date, the Company will repay $75,000 plus 6.50% simple interest compounded annually from October 31, 2003.		$75,000
Less: Current portion

Long-term portion		$75,000

The aggregate maturities of all long-term obligations are as follows:
2002	$
2003		75,000

Total		$75,000

        If the Company transfers the project or project rights to a location or entity outside the state of Kansas, the Company shall pay KDOCH within thirty days $75,000 plus 10% simple interest from the date funds were disbursed and an ongoing royalty of 4% of gross sales for the life of the related product.

        If the Company, in exercising its best business judgment determines not to commercialize, sell, license or market its product, then no amounts shall be payable to KDOCH under this agreement in excess of the salvage or resale value of the equipment purchased.

        Management estimates that the fair value of the above debt instrument is approximately $67,700.

4.    Members' Equity

        As specified in the Company's Operating Agreement, voting rights are one vote for each voting unit registered in the name of such Member as shown on the Membership Registration maintained by the Company. No member shall directly or indirectly own or control more than 25% of the issued and outstanding voting membership interests of the Company at any time.

        Income and losses of the Company shall be allocated among the Members in proportion to each Member's respective percentage of Units when compared with the total Units issued.

        The Company's cash flow shall first be applied to the payment of the Company's operating expenses (including debt service) and then to maintenance of adequate cash reserves as determined by the Board of Directors. Any cash remaining after satisfaction of the preceding provision, as determined by the Board of Directors in its sole discretion, shall be distributed from time to time to the Members in proportion to their respective percentage of Units. No member has the right to demand and receive any distribution from the Company other than in cash. No distribution shall be made if, as a result

(Continued on next page)

thereof, the Company would be in violation of any loan agreement, or if the Company's total assets would be less than the sum of its total liabilities.

        Transfer, disposition or encumbrance of Capital Units is subject to certain restrictions, including approval by the Board of Directors.

5.    Grant Income

        The Company received grants that were deducted from start-up costs as follows:

Kansas Grain Sorghum Commission	$5,000
Kansas Corn Commission	7,000
Kansas Cooperative Development Center	5,000

$17,000

        Each of the above grants was provided to the Company for purposes of funding a feasibility study.

6.    Related Party Transactions

        The project coordinator (Note 8) purchased membership units subsequent to December 31, 2001.

        The 11 unsecured creditors (Note 2) that were repaid prior to December 31, 2001 are the members of the board of directors as of December 31, 2001.

7.    Concentration of Credit Risk

        The Company maintains cash balances at a financial institution in its trade area. The account is secured by the Federal Deposit Insurance Corporation up to $100,000. At times, the Company's bank balance may exceed $100,000.

8.    Commitments and Contingencies

        The Company has signed a letter of intent with an unrelated entity to design and build the ethanol production facility.

        The Company has received a letter of intent from the City of Garnett, regarding the use of land and municipalities, potential tax incentives, permitting, industrial revenue bonds and railroad access. As of December 31, 2001, definitive agreements on the above had not been finalized.

        The Company entered into an agreement with an individual to provide services as a project coordinator. The Company pays a portion of the fee as earned, with the remaining amount deferred until stock sales are authorized. The deferred amount as of December 31, 2001 is $7,680 and is included in accounts payable on the balance sheet. Either party may terminate the contract without cause by giving two weeks notice.

(Continued on next page)

9.    Income Taxes

        The differences between the financial statement basis and tax basis of assets is as follows:

Financial statement basis of assets	$236,961
Plus organization and start-up costs, Net of tax amortization	19,673

Tax basis of assets	$256,634

        There were no significant differences between financial statement basis and tax basis of the Company's liabilities.

10.    Subsequent Events

        The remaining notes payable (Note 2) were repaid in full during January and February 2002.

        During February 2002, the Company entered into a month-to-month operating lease for office space. The monthly rental is $250.

        As of December 31, 2001, the Company had received deposits of $55,000 for membership units. Subsequent to December 31, 2001, the Company issued 110 units to 11 members for these deposits. The issuance of these units was not subject to the terms of the Company's initial public offering discussed below.

        During January and February 2002, 111 additional members were admitted to the Company investing $5,000 each, for 1,110 units and capital contributions of $555,000. The issuance of these units was not subject to the terms of the Company's initial public offering discussed below.

        The Limited Liability Company Operating Agreement was amended and restated as of March 13, 2002. The amendment did not materially change the rights and obligations of members subject to the operating agreement.

        On March 14, 2002, the Company entered into an option agreement to purchase approximately 10 acres of land. The option was purchased for $5,000, which will be applied to the total purchase price if the option is exercised. The agreement provides for a purchase price of $9,000 per acre, plus the cost to replace boundary fencing and relocate an existing structure along with water and electric utilities. The option expires on March 13, 2003.

        On May 14, 2002, the Company entered into an option to purchase real property for the plant site with a fair value of approximately $172,500. The option is for the purchase of approximately 23 acres within the Golden Prairie Industrial Park of the City of Garnett, Kansas for $1. The option expires on December 1, 2002.

        Subsequent to December 31, 2001, the Company entered into an agreement for preliminary engineering for the proposed ethanol plant with Fagan Engineering LLC. The agreement obligates the Company for no more than $30,000.

(Continued on next page)

        Subsequent to December 31, 2001, the Company entered into an agreement with Antioch International, Inc., for engineering design services related to a proposed railroad spur track. The agreement provides for a fee of $35,760.

        Subsequent to December 31, 2001, the Company entered into an agreement with Value Add Ventures, LLC for services to assist the Company in its negotiation of contracts, planning of the equity marketing effort, securing debt financing and other responsibilities related to the development of the ethanol plant. Fees for these services shall not exceed $1,500 per week, plus out of pocket expenses not to exceed $750 during any given week. The agreement includes bonus provisions of up to $75,000 upon receipt of a binding commitment for debt financing within specified time periods as outlined in the agreement. Either party may terminate the agreement with 14 days written notice.

        Subsequent to December 31, 2001, the Board of Directors approved a registration statement to be filed with the Securities and Exchange Commission for the sale of units in an initial public offering. A minimum of 9,000 units and a maximum of 18,000 units (exclusive of units issued prior to the initial public offering) will be offered for sale in the public offering at a price of $1,000. Each investor is required to purchase a minimum of 10 units. The minimum amount of the offering is $9,000,000, with a maximum potential amount raised of $18,000,000. In the event subscriptions for the minimum are not received and accepted or events occur that prevent the escrow from being broken (such as non-execution of debt financing agreements), amounts received from subscriptions will be returned to the purchaser with interest based on interest earned on the escrow account, less applicable fees. Subscriptions require submission of 10% of the offering price, with the remaining amount subject to call of the Board of Directors. In the event a subscriber does not pay for their units in full, all amounts previously collected are forfeited to the Company.

EAST KANSAS AGRI-ENERGY, LLC
(A DEVELOPMENT STAGE COMPANY)

UNAUDITED BALANCE SHEETS

	September 30,
	2002	2001
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$447,320	$89,503
Prepaid offering costs	103,781	—

Total current assets	551,101	89,503

PROPERTY, PLANT AND EQUIPMENT
Office equipment	5,019	—
Construction in progress	57,117	—

	62,136
Less accumulated depreciation	109	—

	62,027	—

OTHER ASSETS
Land option	5,000	—

Total assets	$618,128	$89,503

LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES
Accounts payable
Trade	$43,901	$1,420
Construction costs	10,846	—
Related party	25,169	1,920
Notes payable	—	98,000

Total current liabilities	79,916	101,340

LONG-TERM DEBT	75,000	—

MEMBERS' EQUITY
Capital contributions, 20,000 units authorized, 2002—1,220 units issued and outstanding	1,220,000	—
Deficit accumulated during the development stage	(756,788)	(11,837)

Total members' equity	463,212	(11,837)

TOTAL LIABILITIES AND EQUITY	$618,128	$89,503

See Notes to Financial Statements

EAST KANSAS AGRI-ENERGY, LLC
(A DEVELOPMENT STAGE COMPANY)

UNAUDITED STATEMENTS OF OPERATIONS

	Nine months Ended September 30, 2002	From January 3, 2001 (Date of Inception) to September 30, 2001	From January 3, 2001 (Date of Inception) to September 30, 2002
REVENUE	$—	$—	$—
OPERATING EXPENSES
Organizational expenses	—	—	3,643
Start-up expenses	107,105	11,837	133,946

	107,105	11,837	137,589

OTHER INCOME (Expense)
Interest income	3,199	—	3,199
Other income	2,000	—	2,000

	5,199	—	5,199

NET LOSS	$(101,906)	$(11,837)	$(132,390)

BASIC AND DILUTED LOSS PER UNIT	$(93)

WEIGHTED AVERAGE UNITS OUTSTANDING, BASIC AND DILUTED	1,097

See Notes to Financial Statements

EAST KANSAS AGRI-ENERGY, LLC
(A DEVELOPMENT STAGE COMPANY)

UNAUDITED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

	Units	Contributed Capital	Deficit Accumulated During the Development Stage	Total
Balance, January 3, 2001 (Date of Inception)	—	$—	$—	$—
Net loss for the nine months ended September 30, 2001	—	—	(11,837)	(11,837)

Balance as of September 30, 2001	—	—	(11,837)	(11,837)
Net loss for the three months ended December 31, 2001	—	—	(18,647)	(18,647)

Balance as of December 31, 2001	—		(30,484)	(30,484)
Units issued	1,220	610,000	—	610,000
Impact of units issued at a discount	—	610,000	(610,000)	—
Cost of raising capital	—	—	(14,398)	(14,398)
Net loss for the nine months ended September 30, 2002	—	—	(101,906)	(101,906)

Balance as of September 30, 2002	1,220	$1,220,000	$(756,788)	$463,212

See Notes to Financial Statements

EAST KANSAS AGRI-ENERGY, LLC
(A DEVELOPMENT STAGE COMPANY)

UNAUDITED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30, 2002	From January 3, 2001 (Date of Inception) to September 30, 2001	From January 3, 2001 (Date of Inception) to September 30, 2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(101,906)	$(11,837)	$(132,390)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation	109	—	109
Increase (decrease) in current liabilities:
Accounts payable	57,625	3,340	69,070

Net cash (used in) operating activities	(44,172)	(8,497)	(63,211)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of equipment	(5,019)	—	(5,019)
Purchase of land option	(5,000)	—	(5,000)
Construction in process	(46,271)	—	(46,271)

Net cash (used in) investing activities	(56,290)	—	(56,290)

CASH FLOWS FROM FINANCING ACTIVITIES
Cost of raising capital	(68,027)	—	(118,179)
Proceeds from notes payable	—	98,000	137,000
Repayment of notes payable	(126,000)	—	(137,000)
Proceeds from long-term debt	—	—	75,000
Capital contributions	555,000	—	610,000

Net cash provided by financing activities	360,973	98,000	566,821

NET INCREASE IN CASH AND CASH EQUIVALENTS	260,511	89,503	447,320
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	186,809	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$447,320	$89,503	$447,320

NON CASH INVESTING AND FINANCING ACTIVITIES
Prepaid expenses reclassified to cost of raising capital	$35,754	$—	$—

Construction costs incurred	$10,846	$—	$—

See Notes to Financial Statements

EAST KANSAS AGRI-ENERGY, LLC
(A DEVELOPMENT STAGE COMPANY)

NOTES TO UNAUDITED FINANCIAL STATEMENTS

SEPTEMBER 30, 2002

NOTE 1— SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

        East Kansas Agri-Energy, LLC, (a development stage Kansas limited liability company) to be located in Garnett, Kansas, was organized to pool investors to build a 20 million gallon ethanol plant with distribution within the United States. Construction is projected to begin in the year 2002. As of September 30, 2002, the Company is in the development stage with its efforts being principally devoted to organizational and financing activities.

        The Company was formally organized as a limited liability company as of October 16, 2001. Prior to that date the Company operated as a general partnership with no formal partnership agreement.

Basis of Accounting

        The unaudited financial statements contained herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles.

        In the opinion of management, all adjustments considered necessary for a fair presentation have been included in the accompanying financial statements.

        These financial statements should be read in conjunction with the financial statements and notes included in the Company's financial statements for the period ended December 31, 2001.

Property and Equipment

        Property and equipment are stated at cost. Significant additions are capitalized, while expenditures for maintenance, repairs and minor renewals are charged to operations when incurred. Office equipment is depreciated over the estimated useful life of 5 to 10 years on a straight-line basis.

        Construction in progress consists of amounts incurred for the engineering and other construction planning costs of the ethanol plant, capitalized interest and other costs that meet capitalization criteria. As of September 30, 2002, construction in progress consisted of engineering and permit application costs.

        The Company reviews its property and equipment for impairment whenever events indicate that the carrying amount of the asset may not be recoverable. An impairment loss is recorded when the sum of the future cash flows is less than the carrying amount of the asset. The amount of the loss is determined by comparing the fair market values of the asset to the carrying amount of the asset.

Other income

        Other income consists of amounts received from unaffiliated organizations to assist in the organization and development of the Company. Amounts are recorded as other income when there is no obligation to repay the organization.

(Continued on next page)

Earnings per unit

        Earnings per unit are calculated based on the period of time units have been issued and outstanding. At September 30, 2002, there were no securities that could potentially dilute the computation of basic earnings per unit.

Recently Issued Accounting Pronouncements

        The Financial Accounting Standards Board has recently issued Statement 143 regarding Accounting for Asset Retirement Obligations, Statement 145 regarding Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections and Statement 146 regarding Accounting for Costs Associated with Exit or Disposal Activities. Management does not expect the implementation of these pronouncements to have a significant effect on the financial statements.

Estimates

        Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses. Actual results could differ from the significant estimates used.

NOTE 2— NOTE PAYABLE—UNSECURED CREDITORS

        During 2001, the Company borrowed $1,000 each from 137 unsecured creditors. The amounts were received from the creditors as investments at risk, with no guarantee of repayment and no interest due on repayment. During the nine months ended September 30, 2002, the Company repaid the remaining balance of these notes payable.

NOTE 3— MEMBERS' EQUITY

        Initial investors purchased their units at $500 per unit subject to a private placement memorandum. As part of the Company's initial public offering, units will be offered at a minimum of $1,000 per unit. The difference has been reflected as a discount on the units and has been recorded as a distribution.

        The units issued in accordance with the private placement memorandum are not subject to repurchase in the event escrow related to the initial public offering is not broken.

        Upon completion of the private placement memorandum, costs related to the issuance of the units of $14,398 were charged to members' equity.

(Continued on next page)

NOTE 4— GRANT INCOME

        The Company received grants as follows:

Kansas Grain Sorghum Commission	$5,000
Kansas Corn Commission	7,000
Kansas Cooperative Development Center	5,000

$17,000

        Each of the above grants was provided to the Company for purposes of funding a feasibility study. As of September 30, 2002, all of the above grants were received. Through September 30, 2002 and 2001, the grant has been deducted from the costs related to the feasibility study incurred and deducted from start-up expenses.

NOTE 5— RELATED PARTY TRANSACTIONS

        The project coordinator (Note 6) purchased membership units during the nine months ended September 30, 2002.

        Of the previously unsecured creditors (Note 2), 122 are members of record as of September 30, 2002, owning 10 units each.

NOTE 6— COMMITMENTS AND CONTINGENCIES

        On March 14, 2002, the Company entered into an option agreement to purchase approximately 10 acres of land. The option was purchased for $5,000, which will be applied to the total purchase price if the option is exercised. The agreement provides for a purchase price of $9,000 per acre, plus the cost to replace boundary fencing and relocate an existing structure along with water and electric utilities. The option expires on March 13, 2003.

        The Company has an agreement with its project coordinator to defer a portion of fees earned until stock sales are authorized. The deferred amount included in accounts payable as of September 30, 2002 was $24,320.

        The Company leases office space under a month-to-month operating lease. Rent expense for the nine months ended September 30, 2002 was $2,000.

        On May 14, 2002, the Company entered into an option to purchase real property for the plant site with a fair value of approximately $172,500. The option is for the purchase of approximately 23 acres within the Golden Prairie Industrial Park of the City of Garnett, Kansas for $1. The option expires on December 1, 2002. Subsequent to September 30, 2002, the City of Garnett, Kansas extended the option to May 1, 2003.

        The Company entered into an agreement for preliminary engineering for the proposed ethanol plant with Fagan Engineering LLC. The agreement obligates the Company for no more than $30,000, of which approximately $11,000 had been incurred at September 30, 2002.

(Continued on next page)

        The Company entered into an agreement with Value Added Ventures, LLC for services to assist the Company in its negotiation of contracts, planning of the equity marketing effort, securing debt financing and other responsibilities related to the development of the ethanol plant. Fees for these services shall not exceed $1,500 per week, plus out of pocket expenses not to exceed $750 during any given week. The agreement includes bonus provisions of up to $75,000 upon receipt of a binding commitment for debt financing within specified time periods as outlined in the agreement. Either party may terminate the agreement with 14 days written notice.

        The Board of Directors approved a registration statement to be filed with the Securities and Exchange Commission for the sale of units in an initial public offering. A minimum of 9,000 units and a maximum of 18,000 units (exclusive of units issued prior to the initial public offering) will be offered for sale in the public offering at a price of $1,000 per unit. Each investor is required to purchase a minimum of 10 units. The minimum amount of the offering is $9,000,000, with a maximum potential amount raised of $18,000,000. In the event subscriptions for the minimum are not received and accepted or events occur that prevent the escrow from being broken (such as non-execution of debt financing agreements), amounts received from subscriptions will be returned to the purchaser with interest based on interest earned on the escrow account, less applicable fees. Subscriptions require submission of 10% of the offering price, with the remaining amount subject to call of the Board of Directors. In the event a subscriber does not pay for their units in full, all amounts previously collected are forfeited to the Company.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 2(a). OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee	$1,656.00
Legal fees and expenses	105,000.00
Accounting fees	27,000.00
Blue Sky filing fees	2,500.00
Printing expenses	20,000.00
Miscellaneous expenses	1,000.00

Total	$157,156.00	*

*
All of the above items except the registration fee and Blue Sky filing fees are estimated.

ITEM 2(b). INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Directors, officers, employees and agents of East Kansas Agri-Energy L.L.C. (the "Company") may be entitled to benefit from the indemnification provisions contained in the Company's Operating Agreement and the Kansas Limited Liability Companies Act (the "Act"). The general effect of these provisions is summarized below.

        The Operating Agreement provides that to the maximum extent permitted under the Act and other applicable law, no Member or Director of the Company shall be personally liable for any debt, obligation or liability of the Company merely by reason of being a Member or Director or both. No Director of the Company shall be personally liable to the Company or its Members for monetary damages for a breach of fiduciary duty by such Director; provided that the provision shall not eliminate or limit the liability of a Director for any of the following: (i) receipt of an improper financial benefit to which the Director is not entitled; (ii) liability for receipt of distributions in violation of the articles of organization, operating agreement, or Section 17-76,110 of the Act; (iii) a knowing violation of law; or (iv) acts or omissions involving fraud, bad faith or willful misconduct. To the maximum extent permitted under the Act and other applicable law, the Company, its receiver, or its trustee (in the case of its receiver or trustee, to the extent of Company Property) shall indemnify, save and hold harmless, and pay all judgments and claims against each Director relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Director, officer, or director in connection with the business of the Company, including reasonable attorneys' fees incurred by such Director, officer, or director in connection with the defense of any action based on any such act or omission, which attorneys' fees may be paid as incurred, including all such liabilities under federal and state securities laws as permitted by law. To the maximum extent permitted under the Act and other applicable law, in the event of any action by a Unit Holder against any Director, including a derivative suit, the Company shall indemnify, save harmless, and pay all costs, liabilities, damages and expenses of such Director, including reasonable attorneys' fees incurred in the defense of such action. Notwithstanding the foregoing provisions, no Director shall be indemnified by the Company to the extent prohibited or limited (but only to the extent limited) by the Act. The Company may purchase and maintain insurance on behalf of any Person in such Person's official capacity against any liability asserted against and incurred by such Person in or arising from that capacity, whether or not the Company would otherwise be required to indemnify the Person against the liability.

        Generally, under Kansas law a member or manager is not personally obligated any debt or obligation of the Company solely because they are a member or manager of the Company. However, Kansas law allows a member or manager to agree to become personally liable for any or all debts, obligations and liabilities if the Operating Agreement so provides.

        The principles of law and equity supplement the Act, unless displaced by particular provisions of the Act.

        There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, member, manager, employee or agent.

ITEM 2(c). RECENT SALES OF UNREGISTERED SECURITIES

        Since the Company's formation on October 16, 2001, it has issued and sold the following Units. All sales were made only to accredited investors as defined under Rule 501(a), Regulation D. Each of these sales were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and Rule 506 of the Securities Act as transactions by an issuer not involving a public offering. No underwriting discounts or commissions were paid in these transactions. The Company conducted no general solicitation in connection with the offer or sale of the securities. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to, or for sale in connection with, any distribution thereof, and appropriate legends were affixed to Unit certificates and instruments issued in such transactions. All purchasers (other than the original 10 directors) were provided a private placement memorandum containing all material information concerning the Company and the offering. All purchases were made with cash; the total amount of cash consideration for these securities was $610,000.

TITLE	AMT	DATE	PRICE
Brummel Farm Service, Inc	10	11/13/01	$500
Scott A. Burkdoll & Linda Burkdoll, JTROS	10	11/13/01	$500
Caldwell Farms, Inc.	10	11/13/01	$500
DKG Farms, Inc.	10	11/13/01	$500
LeRoy Cooperative Association	10	11/13/01	$500
H&M Angus Farms	10	11/13/01	$500
William R. and Ruth Pracht, JTROS	10	11/13/01	$500
Douglas L. &/or Kim Strickler Living Trust	10	11/13/01	$500
Westagard Farms, Inc.	10	11/13/01	$500
B&J Cattle Co. Ptnr.	10	11/13/01	$500
Ag. Energy Investors, Ptnr.	10	11/13/01	$500
Walter L. Adams	10	2/1/02	$500
William M. Barnes & Mernie K. Barnes, JTROS	10	2/1/02	$500
Randal Beckman & Marsha Beckman, JTROS	10	2/1/02	$500
Vance L. Beebe & Donna J. Beebe, JTROS	10	2/1/02	$500
Robert L. Beeley & Gwen G. Beeley, JTROS	10	2/1/02	$500
Jerry W. Brant & Sherrie E. Brant, JTROS	10	2/1/02	$500
Glen Robert Brownback Trust	10	2/1/02	$500
Bryan Enterprises, Inc.	10	2/1/02	$500
Larry D. Burkdoll & Lora A. Burkdoll, JTROS	10	2/1/02	$500
Mark W. Burkdoll	10	2/1/02	$500
Tim Burkdoll & Phyllis Burkdoll, JTROS	10	2/1/02	$500
Trent Burkdoll	10	2/1/02	$500
David C. Byerley & Michelle S. Byerley, JTROS	10	2/1/02	$500
C.D. Schulte Agency, Inc.	10	2/1/02	$500
C & R Farms Partnership	10	2/1/02	$500
Cedar Valley Investors, L.L.C.	10	2/1/02	$500
Kenneth Claerhout & Janice Claerhout, JTROS	10	2/1/02	$500

Jimmy W. Cooper & June Cooper, JTROS	10	2/1/02	$500
June Cooper & Jimmy W. Cooper, JTROS	10	2/1/02	$500
Scott W. Cooper & Terri B. Cooper, JTROS	10	2/1/02	$500
W.H. Craig & Barbara Craig, JTROS	10	2/1/02	$500
Michael L. Croucher & Nancy J. Croucher, JTROS	10	2/1/02	$500
Steven H. Curtis & Ann Lee Curtis, JTROS	10	2/1/02	$500
Cutting Edge Excavating & Trucking, Inc.	10	2/1/02	$500
Leonard Davison	10	2/1/02	$500
Davlan Swine Producers Partnership	10	2/1/02	$500
Larry De Poe & Sandra J. De Poe, JTROS	10	2/1/02	$500
Lonnie De Poe & Bobbye De Poe, JTROS	10	2/1/02	$500
Douglas Dieker & Donna K. Dieker, JTROS	10	2/1/02	$500
Joe Donohue & Roberta Donahue, JTROS	10	2/1/02	$500
Bernard Dumcum & Sue Dumcum, JTROS	10	2/1/02	$500
Ronald E. Dunbar Trust	10	2/1/02	$500
Dunlop Farms, Inc.	10	2/1/02	$500
Roy S. Edwards & Cynthia S. Edwards, JTROS	10	2/1/02	$500
Patrick A. Egidy & Deborah L. Edigy, JTROS	10	2/1/02	$500
Michael C. Emerson & Shana K. Emerson, JTROS	10	2/1/02	$500
Rick Feuerborn & Kathy Feuerborn, JTROS	10	2/1/02	$500
Filbrun Farms Partnership	10	2/1/02	$500
Carol Foltz & Charles L. Foltz, JTROS	10	2/1/02	$500
Charles L. Foltz & Carol Foltz, JTROS	10	2/1/02	$500
Stephen Frank & Jean M. Frank, JTROS	10	2/1/02	$500
Steve Froggatte & Sherry Froggatte, JTROS	10	2/1/02	$500
Garnett Publishing Inc.	10	2/1/02	$500
Michael R. Guetterman & Jodi M. Guetterman, JTROS	10	2/1/02	$500
Guetterman Brothers Farms, Inc.	10	2/1/02	$500
Ruth Lee Hastert & Glenn F. Hastert, JTROS	10	2/1/02	$500
Michael J. Hastert	10	2/1/02	$500
Eugene Highberger	10	2/1/02	$500
Charles R. Hirt & Marian K. Hirt, JTROS	10	2/1/02	$500
David L. Hirt Trust	10	2/1/02	$500
Garry Holloway & Kathy Holloway, JTROS	10	2/1/02	$500
Ona M. Hunt	10	2/1/02	$500
David W. Hurrelbrink	10	2/1/02	$500
Kansas Agencies & Investment	10	2/1/02	$500
Bernard A Katzer & Barbara L. Katzer, JTROS	10	2/1/02	$500
Maurice H. Katzer & Venita Kay Katzer, JTROS	10	2/1/02	$500
Robert A. Katzer & Shirley J. Katzer, JTROS	10	2/1/02	$500
Dan Kipper & Donna E. Kipper, JTROS	10	2/1/02	$500
Krik Kin Inv. Partnership	10	2/1/02	$500
Kueser Brothers Partnership	10	2/1/02	$500
Dwayne La Galle & Rhonda La Galle, JTROS	10	2/1/02	$500
Fleet Lassetter	10	2/1/02	$500
Walter Lickteig & Dorothy L. Lickteig, JTROS	10	2/1/02	$500
Ronald D. Linsey & Beverly S. Linsey, JTROS	10	2/1/02	$500
James C. Lutz & Betty J. Lutz, JTROS	10	2/1/02	$500
Charles D. Lybarger Trust	10	2/1/02	$500
Lybarger Oil, Inc.	10	2/1/02	$500

M & R Grain Farming, Inc.	10	2/1/02	$500
Ivan F. & Marcia K. Mader Trust	10	2/1/02	$500
Judy E. Mader	10	2/1/02	$500
Earl J. Madison & Bernadette Madison, JTROS	10	2/1/02	$500
Mary McCauley, Inc.	10	2/1/02	$500
McClure Brothers Farms, L.L.C.	10	2/1/02	$500
McGhee Farms Partnership	10	2/1/02	$500
Craig W. Mentzer & Denise E. Mentzer, JTROS	10	2/1/02	$500
Meyers Companies, Inc.	10	2/1/02	$500
Miller Farms Partnership	10	2/1/02	$500
James D. Miller & Jayne Y. Miller, JTROS	10	2/1/02	$500
Virgil Miller & Nancy Miller, JTROS	10	2/1/02	$500
Timothy J. Morgan	10	2/1/02	$500
Richard F. Moore & Mary M. Moore, JTROS	10	2/1/02	$500
Robert L. Peine & Sandra S. Peine, JTROS	10	2/1/02	$500
Ross W. & Euleta M. Porter Trust	10	2/1/02	$500
Donald D. Resch, Jr. & Linda S. Resch, JTROS	10	2/1/02	$500
Roy R. Rodgers & Sue C. Rodgers, JTROS	10	2/1/02	$500
Benedick L. Rockers & Kathleen R. Rockers, JTROS	10	2/1/02	$500
Roger Rockers	10	2/1/02	$500
John H. Rolf & Beverly J. Rolf, JTROS	10	2/1/02	$500
Gerald Scheckel & Leslie Scheckel, JTROS	10	2/1/02	$500
Schulte-Schulte Partnership	10	2/1/02	$500
C.D. Schulte & Jane Schulte, JTROS	10	2/1/02	$500
Susan E. Short & David A. Short, JTROS	10	2/1/02	$500
Dianne M. Shilling & Ronald W. Shilling, JTROS	10	2/1/02	$500
Shilling Brothers Partnership	10	2/1/02	$500
Ronald W. Shilling & Dianne M. Shilling, JTROS	10	2/1/02	$500
Frank W. Specht & John Barry Specht, JTROS	10	2/1/02	$500
Mike Spencer	10	2/1/02	$500
Larry Stewart & Mary Stewart, JTROS	10	2/1/02	$500
Carl Sobba & Iona M. Sobba, JTROS	10	2/1/02	$500
Sunflower Pork, Inc.	10	2/1/02	$500
Sylvester Ranch, Inc.	10	2/1/02	$500
Ricky Thompson & Connie Thompson	10	2/1/02	$500
Timmons Brothers Farms Partnership	10	2/1/02	$500
Kerry O. Trostle Trust	10	2/1/02	$500
United Cooperative, Inc.	10	2/1/02	$500
Webski Inv. Alliance	10	2/1/02	$500
Fern C. Wolken & John B. Wolken, JTROS	10	2/1/02	$500
John B. Wolken & Fern C. Wolken, JTROS	10	2/1/02	$500
Louis Wolken & Jeanette Wolken, JTROS	10	2/1/02	$500
Theron J. Wray Trust & Velma Louise Wray, JTROS	10	2/1/02	$500
John W. Wray & Brenda A. Wray, JTROS	10	2/1/02	$500

ITEM 2(d). EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Exhibit Title
3.1	Articles of Organization
3.2	Amended and Restated Operating Agreement
4.1	Form of Membership Unit Certificate
4.2	Form of Subscription Application and Agreement
4.3	Escrow Agreement dated November 14, 2002
5.1	Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain securities matters dated January 15, 2002(1)
8.1	Opinion of Brown, Winick, Graves, Gross, Baskerville & Schoenebaum, P.L.C. as to certain tax matters dated January 15, 2002(1)
10.1	Letter of Intent by and between Fagen Inc. and East Kansas Agri-Energy, L.L.C. dated July 25, 2001
10.2	July 1, 2002 Consulting Agreement with Value Add Ventures, LLC
10.3	May 14, 2002 Option to Purchase Real Estate from the City of Garnett
10.4	March 14, 2002 Option to Purchase Real Estate from Clarence L. White and Berneice F. White
23.1	Consent of Eide Bailly LLP(1)

(1)
Filed herewith, all others previously filed.

ITEM 2(e). UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form 5-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are organized by reference in the registration statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Garnett, State of Kansas on this 22nd day of January, 2003.

EAST KANSAS AGRI-ENERGY, L.L.C.
By:	/s/ WILLIAM R. PRACHT William R. Pracht, Chairperson (Principal Executive Officer)

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated for of East Kansas Agri-Energy, L.L.C. on the 22nd day of January, 2003.

Signature	Capacity
/s/ WILLIAM R. PRACHT William R. Pracht	Chairperson of the Board and Member Also signing as attorney-in-fact for Board members not signing personally
/s/ ROGER BRUMMEL Roger Brummel	Vice-Chairperson of the Board and Member
/s/ DANIEL V. MORGAN Daniel V. Morgan	Secretary and Member
/s/ JILL A. ZIMMERMAN Jill A. Zimmerman	Treasurer and Member (Principal Accounting Officer) (Principal Financial Officer)
/s/ DANIEL L. GUETTERMAN Daniel L. Guetterman	Director and Member
/s/ JAMES WESTAGARD James Westagard	Director and Member
/s/ DONALD S. MEATS Donald S. Meats	Director and Member
/s/ DOUGLAS L. STRICKLER Douglas L. Strickler	Director and Member
/s/ SCOTT A. BURKDOLL Scott A. Burkdoll	Director and Member
/s/ GLENN A. CALDWELL Glenn A. Caldwell	Director and Member

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TABLE OF CONTENTS
PROSPECTUS SUMMARY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
OFFERING PROCEEDS
USE OF OFFERING PROCEEDS
CAPITALIZATION
DILUTION
Total Number of Units Purchased
Total Consideration and Average Per Unit Price(2)
BENEFICIAL OWNERSHIP
UNITS BENEFICIALLY OWNED BY DIRECTORS AND OFFICERS
MANAGEMENT'S PLAN OF OPERATION
BUSINESS
Estimated Ethanol Demand in Billions of Gallons Source: National Corn Growers Association
Average U.S. Market Pricing of Ethanol, Gasoline and Corn
U.S. FUEL ETHANOL PRODUCTION CAPACITY million gallons per year (mmgy)
MANAGEMENT
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
LIMITATIONS OF DIRECTORS' AND UNIT HOLDERS' LIABILITY AND INDEMNIFICATION
PLAN OF DISTRIBUTION
DESCRIPTION OF MEMBERSHIP UNITS
RESTRICTIONS ON TRANSFER OF UNITS
SUMMARY OF OUR OPERATING AGREEMENT
FEDERAL INCOME TAX CONSEQUENCES OF OWNING OUR UNITS
LEGAL MATTERS
TRANSFER AGENT
ADDITIONAL INFORMATION
INDEX TO FINANCIAL STATEMENTS
INDEPENDENT AUDITORS' REPORT
EAST KANSAS AGRI-ENERGY, LLC (A Development Stage Company) Garnett, Kansas BALANCE SHEET DECEMBER 31, 2001
EAST KANSAS AGRI-ENERGY, LLC (A Development Stage Company) Garnett, Kansas STATEMENT OF OPERATIONS For the Period From January 3, 2001 (Date of Inception) Through December 31, 2001
EAST KANSAS AGRI-ENERGY, LLC (A Development Stage Company) Garnett, Kansas STATEMENT OF CHANGES IN MEMBERS' EQUITY For the Period From January 3, 2001 (Date of Inception) Through December 31, 2001
EAST KANSAS AGRI-ENERGY, LLC (A Development Stage Company) Garnett, Kansas STATEMENT OF CASH FLOWS For the Period From January 3, 2001 (Date of Inception) Through December 31, 2001
EAST KANSAS AGRI-ENERGY, LLC (A Development Stage Company) Garnett, Kansas NOTES TO FINANCIAL STATEMENTS December 31, 2001
EAST KANSAS AGRI-ENERGY, LLC (A DEVELOPMENT STAGE COMPANY) UNAUDITED BALANCE SHEETS
EAST KANSAS AGRI-ENERGY, LLC (A DEVELOPMENT STAGE COMPANY) UNAUDITED STATEMENTS OF OPERATIONS
EAST KANSAS AGRI-ENERGY, LLC (A DEVELOPMENT STAGE COMPANY) UNAUDITED STATEMENTS OF CHANGES IN MEMBERS' EQUITY
EAST KANSAS AGRI-ENERGY, LLC (A DEVELOPMENT STAGE COMPANY) UNAUDITED STATEMENTS OF CASH FLOWS
EAST KANSAS AGRI-ENERGY, LLC (A DEVELOPMENT STAGE COMPANY) NOTES TO UNAUDITED FINANCIAL STATEMENTS SEPTEMBER 30, 2002
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 2(a). OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 2(b). INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 2(c). RECENT SALES OF UNREGISTERED SECURITIES
  ITEM 2(d). EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
  ITEM 2(e). UNDERTAKINGS
SIGNATURES